CRITEO

Brochure

Combined Shareholder’s Meeting

to be held June 25, 2024

Management Report From The Board Of Directors On The Statutory Annual Accounts And The Consolidated Financial Statements

Fiscal year ending December 31, 2023

Management Report

Presentation of Criteo Group and Criteo S.A. operations

Group’s operations during the latest financial year

Founded in 2005, Criteo S.A. is a French technology company, headquartered in Paris and listed on NASDAQ, with a strong presence worldwide. The Company began its commercial activities in France in 2007 and have since expanded its business into Western Europe, North America (in 2009), and the Asia-Pacific region (in 2010). Several acquisitions over the years, such as HookLogic, Inc. in 2016, Mabaya in 2021, Iponweb in 2022 and more recently Brandcrush in 2023, have supported the company’s growth and allowed us to steadily develop our offering and market presence.

Criteo is a global technology company driving superior commerce outcomes for marketers and media owners through the world’s leading Commerce Media Platform. It operates in commerce media, the future of digital advertising leveraging commerce data and artificial intelligence ("AI") to connect ecommerce, digital marketing and media monetization to reach consumers throughout their shopping journey. Criteo’s vision is to bring richer experiences to every consumer by supporting a fair and open internet that enables discovery, innovation, and choice – powered by trusted and impactful advertising. Criteo accelerated and deeply transformed the Company from a single-product to a multi-solution platform provider, fast diversifying its business into new solutions.

Criteo enables brands', retailers' and media owners’ growth by providing best-in-class marketing and monetization services and infrastructure on the open Internet, driving approximately $29 billion of commerce outcomes for our clients – in the form of product sales for retailers, brands and marketers and advertising revenues for media owners. Criteo differentiates itself by delivering the best performing commerce audiences at scale and it delivers this value by activating commerce data in a privacy-by-design way through proprietary AI technology to reach and engage consumers in real time with highly relevant digital advertisements ("ads") based on shared characteristics across all stages of the consumer journey. Criteo’s data offers deep insights into consumer intent and purchasing habits.

Criteo’s focus is on commerce media. As of December 31, 2023, the Company served approximately 18,000 clients including many of the largest and most sophisticated consumer brands, retailers, commerce companies and media owners in the world. Criteo partners with them to capture user activity on their websites and mobile applications ("apps"), which is defined as digital properties, and leverage that data to deliver superior ad performance to help marketers, brands and agencies reach their campaign objectives from top to bottom of the marketing funnel. This includes powering the retail media ecosystem as Criteo enables brands to reach shoppers with relevant ads near the digital point of sale on retailer and marketplace websites while enabling retailers to monetize their ad inventory and add a new, high margin revenue stream. In each of the last three years, Criteo’s average client retention rate, as measured on a quarterly basis, was approximately 90%.

Criteo has established its leading market position in commerce media by focusing on three key assets that differentiate it: actionable commerce data, extensive media access, and world-class predictive AI technology. Criteo’s large dataset is uniquely focused on commerce and shoppers, its media access across its broad direct network of media owner partners provides large consumer reach, as it sees over 700 million daily active users and our purpose-built AI technology activates this data and media to drive multiple commerce outcomes for its clients. Criteo continuously innovates, broadens its reach and leverages and strengthens Criteo’s Buyer Index, one of the world’s biggest privacy-compliant data sets built through collaboration within its open ecosystem of marketer and media owner clients. Criteo's Buyer Index uses shopper intent data mapped to contextual signals to drive superior marketing outcomes.

Since 2018, and accelerating since 2020, Criteo has deeply transformed itself and is now a multi-solution Commerce Media platform provider. The Criteo Commerce Media Platform is the only unified platform that directly connects advertisers with retailers and publishers on the open internet. Criteo offers marketer and media owner clients a single platform for first-party data-based marketing and monetization, that provides a holistic suite of solutions, powered by AI technology and activates the world’s largest set of commerce data. Criteo’s technology is optimized to drive trusted and impactful business outcomes efficiently and effectively for its brand, retailer and media owner clients. These include, for example, driving engagement for its clients' brand, shop, app, products and services, driving product sales, driving app installs and consumer visits, driving product consideration from targeted commerce audiences, or driving advertising revenue for media owners and retailers by monetizing their data and audiences with consumer brands.

Criteo reports its business results as three operating and reportable segments: Marketing Solutions, Retail Media and Iponweb.

• Marketing Solutions: This segment allows commerce companies to address multiple marketing goals by engaging their consumers with personalized ads across the web, mobile and offline store environments. The revenues of this segment for the year 2023 amounted to €1,496.0 million vs €1,675.2 million in 2022.

• Retail Media: This segment allows retailers to generate advertising revenues from consumer brands, and/or to drive sales for themselves, by monetizing their data and audiences through personalized ads, either on their own digital property or on the open Internet, that address multiple marketing goals. The revenues of this segment for the year 2023 amounted to €193.2 million vs €192.3 million in 2022.

• Iponweb: This segment specializes in building real-time advertising technology and trading infrastructure, delivering advanced media buying, selling, and packaging capabilities for media owners, agencies, performance advertisers, and 3rd-party ad tech platforms. The revenues of this segment for the year 2023 amounted to €113.2 million vs €51.6 million in 2022.

In accordance with Article L. 225-100-1. I. 4° of the French Commercial Code, all the internal control and risk management procedures relating to the preparation and processing of accounting and financial information have been implemented.

Except where the context otherwise requires, all reference in this Management Report to “Criteo”, or the “Group” are to Criteo S.A. and its subsidiaries, taken together, and all reference to the “Company” are to Criteo S.A.

Activity of subsidiaries and controlled companies

The following table presents the results of the Company’s subsidiaries for the fiscal year ended December 31, 2023.

Subsidiaries	% of ownership	Revenue 2023 (k€)	Net Income / (loss) 2023 (k€)
Criteo France S.A.S. (France)	100%	110,880	314
Criteo Ltd (UK)	100%	56,604	430
Criteo GmbH (Germany)	100%	244,355	1,227
Criteo B.V. (Netherlands)	100%	44,685	601
Criteo Corp. (USA)	100%	694,473	15,551
Criteo do Brasil Desenvolvimento De Serviços De Internet LTDA. (Brazil)	100%	37,006	2,048
Criteo Australia Pty Ltd (Australia)	100%	19,866	(510)
Criteo K.K. (Japan)	66%	200,146	3,075
Criteo Srl (Italy)	100%	44,764	346
Criteo Singapore PTE. LTD. (Singapore)	100%	29,060	539
Criteo LLC (Russia)	100%	—	(268)
Criteo España, S.L. (Spain - Madrid)	100%	36,826	354
Criteo Europa MM, S.L. (Spain - Barcelona)	100%	—	2,536
Criteo MEA FZ – LLC (Dubai)	100%	18,105	363
Criteo Reklamcilik Hzimetleri ve Ticaret A.Ş. (Turkey)	100%	11,989	98
Criteo Canada Corp. (Canada)	100%	21,991	424
Criteo India Private Limited (India)	100%	13,817	1,293
Criteo Korea Ltd (Korea)	100%	83,864	160
Criteo Nordics AB (Sweden)	100%	20,078	207

Doobie In Site Ltd (Israel)	100%	(15)	(698)
Criteo Technology S.A.S. (France)	100%	1	43,467
Iponweb Labs Limited (Cyprus)	100%	3,666	(31,099)
Iponweb Labs LLC (Armenia)	100%	—	159
Iponweb GmbH (Switzerland)	100%	31,479	981
Bidswitch GmbH (Switzerland)	100%	11,965	2,090
Bidswitch, Inc. (United States) (2)	100%	30,658	5,130
Iponweb GmbH (Germany) (2)	100%	5,782	(313)
Iponweb Limited (UK)(2)	100%	3,700	(269)
Iponweb, Inc. (United States) (1) (2)	100%	832	1,556
The Mediagrid, Inc. (United States)(2)	100%	25,146	393
Brandcrush Pty Ltd (Australia) (2)	100%	534	(182)

Source: The subsidiaries financials have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP

(1) Merged into Criteo Corp. on December 31, 2023.
(2) Entity indirectly owned by Criteo SA

Financial information and consolidated results of the Group and Criteo S.A.

The Group’s consolidated results

The consolidated financial statements for the financial year that ended on December 31, 2023 have been prepared in compliance with the standards set by IFRS (International Financial Reporting Standards), as adopted by the European Union. The main accounting methods, as well as the critical judgment and estimates are detailed in note 3.

As of December 31, 2023, the scope of consolidation is described in note 2.

Consolidated statement of income

The revenue of the Group for the 2023 financial year amounted to €1,802.5 million, a decrease of 6% compared to 2022.

Operational income amounted to €66.1 million in comparison to €25.0 million and the net consolidated income amounted to €45.5 million in comparison to €11.1 million. In both cases, the improvement is mainly driven by the increase in gross profit due to the growth in Retail Media and the contribution from Iponweb, which was partially offset by a decline in Marketing Solutions.

The €3.9 million financial and other expenses for the period ended December 31, 2023 was mainly driven by proceeds from disposal of non consolidated investments fully offset by the recognition of a negative impact of foreign exchange, including end of year non-cash marked to market , the accretion of earn-out liability related to Iponweb acquisition and financial expense relating to our €407 million available Revolving Credit Facility (RCF). At December 31, 2023, our exposure to foreign currency risk was centralized at Criteo S.A. and hedged using foreign currency swaps or forward purchases or sales of foreign currencies.

Tax expenses amounted to €16.7 million. This is mainly the result of €40.4 million in current taxes and in deferred taxes for €(23.6) million. The main elements of the Group's taxes are presented on note 10 of the notes to the consolidated accounts.

The consolidated net profit attributable to the Criteo S.A. shareholder was a profit of €44.2 million (vs €9.3 million in 2022); the minority interests’ share was €1.3 million.

Consolidated statement of position (balance sheet)

The total amount of the consolidated balance sheet was €2,195.6 million at the end of 2023 and is comprised of:

–Non-current assets amounted to €979.2 million, in comparison to €1,019.4 million in 2022 and were mainly goodwill for €474.4 million and intangible assets for €163.7 million.

–Current assets amounted to €1,216.3 million and were mainly external accounts receivable for €701.9 million and cash for a total of €304.0 million.

–Group equity amounted to €970.6 million, including the Group’s profit for the period for €44.2 million in comparison to €982.6 million in 2022

–Current liabilities amounted to €1,069.1 million and were mainly comprised of payables to external suppliers for an amount of €760.2 million and other current liabilities for an amount of €257.4 million.

Consolidated cash position and funding

Cash and cash equivalents include liquid assets and interest-bearing current accounts. These elements classified under cash are used to fund the Group's operations.

Criteo holds investments in marketable securities, consisting mainly of term deposits with banks, not meeting the cash equivalents definition, presented as non-current assets.

As of December 31, 2023, the Group’s cash and cash equivalents were €304.0 million vs €326.5 million in 2022. The Group had no bank overdraft as of December 31, 2023.

The variations and main elements of the cash and cash equivalents are presented in note 19 of the consolidated financial accounts.

Criteo is party to a revolving credit facility agreement (“RCF”) with a syndicate of banks which allows the Group to draw up to €407.0 million. The RCF is unsecured and contain customer events of default and covenants, including compliance with a total net debt to adjusted EBITDA ratio and restrictions on the incurrence of additional indebtedness.

In November 2023, Criteo updated certain terms of its €407.0 million RCF to a €407.0 million sustainability-linked credit facility, the framework for which was provided for in the initial credit facility agreement. Certain terms and conditions of the amended credit facility are now linked to our sustainability goals to increase the representation of women in tech roles and reduce our GHG emissions, while the rest of the credit facility agreement remains unchanged.

The Group also has short-term credit lines and overdraft facilities with HSBC plc, BNP Paribas and LCL. Criteo is authorized to draw up to a maximum of €21.5 million in the aggregate under the short-term credit lines and overdraft facilities. As of December 31, 2023, Criteo had not drawn on any of these facilities. Any loans or overdraft under these short-term facilities bear interest based on the one-month EURIBOR rate or three-month EURIBOR rate. As these facilities are exclusively short-term credit and overdraft facilities, Criteo’s banks have the ability to terminate such facilities on short notice.

At December 31, 2023, no amount was drawn under the RCF and Criteo was in compliance with the required leverage ratio.

Commitments and contingencies

As of December 31, 2023, the Group had €58.8 million of other non-cancellable contractual obligations, primarily related to software licenses, maintenance and €1.8 million bandwidth for the servers.

Criteo S.A. results

The annual financial statements for the financial year ended December 31, 2023, which we are submitting for your approval, including the balance sheet, the income statement, and the accompanying notes to the financial statements, have been prepared in accordance with the French standards following group principles and methodology and in line with the presentation rules and appraisal methods provided by current regulations.

Income statement

During the financial year that ended on December 31, 2023, the Company generated net revenue of €36.0 million compared to €25.3 million in the previous financial year.
Other operating income amounted to €203.2 million compared to €199.5 million in the previous financial year.

Operating charges amounted to €286.4 million compared to €262.8 million in the previous financial year. The operating income was a loss of €(47.1) million compared to a loss of €(38.1) million in the previous financial year.

Financial income and financial expenses amounted to €183.0 million and €111.6 million, respectively, compared to €133.0 million and €120.1 million for the previous financial year. This led to a financial profit of €71.4 million compared to a €12.9 million profit for the 2022 financial year.

Consequently, the profit from ordinary operations before taxes amounted to €24.3 million compared to the loss from ordinary operations before taxes of €25.2 million in the previous financial year.

Exceptional income was €130.3 million in 2023 compared to €44.2 million in 2022. Exceptional expenses amounted to €144.68 million compared to €149.8 million in the previous financial year.

The financial year ended on December 31, 2023 ended with a net profit of €14.9 million compared to €(123.1) million loss in the previous financial year.

Balance sheet

As of December 31, 2023, the Company’s total assets amounted to €1,464.3 million compared to €1,574.6 million in the previous financial year.

Long-term investments amounted to €882.7 million compared to €920.8 million in the previous financial year.

Net current assets amounted to €572.2 million compared to €645.0 million in the previous financial year.
As of December 31, 2023, the share capital was €1.5 million compared to €1.6 million in the previous financial year, and additional paid-in capital was €169.4 million compared to €225.3 million in the previous financial year.

Liabilities amounted to €596.0 million for the year-ended December 31, 2023 compared to €616.3 million in the 2022 financial year, and were comprised of the following:

Loans and various financial debts(1)	€515.4	million
Accounts payable to suppliers and related accounts	€24.5	million
Accounts payable for taxes and social security	€7.4	million
Other accounts payable	€48.7	million
(1) comprised mainly of intra-company accounts payable for €383.5 million - in current assets, intra-company accounts receivable amount €84.5 million.

Group’s and Company’s results over the past five years :

The tables referred to in Article R. 225-102 of the French Commercial Code are attached to this report as Appendix A-1 and A-2, showing the Group's and the Company's results over the past five years.

Significant events

At Group level

Brandcrush acquisition

On February 28, 2023, Criteo acquired Brandcrush Pty Ltd, a company registered under the laws of Australia, whose platform enables the buying and selling of omnichannel retail media, including offline media channels. The consideration paid was AUD $16 million for the acquisition of shares, subject to certain financial adjustments.

Merger of Iponweb Inc. into Criteo Corp.

As part of the integration of the Iponweb business into Criteo, Iponweb Inc. was merged with and into Criteo Corp. as of December 31, 2023. As a reminder, on August 1, 2022, Criteo acquired the Iponweb business, a market-leading AdTech company with world-class media trading capabilities, for $250 million in a combination of cash and treasury shares, with an earn-out consideration of up to $100.0 million subject to certain financial and performance milestones.

Restructuring

In 2023, as part of its ongoing transformation, the Group initiated a restructuring by reducing its workforce by around 7%.

At Criteo S.A. level

Korean Branch liquidation

On April 27, 2023, Criteo opened the Korean branch, established in Seoul, Korea, under the name of Criteo S.A., Korea Branch, for the specific purpose of collecting an amount due to Criteo by the Korean tax authority. Following the collection of said amount, the Korean branch was liquidated on December 1st, 2023.

Capital reduction operations

On December 7, 2023, the Board of Directors of Criteo S.A. (the “Board of Directors”) decided to reduce the share capital of the Company by means of cancellation of 2,185,000 shares, corresponding to a share capital decrease of a nominal amount of €54,625. The excess of the price of the share over their nominal value (i.e.€57,656,804) has been charged on the premiums account.

Share repurchase program

On October 25, 2018 the Board of Directors authorized a share repurchase program of up to $80.0 million (€70.5 million) of the Company’s outstanding American Depositary Shares (the “SBB1”). The Company terminated this share repurchase program in 2018.

On July 26, 2019, the Board of Directors authorized a share repurchase program of up to $80.0 million (€71.4 million) of the Company's outstanding American Depositary Shares (the “SBB2”). The Company terminated this share repurchase program in February 2020.

On April 23, 2020, the Board of Directors authorized a share repurchase program of up to $30.0 million (€26.3 million) of the Company's outstanding American Depositary Shares (the “SBB3”). The Company completed this share repurchase program in July 2020.

On February 5, 2021, the Board of Directors authorized a share repurchase program (the “SBB4”) of up to $100.0 million (€84.9 million) of the Company's outstanding American Depositary Shares, that has been completed in December 2021.

On October 28, 2021, the Board of Directors extended SBB4 from $100.0 million to $175 million (€146.6 million) of the Company's outstanding American Depositary Shares, Criteo completed this tranche in June 2022.

On February 3, 2022 and December 7, 2022, the Board of Directors successively extended the Second SBB4 from $175 million to $280 million (€247.5 million) and then from $280 million to $480 million (€455.8 million) of the Company's outstanding American Depositary Shares. This latter tranche has not been completed yet.

As of December 31, 2023, the Company has 3,446,811 treasury shares which may be used to satisfy the Company’s obligations under its employee equity plans upon RSU vesting in lieu of issuing new shares, and for M&A activity.

The table below summarizes the movements of the share repurchase program in 2023:

In addition, a provision for risks has been recorded in the amount of €62.9 million to cover free share allocations.

Subsequent events

Share Repurchase Program extension

On February 1st, 2024, the Board of Directors extended the SBB4 from $480 million (€455.8 million) to $630 million of the Company's outstanding American Depositary Shares.

Main risks and uncertainties

Investing in Criteo’s securities involves a high degree of risks, including, but not limited to, the following:

1.If Criteo fails to innovate, enhance its brand, adapt and respond effectively to rapidly changing technology, its offerings may become less competitive or obsolete. Its investments in new solutions and technologies to address new marketing goals for its clients are inherently risky and may not be successful.
2.The market in which Criteo participates is intensely competitive, and the Company may not be able to compete successfully with its current or future competitors.
3.Criteo’s success depends on its ability to implement its business transformation and achieve its global business strategies.
4.The failure by Criteo AI Engine to accurately predict engagement by users could result in significant costs to Criteo, lost revenue and diminished business opportunities.
5. Third parties may implement technical restrictions that impede Criteo’s access to such data and revenue opportunities upon which Criteo relies, which could materially impact Criteo’s business and results of operations.
6.Criteo’s ability to generate revenue depends on its collection of significant amounts of data from various sources, which may be restricted by consumer choice, clients, publishers, browsers or other software, changes in technology, and new developments in laws, regulations and industry standards.
7. Criteo’s international operations and expansion expose the Company to several risks.
8. Regulatory, legislative or self-regulatory developments regarding internet or online matters could adversely affect the company’s ability to conduct its business.
9.Criteo may not be able to effectively integrate the businesses it acquires, which may adversely affect its ability to achieve its growth and business objectives.
10.Criteo has substantial client concentration in certain local markets and solutions, with a limited number of clients accounting for a substantial portion of its revenues in those areas.
11.Criteo operates in a rapidly evolving industry, which makes it difficult to evaluate its future prospects and may increase the risk that the Company will not be successful. Criteo’s historical growth rates may not be indicative of its future growth, and it is expected that the Company operating and capital investments continue to increase in the foreseeable future. Accordingly, Criteo may have difficulty sustaining profitability.
12.Criteo derives a significant portion of its revenue from companies in the retail, travel and classified industries, and any downturn in these industries or any changes in regulations affecting these industries could harm its business.
13.Criteo’s future success will depend in part on its ability to expand into new industry verticals.
14.As Criteo expands the market for its solutions, it may become more dependent on advertising agencies as intermediaries, which may adversely affect Criteo’s ability to attract and retain business.
15.Criteo’s future success will depend in part on its ability to expand into new advertising channels.
16.Criteo experiences fluctuations in its results of operations due to a number of factors, which make its future results difficult to predict and could cause its operating results to fall below expectations or its guidance.
17.Criteo faces intense competition for employee talent, and if it does not retain and continue to attract highly skilled talent or retain our senior management team and other key employees, it may not be able to sustain its growth or achieve its business objectives.
18.Criteo’s business involves the use, transmission and storage of personal data and confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages.
19.Failures in the systems and infrastructure supporting our solutions and operations, including as we scale our offerings, could significantly disrupt our operations and cause us to lose clients.
20.If Criteo is unable to protect its proprietary information or other intellectual property, its business could be adversely affected.
21.Criteo’s business may suffer if it is alleged or determined that Criteo’s technology or another aspect of its business infringes the intellectual property rights of others.

22.Criteo’s inability to use software licensed from third parties, or its use of open source software under license terms that interfere with its proprietary rights, could disrupt Criteo’s business.
23.The market price for the ADSs has been, and may continue to be, volatile or may decline regardless of Criteo’s operating performance.
24.Criteo may need additional capital in the future to meet its financial obligations and to pursue its business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise Criteo’s ability to meet its financial obligations and grow its business.
25.Criteo’s business could be negatively impacted by the activities of hedge funds or short sellers.
26.Criteo’s credit agreement contains, and future debt agreements may contain, restrictions that may limit its flexibility in operating its business.
27.Criteo does not currently intend to pay dividends on the Company’s securities and, consequently, the ability to achieve a return on your investment will depend on appreciation in the price of the ADSs. In addition, French law may limit the amount of dividends the Company is able to distribute.
28.The Company’s by-laws and French corporate law contain provisions that may delay or discourage a sale of the Company.
29.You may not be able to exercise your right to vote the ordinary shares underlying your ADSs.
30.Your right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to your holdings.
31.You may be subject to limitations on the transfer of your ADSs and the withdrawal of the underlying ordinary shares.
32.U.S. investors may have difficulty enforcing civil liabilities against the Company and directors and senior management.
33.The rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the U.S.
34.In periods of macroeconomic and geopolitical uncertainty, businesses may delay or reduce their spending on advertising, which may exposes Criteo to the credit risk of some of its clients and adversely affect its business, financial condition, results of operations and/or cash flows.
35.If Criteo fails to maintain an effective system of internal controls, the Company may be unable to accurately report its financial results or prevent fraud, and investor confidence and the market price of the ADSs may, therefore, be adversely impacted.
36.Criteo’s failure to maintain certain tax regimes applicable to French technology companies may adversely affect its results of operations.
37.Criteo is a multinational organization facing increasingly complex tax issues in many jurisdictions, new taxes or laws, or revised interpretations thereof, that may negatively affect its results of operations.
38.U.S. holders of the Company’s ADSs may suffer adverse tax consequences if the Company is treated as a “passive foreign investment company” for U.S. federal income tax purposes.
39.If a U.S. holder is treated as owning at least 10% of our ADSs, such person may be subject to adverse U.S. federal income tax consequences.

Research and development activities

Main investments in 2023

The Group invested €43.9 million in tangible assets. The increase in tangible assets mainly includes server equipment in the French, U.S. and Japanese subsidiaries where the Group’s data centers are located.

R&D activities

Criteo invests substantial resources in research and development to conduct fundamental research on artificial intelligence, machine-learning models, enhance the algorithms in Criteo AI Engine, develop new features and solutions, conduct quality assurance testing, improve our core technology and enhance our technology infrastructure. The Group's workforce exclusively dedicated to the research and development activities was 1,021 employees at the end of 2023 (or 29.3% of the Group's work force), of which 564 are employed by Criteo Technology
The total research and development costs and expenses recorded for the fiscal year amounted to €(225.4) million.

Foreseeable changes and outlook
The Group’s strategy is based on strengthening its core business and accelerating the development of its existing and future new solutions.

Significant investments made during the year 2023 in companies with a social headquarter in France

No significant investment was made in companies with a social headquarter in France during the year 2023.

Net income allocation

Company net income allocation

We propose to allocate the € 14,892,627 profit for the year ended December 31, 2023, as follows:
–€14,892,627 to retained earnings.

Non-deductible tax expenses

Pursuant to Article 223 quarter of the French General Tax Code, please note that there is no sumptuary expenditures nor non-deductible expenses as defined in Article 39-4 of such Code recognized as of December 31, 2023.
Information on dividends paid

In accordance with applicable law, the Company has not paid out any dividends for the past three fiscal years.

Loans of less than three years agreed by the Company

We inform you that the Company did not agree any loans of less than three years, indirectly related to its principal activity, to any very small, small or medium size companies with which it has a commercial relationship to justify such loans.

Company’s share capital

Employee Share Ownership

As of the last day of the fiscal year:

- the proportion of capital represented by shares owned by employees or officers (dirigeants) of the company or of affiliated companies within the meaning of article L. 225-180 of the French Commercial Code, subject to PEE or FPCE joint management, calculated pursuant to Article L. 225-102 of the French Commercial Code, was nil.
- free shares held directly by employees or officers (dirigeants) pursuant to Article L. 225-197-1 of the French Commercial Code represented 2,89% of the share capital.

Stock options

In accordance with Article L. 225-184 of the French Commercial Code, the Board of Directors provides information in its special report on transactions carried out by virtue of the provisions of Articles L. 225-177 to L. 225-186 of the French Commercial Code involving grants of options to subscribe for or purchase shares.

Free shares (or Restricted Stock Units (RSUs)

In accordance with Article L. 225-197-4 of the French Commercial Code, the Board of Directors provides information in its special report on transactions carried out by virtue of Articles L. 225-197-1 to L. 225-197-3 of the French Commercial Code involving grants of free shares or Restricted Stock Units (RSUs).

Acquisition by the Company of its own shares

Purchase of shares in accordance with article L. 225-208 of the French Commercial Code

No purchase of shares in accordance with article L.225-208 of the French Commercial code have been completed during fiscal year 2023.

Purchase of shares in accordance with article L. 225-209-2 of the French Commercial Code

In accordance with the provisions of article L. 225-211 al 2 of the French Commercial Code, we hereby report the purchase by the Company of its own shares in accordance with the provisions of article L. 225-209-2 of the French Commercial Code during fiscal year 2023, for their allocation:

–within two (2) years from their purchase date, as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, or
–in the year of their repurchase, for the purpose of fulfilling obligations related to stock option programs, free share issues, employee savings plans or other allocations of shares to employees and officers of the Company or its affiliates.
–within five (5) years of their purchase, to shareholders who notify the Company of their intention to acquire them at an offer to sell organized by the Company itself within three (3) months of each annual ordinary shareholders’ meeting, or
–to any further purpose as may be authorized by the law when this delegation shall be used by the Board of Directors,
–Number of shares purchased during fiscal year 2023 :

◦2,218,711 shares have been repurchased for the purpose of fulfilling obligations related to stock option programs, free share issues, employee savings plans or other allocations of shares to employees and officers of the Company or its affiliates, and
◦ 2,067,913 shares have been repurchased for the purpose of allocating such shares as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction.
–Average purchase price : $29.27 (corresponding to €27.06)[4]
–Amount of the negotiation fees : $40,866.24 (corresponding to €37,742.24)

As a result of the above, the number of shares registered in the name of the Company as at December 31, 2023 amounts to 3,446,811 shares with a nominal value of €0.025 each, representing 5.63% of the share capital as at December 31, 2023 and of a total accounting value of $98,261,006 (corresponding to €91,076,267).

[4] On the basis of an average exchange rate of 1.0817 during the purchase period of January 3 to December 29, 2023.

Information on payment terms
In accordance with Article L. 441-6-1 of the French Commercial Code, the Appendix B presents the information on payment terms for trade payables and trade receivables.

Employees

Allocation of Group employees

As of December 31, 2023 the Group had a total of 3,569 active employees. The headcount by geography is as follows:

Entity	Active Employees
Criteo S.A. (France)	24
Criteo Ltd (U.K)	81
Criteo Corp. (USA)	693
Criteo France S.A.S. (France)	51
Criteo GmbH (Germany)	80
Criteo Korea Ltd (Korea)	57
Criteo Nordics AB (Sweden)	3
Criteo B.V. (Netherlands)	19
Criteo K.K. (Japan)	119
Criteo do Brasil Desenvolvimento De Serviços De Internet LTDA. (Brazil)	79
Criteo Australia Pty Ltd (Australia)	35
Criteo Srl (Italy)	24
Criteo Advertising (Beijing) Co., Ltd. (China)	14
Criteo Singapore PTE. LTD. (Singapore)	57
Criteo LLC (Russia)	1
Criteo España, S.L. (Spain - Madrid)	16
Criteo Europa MM, S.L. (Spain - Barcelona)	590
Criteo MEA FZ – LLC (Dubai)	6
Criteo Reklamcilik Hzimetleri ve Ticaret A.Ş. (Turkey)	11

Criteo Canada Corp. (Canada)	35
Criteo India Private Limited (India)	212
Doobe In Site Ltd (Israel)	33
Criteo Technology S.A.S. (France)	902
Iponweb Labs Limited (Cyprus)	205
Iponweb Labs LLC (Armenia)	92
Iponweb GmbH (Germany)	76
Iponweb Inc. (USA)	37
Iponweb Limited (U.K)	17
TOTAL	3,569

Please note that entities not mentioned in the table above are entities where there is no headcount as of December 31, 2023.

Non-financial performance report

The non-financial performance report presented in Appendix D of this management report takes into account the significant contribution of the Labor Act of August 8, 2016 which, in its article 37, enriched the CSR report in social matters by inserting a statement of the collective agreements concluded in the Company and their impact on the economic performance of the Company as well as on the working conditions of the employees.

Report on the corporate governance of the Company

Information about corporate officers

List of mandates held by corporate officers

In accordance with the provisions of Article L. 225-37-4 of the French Commercial Code, the following table lists the offices and functions held by corporate officers in any company during the 2023 fiscal year:

Name	Positions	Other mandates
Megan Clarken	Chief Executive Officer (directeur général)	Capgemini SE, Director (since May 2023)
Rachel Picard	Chairwoman of the Board of Directors	Axa SA, Director Rocher Participations SAS, member of the supervisory board Laboratoire de Biologie Végétale Yves Rocher SA, Director Adoxa Finance SAS, President
Hubert Dubosc de Pesquidoux	Director
HDP Consulting, President
Rimor LLC (US LLC), Manager
Sequans Communications, Director and Chairman of the audit committee
Siris Capital, Executive partner
Tarana Wireless, Director
Mavenir Systems Inc., Executive Chairman

James Warner	Director	Third Floor Enterprises, Principal
Edmond Mesrobian	Director	None
Nathalie Balla	Director	New R SAS, General Manager Edenred SE, Director (since October 2023) DEE Tech, Supervisory Board Member (until June 2023) BCR SAS, General Manager
Marie Lalleman	Director
External Advisor Global Network of Bain & Company, Member (since July 2023)
Payfit SAS, Director (since September 2023)
PATRIZIA SE, Director and Chairwoman of the Nomination and Remuneration committee
SCI Domaine du Devez, Manager (Gérante)
Lalleman Group SASU, President

Frederik van der Kooi	Director	Steller, Director

Pursuant to Articles L. 225-185 paragraph 4 and L.225-197-1, II paragraph. 4 of the French Commercial Code, the Board of Directors has set at 1% the percentage of (i) shares resulting from the exercise of stock options and (ii) free shares (RSUs) granted by the Board of Directors, which shall be kept in registered form by the corporate officers under such an obligation (i.e., Chairperson of the Board of Directors and Chief Executive Officer) until the termination of their office.

Company general governance

Since November 25, 2019, the duties of the Chairperson of the Board of Directors and of the Chief Executive Officer (directeur général) are separated.
Megan Clarken is Chief Executive Officer (directeur général) and also member of the Board of Directors since August 27, 2020, whereas Rachel Picard is Chairwoman of the Board of Directors since July 28, 2020 following the resignation of Jean-Baptiste Rudelle.

Authorizations to increase the Company’s share capital
In accordance with the provisions of Article L. 225-100 of the French Commercial Code, the table in Appendix C summarizes the delegations of authority and powers granted by the General Shareholders’ meeting to the Board of Directors for capital increases pursuant to Articles L. 225-129-1 and L. 225-129-2 of said Code.

The Board of Directors

Appendix

Appendix A 1 - Five Year Company’s Financial Results

Amounts in million of Euros	2019	2020	2021	2022	2023
Year-end capital
Company capital	€ 1.7	€ 1.7	€ 1.6	€ 1.6	€ 1.5
Number of ordinary shares	66,040,322	66,272,106	65,883,347	63,248,728	61,165,663
Number of shares with priority dividends
Maximum number of shares to create:
- by converting bonds
- by subscription rights
Operations and results
Sales revenue (excluding taxes)	€ 25.8	€ 16.9	€ 26.7	€ 25.3	€ 36.0
Earnings before taxes, profit-sharing, allocations for amortization, depreciation, and provisions	€ 183.6	€ 174.8	€ 99.3	€ (37.8)	€ (43.0)
Tax on profits	€ (12.2)	€ (4.1)	€ (3.2)	€ (7.7)	€ (4.9)
Profit-sharing with employees	€ 0.1	€ —	€ —
Earnings after taxes, profit-sharing, allocations for amortization, depreciation, and provisions	€ 135.8	€ 80.5	€ 75.3	€ (123.1)	€ 14.9
Distributed earnings
Earnings per share
Earnings after taxes, profit-sharing, before [sic] allocations for amortization, depreciation, and provisions	3	3	2	- 1	(1)
Earnings after taxes, profit-sharing, allocations for amortization, depreciation, and provisions	2	1	1	- 2	—
Dividends paid
Payroll
Average number of employees	902	902	868	20	24
Amount of payroll	€ 83.0	€ 82.8	€ 81.0	€ 4.4	€ 4.4
Amount paid out in company benefits (Soc. Sec. Works) net of transferred social expenses	€ 42.0	€ 42.1	€ 49.8	€ 9.4	€ 4.0

Appendix A 2 – Five Year Group Financial Performance Summary

Summary of consolidated revenue and net income (loss)

In millions of euros	2019	2020	2021	2022	2023
Revenue	€ 2,020.1	€ 1,816.4	€ 1,905.8	€ 1,919.0	€ 1,802.0
Net income (loss), group share	€ 77.1	€ 63.6	€ 113.2	€ 9.3	€ 44.2

Appendix B - Information on payment terms

Article D.441 I-1° : received and not paid invoices with a payment term before the closing date
Euros	0 day	1 to 30 days	31 to 60 days	61 to 90 days	More than 91 days	Total (more than 1 day)
(A) Payment delay
Number of invoices	69					220
Total amount of invoices (with VAT) in Euros	19,648,824	44,025	489,279	4,125	643,849	1,181,278
Percentage of the external costs total amount	7.1%	— %	0.2%	— %	0.2%	0.4%
(B) Excluded invoices related to unrecorded liabilities
Number of excluded invoices	0
Total amount of excluded invoices in Euros	0
(C) Reference payment terms (contractual ou legal – article L. 441-6 or article L. 443-1 of Commercial Code)
Payment terms used to calculate payment delays	x Contractual payment terms : 60 days
	□ Legal payment terms :

Article D.441 I-2° : issued and not paid invoices with a payment term before the closing date
Euros	0 day	1 to 30 days	31 to 60 days	61 to 90 days	More than 91 days	Total (more than 1 day)
(A) Payment delay
Number of invoices	107					437
Total amount of invoices (with VAT) in Euros	15,541,059	1,254,042	331,896	231,155	(511,707)	1,305,386
Percentage of the total revenue	6.5%	0.5%	0.1%	0.1%	(0.2)%	0.6%
(B) Excluded invoices related to unrecorded assets
Number of excluded invoices	0
Total amount of excluded invoices in Euros	0
(C) Reference payment terms (contractual ou legal – article L. 441-6 or article L. 443-1 of Commercial Code)
Payment terms used to calculate payment delays	x Contractual payment terms : from 30 to 60 days
	□ Legal payment terms :

Appendix C – Table of authorizations granted to the board of directors with respect to share capital increases

Resolution	Purpose of the delegation	Expiry date	Use by the Board of Directors in 2023
Authorizations granted by the CGM of June 25, 2020
CGM of June 25, 2020 (sixteenth resolution)	Authorization to be granted to the Board of Directors to grant options to subscribe to new Company shares (OSAs) or options to purchase Company shares (OAAs).	08.25.2023 (38 months as from the CGM) This delegation expired on June 13, 2023, since a new delegation with the same object has been voted.	The Board of Directors did not use this authorization during the past fiscal year.
CGM of June 25, 2020 (seventeenth resolution)	Authorization to be granted to the Board of Directors to grant free shares (RSUs) to employees of the Company and its subsidiaries.	08.25.2023 (38 months as from the CGM) This delegation expired on June 13, 2023, since a new delegation with the same object has been voted.	The Board of Directors used this authorization during its meeting held on February 23, 2023 and April 26, 2023. See special report of the Board of Directors.
CGM of June 25, 2020 (eighteenth resolution)	Authorization to be granted to the Board of Directors to grant performance-based RSUs to executives and certain employees of the Company and its subsidiaries.	08.25.2023 (38 months as from the CGM) This delegation expired on June 13, 2023, since a new delegation with the same object has been voted.	The Board of Directors used this authorization during its meeting held on February 23, 2023. See special report of the Board of Directors.
Authorizations granted by the CGM of June 15, 2021
CGM of June 15, 2021 (fifteenth resolution)	Delegation of authority granted to the Board of Directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to the share capital with removal of the shareholders’ preferential subscription right in the context of an offering made to the benefit of qualified investors or to a restricted group of investors mentioned at the II of Article L. 411-2 of the French Monetary and Financial Code.	08.15.2023 (26 months as from the CGM) This delegation expired on June 13, 2023, since a new delegation with the same object has been voted.	The Board of Directors did not use this authorization during the past fiscal year.

CGM of June 15, 2021 (sixteenth resolution)	Delegation granted to the Board of Directors in order to increase the share capital via the capitalization of premiums, reserves, profits, or other amounts, within the limit of a nominal amount of €165,680.25.	08.15.2023 (26 months as from the CGM) This delegation expired on June 13, 2023, since a new delegation with the same object has been voted.	The Board of Directors did not use this authorization during the past fiscal year.
Authorizations granted by the CGM of June 15, 2022
CMG of June 15, 2022 (seventeenth resolution)	Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing Ordinary Shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights.	12.15.2023 (18 months as from the CGM) This delegation expired on June 13, 2023, since a new delegation with the same object has been voted.	The Board of Directors did not use this authorization during the past fiscal year.
CMG of June 15, 2022 (eighteenth resolution)	Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights.	08.15.2024 (26 months as from the CMG)	The Board of Directors did not use this authorization during the past fiscal year.
CMG of June 15, 2022 (nineteenth resolution	Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering, without shareholders’ preferential subscription rights.	08.15.2024 (26 months as from the CMG)	The Board of Directors did not use this authorization during the past fiscal year.
CMG of June 15, 2022 (twentieth resolution)	Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without shareholders’ preferential subscription rights pursuant to items 17 to 19 (“green shoe”).	12.15.2023 (18 months as from the CGM) This delegation expired on June 13, 2023, since a new delegation with the same object has been voted.	The Board of Directors did not use this authorization during the past fiscal year.
CMG of June 15, 2022 (twenty-first resolution)	Delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise),	12.15.2023 (18 months as from the CGM) This delegation expired on June 13, 2023, since a new delegation with the same object has been voted.	The Board of Directors did not use this authorization during the past fiscal year.

CMG of June 15, 2022 (twenty-fourth resolution)
Delegation of authority to the Board of Directors to
increase the Company’s share capital by way of
issuing shares or securities giving access to the
Company’s share capital in the scope of a merger/absorption
decided by the Board of Directors pursuant
to item 23 (of the AGM 2023)
		08.15.2024 (26 months as from the CMG)	The Board of Directors did not use this authorization during the past fiscal year.
Authorizations granted by the CGM of June 13, 2023
CMG of June 13, 2023 (sixteenth resolution)	Authorization to be granted to the board of directors to grant options to subscribe to new Company shares (OSAs) or options to purchase Company shares (OAAs).	08.13.2026 (38 months as from the CGM)	The Board of Directors did not use this authorization during the past fiscal year.
CMG of June 13, 2023 (seventeenth resolution)	Authorization to be granted to the board of directors to grant free shares (RSUs) to employees of the Company and its subsidiaries.	08.13.2026 (38 months as from the CGM)	The Board of Directors used this authorization during its meeting held on July 27, 2023, October 26, 2023 and December 7, 2023. See special report of the board of directors.
CMG of June 13, 2023 (eighteenth resolution)	Authorization to be granted to the board of directors to grant performance-based RSUs to executives and certain employees of the Company and its subsidiaries.	08.13.2026 (38 months as from the CGM)	The Board of Directors did not use this authorization during the past fiscal year.
CMG of June 13, 2023 (twentieth resolution)	Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights.	12.13.2024 18 months as from the CGM	The Board of Directors did not use this authorization during the past fiscal year.
CMG of June 13, 2023 (twenty-first resolution)	Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to the share capital with removal of the shareholders’ preferential subscription right in the context of an offering made to the benefit of qualified investors or to a restricted group of investors mentioned at the II of Article L. 411-2 of the French Monetary and Financial Code.	08.13.2025 (26 months as from the CGM)	The Board of Directors did not use this authorization during the past fiscal year.

CMG of June 13, 2023 (twenty-second resolution)	Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without preserving shareholders’ preferential subscription rights pursuant to the resolutions 20 and 21 above (“green shoe”)	12.13.2024 (18 months as from the CGM)	The Board of Directors did not use this authorization during the past fiscal year.
CMG of June 13, 2023 (twenty-third resolution)	Delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized within the limit of a nominal amount of €158,122.82.	08.15.2025 (26 months as from the CGM)	The Board of Directors did not use this authorization during the past fiscal year.
CMG of June 13, 2023 (twenty-forth resolution)	Delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d’épargne d’entreprise)	12.13.2024 (18 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.

Appendix D – Non-Financial Performance Statement 2023

Non-Financial Performance Statement 2023
Criteo’s Corporate Social Responsibility Report
February 2024

Introduction
Message From the CEO, Megan Clarken, and the Chairwoman of the Board, Rachel Picard
At Criteo, we have a clear mission: to power the world’s marketers and media owners with trusted and impactful advertising and to do that in a way that positively contributes to the world around us. We’re racing towards our goals by focusing on a core set of key priorities and this Corporate Social Responsibility (“CSR”) report shows two of those priorities in action: to reduce our environmental footprint and to champion Diversity, Equity, and Inclusion (“DEI”) across our industry.
In 2023, we made great strides in our CSR initiatives. We formed a sustainability committee to strengthen our company-wide approach to CSR and align our business activities with our values. We also revised our Procurement Policy to engage our network and encourage our vendors to work with us toward a more sustainable future. These efforts have been recognized with the EcoVadis Silver Medal. We are incredibly proud to have this recognition reassert our firm CSR commitments to our clients and stakeholders.
We’re also excited to further enhance our environmental disclosures with the completion of our first Climate Disclosure Project (CDP) questionnaire, which analyzes how our climate strategy measures up to industry standards. In addition, we conducted our annual Greenhouse Gas (“GHG”) assessment (Scopes 1, 2 and 3) to determine more opportunities for improvement. We submitted our GHG emissions reduction targets to the Science Based Target Initiative (SBTi), which validated them, reflecting our commitment to curbing the carbon footprint of our products and corporate activities in line with the Paris Agreement goals.
Our people are what make Criteo distinctive. From the very beginning, it has been part of our DNA to create an inclusive environment where our employees can thrive. We do this by listening to our employees, running a regular listening program where — twice a year through surveys — we collect and respond to their feedback, focusing on boosting engagement, and supporting their well-being. We also launched our first global mentoring program which is all about sharing knowledge, experience, and skills to empower our people on their path to success.
Further, we worked to continuously improve our understanding of DEI, challenges, and the needs of our different communities. Thanks to the feedback from our BIPOC1 Community, we created the Elevate program which is dedicated to empowering high performers from underrepresented communities. In 2023, we also continued to progress towards attracting and retaining Women in Tech roles throughout the company and have already seen the early positive impact of this program across Criteo.
We’re proud of the milestones that we've achieved thus far through our unwavering commitment and incredible teamwork. This enabled us to make steady progress on our journey, from defining ambitious CSR goals to making a positive impact through our Criteo Cares program. During our two global volunteer weeks, we saw more than 400 employees across the globe take part in missions to support the local causes they care about.
As we reflect on our achievements, we recognize the journey ahead is one of continuous improvement. Our commitment to CSR values is unwavering and we are steadfast in our pursuit of setting new benchmarks for responsible business practices and creating positive global change.

Megan Clarken & Rachel Picard
1 Black, Indigenous, People of Color (BIPOC).

About This Report – Process for Elaborating the CSR Report

Corporate Social Responsibility (CSR) has always been a part of who we are, long before Criteo issued the first installments of this annual CSR Report (the “CSR Report” or “Report”). We are proud of our culture that empowers our people to “do better”, and as Criteo advances toward increasingly ambitious commitments, CSR remains everyone’s responsibility. It is our employees' strong engagement that makes it possible for us to achieve our goals in terms of Diversity, Equity, and Inclusion, ethics, and the environment. Those goals will shape our future growth and define the value we want to create for society, and we are excited to disclose them in this Report.
Beyond describing Criteo's CSR strategy, the Report highlights the progress we achieved in 2023. It was prepared in accordance with the provisions of Article L.225-102-1 of the French Commercial Code. This Report is also aligned with other non-financial reporting standards such as the Sustainability Accounting Standards Board (SASB)2.. The structure of this Report for 2023 is designed to anticipate the future disclosure requirements of the Corporate Sustainability Reporting Directive (CSRD)3, which will apply to Criteo from the fiscal year ending on December 31, 2025. Therefore, it considers the European Sustainability Reporting Standards (ESRS), while not fully compliant therewith yet. We are also working to align our climate–related disclosures with the recommendations defined by the Task Force on Climate-Related Financial Disclosures (TCFD).
This Report is established following a standardized annual process that consists first of identifying the topics to address based on a materiality analysis4. We subsequently conduct interviews with internal stakeholders who provide a detailed picture of the year's progress and achievements. The final steps include the consolidation of full-year data and production of the Report, which is then reviewed by internal teams, including Global Communications, Legal and Compliance, Finance, Investor Relations, and various stakeholders involved in sustainability topics across the organization. The Report is finally submitted to an external audit by an independent third party.
In this Report, Criteo S.A. is referred to as the parent company and together with its subsidiaries, collectively, as "Criteo," the "Company," the "Group," or "we”.
More information regarding the process for establishing the Report is available in the “Methodological Note” at this end of this document.

2 See concordance table with SASB standards in the Appendix.
3 Directive (EU) 2022/2464 of the European Parliament and of the Council of 14 December 2022 amending Regulation (EU) No 537/2014, Directive 2004/109/EC, Directive 2006/43/EC, and Directive 2013/34/EU, as regards corporate sustainability reporting.
4 A materiality analysis is a process that enables a business to identify their most important areas to focus on so that they can be highlighted as a priority, as well as to understand which are of most concern to stakeholders and how they impact the business model (and vice versa).

About This Report – Disclaimer
This Report covers our business and does not address the performance or operations of our suppliers, our contractors, or our partners, unless otherwise noted. The goals and projects described in this Report are aspirational; as such, no guarantees or promises are made that these goals and projects will be met or successfully executed.
Furthermore, data, statistics and metrics included in this Report are controlled by an independent third-party, including a review of the key indicators. They continue to evolve and may be based on assumptions believed to be reasonable at the time of preparation but should not be considered guarantees or subject to future revision.
This Report uses certain terms including “material” and “materiality” to reflect the issues or priorities of Criteo and its stakeholders. Used in this context, however, these terms are distinct from, and should not be confused with, the terms “material” and “materiality” as defined by or construed in accordance with U.S securities laws or as used in the context of financial statements and reporting.
This Report, which speaks only as of its date, is not comprehensive, and for that reason, this Report should be read in conjunction with our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC), particularly the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections, and our most recent Proxy Statement, all of which can be found here.
Statements of future events or conditions in this Report, including those that concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these and similar expressions, are forward-looking statements. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: volatile interest rates, including its macroeconomic effects, on our business, operations, cash flow and financial results; the ability of the Criteo Artificial Intelligence (AI) Engine to accurately predict engagement by a user; our ability to predict and adapt to changes in widely adopted industry platforms and other new technologies, including without limitation the proposed changes to and enhancements of the Chrome browser announced by Google; our ability to continue to collect and utilize data about user behavior and interaction with advertisers and publishers; our ability to acquire an adequate supply of advertising inventory from publishers on terms that are favorable to us; our ability to meet the challenges of a growing and international company in a rapidly developing and changing industry, including our ability to forecast accurately; our ability to maintain an adequate rate of revenue growth and sustain profitability; our ability to manage our international operations and expansion and the integration of our acquisitions; the effects of increased competition in our market; our ability to adapt to regulatory, legislative or self-regulatory developments regarding internet privacy matters; our ability to protect users’ information and adequately address privacy concerns; our ability to enhance our brand; our ability to enter new marketing channels and new geographies; our ability to effectively scale our technology platform; our ability to attract and retain qualified employees and key personnel; our ability to maintain, protect and enhance our brand and intellectual property; failures in our systems or infrastructure; and the risk factors in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time-to-time in other filings by the company with the SEC, available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval (EDGAR) system here.
Pursuant to Article L. 225-102-1 of the French Commercial Code, our Statutory Auditor Deloitte’s review at consolidated level of the CSR Report (“declaration de performance extra-financière”) attached to the management report (“rapport de gestion”) is threefold:
1 Understanding the context:
•Understanding the business activity of the group, the report on the main social and environmental risks relating to those activities, together with the subsequent policies and their results.
•Assessing the suitability of the procedures used to prepare the CSR Report to ensure relevance, completeness, reliability, neutrality and clarity of the information provided therein.
2 Statement compliance review:
•Making sure that all information concerning social and environmental issues that needs to be included is effectively included,
•Verifying that are included the business model and the main risks relating to the activities of the group and assessing the process of selecting and validating the risks.
3 Review of the fair representation of certain non-financial information:
•Assessing the collection process of information ensures fair presentation of policy results, including key performance indicators.
•For key indicators as well as selected qualitative information that our third-party auditor deems significant, (i) verifying proper consolidation of collected data and consistency of trends, and (ii) carrying out substantive tests, on a sampling basis, designed at verifying proper application of definitions and procedures, and reconciling data with supporting documents.
•Consulting documentary sources and conducting interviews to corroborate the qualitative information that it deems most significant.

I.About Criteo
1.Our Activities and Business Model
Founded in 2005, Criteo S.A. is a French technology company, headquartered in Paris and listed on the Nasdaq Stock Market with a global presence. In 2007, we began our commercial activities in France and have since expanded our business into Western Europe, North America, and the Asia-Pacific region. Several acquisitions over the years, such as HookLogic Inc. in 2016, Mabaya in 2021, Iponweb in 2022, and Brandcrush in 2023 have supported the company’s growth and allowed us to steadily expand our offering and market presence.
Description of main activities, products, and services: Criteo is a global technology company that enables marketers and media owners to drive better commerce outcomes through our world-leading Commerce Media Platform. We are a leader in commerce media, the future of digital advertising, leveraging commerce data and artificial intelligence to connect ecommerce, digital marketing and media monetization, and to best engage consumers throughout their shopping journey.
Our vision is to bring richer experiences to every consumer by supporting a fair and open internet that enables discovery, innovation, and choice - powered by trusted and impactful advertising. Since 2018, and accelerating since 2020, we have deeply transformed our offering to a multi-solution platform, diversifying our business to address a broader range of marketing and monetization goals including commerce audience targeting and Retail Media.

We enable brands', retailers', and media owners’ growth by providing best-in-class marketing and monetization services on the open internet, driving approximately $30 billion in commerce outcomes for our clients in the form of product sales and leads for marketers and advertising revenues for media owners. During 2023, we operated in 109 countries.
The Criteo Commerce Media Platform: We have made significant progress in our journey to meet the needs of brands, marketers, retailers, and media owners in an evolving commerce landscape. With our unique Commerce Media Platform, we offer marketing and media owner clients a single platform for first-party data-based marketing and monetization that provides a holistic suite of solutions, powered by AI5 technology and the world’s largest set of commerce data on the open internet.
Our technology is optimized to efficiently drive trusted business outcomes for our brand, retailer, and media owner clients. These outcomes include, for example, driving engagement for our clients' brands, shops, apps, products, and services; increasing product sales; generating app installs and consumer visits; boosting product consideration from targeted commerce audiences; or growing advertising revenue for media owners and retailers by monetizing their data and audiences with consumer brands.
The Criteo Commerce Media Platform is comprised of four client solutions.
On the demand side:
•Commerce Max is a Commerce self-service Demand Side Platform (DSP) for brands and agencies, enabling media planning, and buying on retailer and open internet inventories, all with closed-loop product-level conversion measurement.
•Commerce Growth is a powerful, self-service performance marketing tool used by direct-to-consumer brands and their agencies to acquire and retain customers.
On the supply side:
•Commerce Yield is a suite of monetization solutions giving retailers and marketplaces full control to achieve maximum monetization of their digital assets through inventory and data management, packaging, and in-depth insights.
•Commerce Grid is a Commerce Supply Side Platform ("SSP") for media owners and access from agencies through the DSP of their choice.

Challenges, trends, and opportunities: Our overarching priority is to drive sustainable and profitable growth for our business. This includes broadening our value proposition to holistically cover all commerce media marketing goals with our Commerce Media Platform. In parallel, we are focused on investing in our strategic growth priorities and self-funding for these investments by driving efficiency across the organization. At the same time, Criteo has put in place a multi-pronged addressability strategy to future-proof our clients’ advertising performance.
Criteo’s ongoing transformation and growth strategy takes these long-term trends into account. For instance, we intend to continue collaborating with existing and new industry partners to extend the capabilities and functionalities of the Criteo Commerce Media Platform, beyond what we currently offer.
We will also continue to evaluate and execute on acquisitions, with a critical assessment on technologies and businesses that have the potential to accelerate our Commerce Media Platform strategy by enhancing, complementing, or expanding our strategic capabilities. These include our technology, marketing, monetization solutions, go-to-market, and R&D teams. Key criteria for acquisitions include demonstrated revenue traction and a proven value proposition for clients and partners. Our entrepreneurial culture, growth opportunity, global scale, financial profile, strong brand, and market position enable us to attract potential partners and acquisitions.
5 Artificial Intelligence.

•In August 2022, we completed the acquisition of Iponweb, a market-leading AdTech company with world-class media trading capabilities. This strategic acquisition brought scale, complementary products, and stronger first-party data capabilities.
•In March 2023, we acquired Brandcrush to accelerate offline Retail Media solutions. With this acquisition, Criteo provides a holistic omnichannel monetization solution for retailers to manage their entire media inventory across both ecommerce and physical retail environments while enabling brands and agencies to seamlessly discover and purchase omnichannel media from leading retailers.

Key inputs and assets for Criteo:
Our clients: Our client base is serviced through a combination of direct and indirect approaches, including through brand agencies for large clients, and through performance agencies and resellers for midmarket clients. These companies range from large, global, and diversified commerce companies to mid-sized regional companies. With Criteo Retail Media, we also serve consumer brand manufacturers, which we refer to as "consumer brands" or "consumer brand clients".
At the end of 2023, we had direct relationships with approximately 47% of our clients and the remaining 53% were held with advertising agencies or other third-parties on the Criteo Marketing Solutions side of the business. Meanwhile, 30% of our Criteo Retail Media revenue came from agencies.
As of December 31, 2023:
•We served approximately 18,000 clients.
•We delivered 1.9 trillion targeted digital advertisements ("ads").
•We had exposure to over $1 trillion in online sales transactions on our clients' digital properties.
•Our average client retention rate, which is measured on a quarterly basis, is approximately 90% since 2011.
Employees and Human Capital Management: The well-being and success of our workforce come first, as we are driven by our core values of being “Open, Together, and Impactful”. Our compelling employee value proposition, competitive compensation packages, and vibrant culture are essential in our ability to attract and retain talent. We are committed to offering an environment where employees are ensured equal job opportunities and have a chance for advancement.
All human capital management initiatives are overseen directly by the Board of Directors, confirming the importance of this topic to Criteo.
As of December 31, 2023:
•We had 3,6106 employees globally.
•41% of our employees were women (1,480 women out of 3,610 employees).
•Over 29,7007 hours of training were delivered to our employees.
•The pay gap between women and men has been maintained at 0%8 for the third consecutive year through our Pay Parity Action Plan.
Infrastructure: Our ability to execute depends on our highly sophisticated software and hardware infrastructure. Our global infrastructure is divided into three independent geographic zones: the Americas, Asia-Pacific (APAC), Europe, Middle East, and Africa (EMEA). In each of these geographic regions, our services are delivered through data centers that support each respective region. We generally rely on
6 This figure differs from the total headcount KPI presented in our Annual Report on Form 10-K because in this CSR Report we do take into account "inactive" employees (41 employees) whereas inactive employees are excluded of the Annual Report on Form 10-K KPI. See the Methodological note at the end of this Report).
7 Compliance pieces of training excluded.
8 See “Social - Section III.3. Compensation and Benefits” section of this Report.

more than one data center in any given region, and within large regions, the data centers are strategically placed in close proximity to our clients, publishers, and users. We use multi-layered security controls to protect the Criteo AI Engine and our data assets. The environmental performance of our data centers has also become a key criterion when selecting providers, and we aim to keep reducing the carbon footprint of our infrastructure and overall activities in future years.
As of December 31, 2023, our global infrastructure includes:
•Approximately 39,000 servers spread through eleven processing data centers (and three network Points of Presence), which comprises 4,300 servers hosting 1.1 million processing cores, and which, altogether, has a storage capacity exceeding 400 petabytes and 1.5 petabyte of random-access memory.
•100% of the CO2 emissions linked to data centers use are offset, either directly by the data center providers or through Criteo’s own purchasing of Renewable Energy Certificates (REC).

Research and Development (R&D): We invest substantial resources to conduct fundamental research on artificial intelligence and machine-learning models to enhance the algorithms in the Criteo AI Engine, develop new features and solutions, conduct quality assurance testing, improve our core technology, and enhance our technology infrastructure. Our engineering group is primarily located in Research and Development centers in 6 countries: France, Canada, the United States, Germany, Cyprus, and Armenia. We expect to continue to expand the capabilities of our technology in the future and to invest significantly in continued Research and Development, and new solutions efforts.
As of December 31, 2023:
•1,039 employees were part of the Research and Development and Product teams.
•Research and Development expenses, including expenses related to the Product group, totaled $242.3 million.
•Aside from the walled garden platforms, we have one of the largest R&D teams in the AdTech industry.
Privacy, Data Protection, and Content Control: Privacy and data protection laws play a significant role in our business. The regulatory environment for the collection and use of personal data by advertising networks, advertisers, and publishers is frequently evolving in the United States, Europe, and elsewhere. The United States and foreign governments have enacted and considered (or are considering) some legislation or regulations that could impact industry participants’ ability to collect, augment, analyze, use, and share personal data. These regulations affect, for instance, the level of consumer notice and consent required before a company can utilize third-party cookies or other tracking technologies.
Financial results as of December 31, 2023:
•Our revenue was $1,949 million.
•Our Gross Profit was $863 million.
•Our contribution ex-TAC was $1,023 million.
•Our net income was $55 million.
•Our adjusted EBITDA was $302 million.
More information regarding Criteo’s activities, governance, financial performance, and results for 2023 is available on the company’s website for investors here.

2.Our Corporate Governance
Our corporate governance framework enables our board of directors (the “Board of Directors”) and management to pursue our goals and strategic objectives in maximizing long-term shareholder value. The Board of Directors is strongly committed to best-in-class corporate governance and continuously seeks opportunities for improvement. Every year, the Board of Directors leverages shareholder feedback, results from the annual general shareholders meeting, the Board of Directors and committees’ self-assessments, governance best practices, and regulatory developments to further enhance our corporate governance framework.
For more information on corporate governance practices and Board Diversity, please refer to our Proxy Statement here.

Board Diversity

Board Diversity Matrix (As of January 2024)
Total Number of Directors: 8	Women	Men	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	3		1
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	4	3
Two or More Races or Ethnicities
LGBTQ+	1
Did Not Disclose Demographic Background	1

Risk Oversight
Our Board of Directors, together with the audit committee, is primarily responsible for the oversight of our risk management activities. The Board of Directors oversees the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial, data privacy, and cybersecurity risk exposures and the steps taken to manage those exposures alongside the Company’s contingent financial liabilities.
While our Board of Directors oversees risk management, our management is responsible for day-to-day risk management processes. Our Board of Directors expects our management:
•To consider risk and risk management in each business decision;
•To proactively develop and monitor risk management strategies;
•To process day-to-day activities to effectively implement risk management strategies adopted by the Board of Directors.
For more information on risk management, please refer to our 2023 Proxy Statement here.

3.Our Culture and Values
At Criteo, we believe both great people and reliable products are key to making the future wide open.
Criteo’s values are “Open, Together, and Impactful” and define our culture9 as the company evolves:
•OPEN: We believe open minds build open futures. So, we have gathered a community of genuinely open and authentic people who care to shape a future that includes everyone.
•TOGETHER: We look for inspiring leaders who can also be supportive team players. We care about, encourage, and celebrate each other so we can build greater things together.
•IMPACTFUL: We innovate and empower our Criteo's employees to make a more sustainable and positive impact across our industry for our partners, clients, and the consumers they serve.
More information about our values is available here.
Our Code of Business Conduct & Ethics is another presentation of Criteo’s values and commitments in terms of ethics and business conduct towards employees, communities, clients, and other stakeholders. It also highlights our CSR commitments, further showcasing CSR as a core business imperative for Criteo. This is again a company-wide commitment, as the goals set in our Code of Business Conduct & Ethics can only be achieved through the engagement of all employees.
More information about our Code of Business Conduct & Ethics is available in the “Governance - Section VII.1” section of this Report.
In 2023, Criteo launched a new framework called “Criteo Leadership Behaviors” focused on empowering employees to influence, lead, and fuel the company’s growth and success. It conveys three key messages: leadership at Criteo is about influence, not position; everyone is a leader; and unique contributions do matter. The new Criteo Leadership Behaviors framework focuses on six key behaviors shaping our common leadership culture:
•Client-Centricity: “We drive impact through the way we partner.”
We team up with our clients, so we can succeed together. We define success as a win-win situation, always aiming to provide top-notch services to both internal and external clients.
•Recognition: “We bring value through our words and actions and recognize impact. This is how we grow, together.”
We take the time to make sure that our contributions are recognized. We support and celebrate each other regularly. We do so in diverse ways that best reflect our individual needs, and this is what motivates and inspires us to be impactful.
•Innovation: “Alone, we open new doors. Together, we move mountains and create.”
We welcome bold minds with open arms to break new ground together. We nurture creativity while learning from experience, continuously improving day by day to foster innovation.
•Trust: “In openness we trust.”
We strive to make ourselves worthy of each other’s trust. We understand that trust is not a given, it needs to be earned. Respect, inclusion, and authenticity underpin our culture and the way we connect with each other to achieve success.
•Execution: “We do what we say. We say what we do.”
When we commit, we deliver. We turn strategy into action to make a greater impact in everything we do.
•Ownership: “We aim for success. We own our impact. We grow through experience.”
9 Our culture book is available here.

We hold ourselves accountable and support each other without pointing fingers. We assess risks, we leap, and we learn by doing — all while supporting each other throughout the process.

4.Our Approach to Corporate Social Responsibility (CSR)
a.Main CSR Challenges and Materiality Analysis10
Main CSR Stakes for Criteo
Criteo performed its first dedicated CSR risk assessment in 2018. We identified a list of relevant CSR-related challenges based on benchmarks from our business sector, and interviews which were conducted with internal stakeholders who work with the Sustainability team. These stakeholders assessed the stakes in order to define a priority list of areas of potential impact. Based on this analysis, Criteo selected eight main CSR topics. The alignment of the CSR risk approach with the Enterprise Risk mapping and the Corruption Risk mapping has been reviewed with the Internal Audit & Risks and Compliance teams in 2023.
Materiality Analysis
Furthermore, Criteo used the initial CSR analysis to perform its first materiality analysis in 2019. We have since updated the materiality analysis by interviewing employees from our teams (e.g., People, Talent Acquisition, Talent Management, Compensation & Benefits, Workplace Experience, Internal IT, Legal, and Investor Relations) as well as external stakeholders (suppliers, clients, partners, investors, etc.).
During those updates, stakeholders are asked to assess the importance and relevance of CSR topics related to Criteo’s activities. Combining the results of these interviews and the CSR stakes analysis mentioned above, we established our materiality analysis presented hereinafter.
In 2021, we also launched an online CSR survey to better understand our external stakeholders’ CSR expectations. This survey was answered by more than 30 stakeholders, amongst them were clients,
10 As indicated in the "Disclaimer" section, this Report uses certain terms including “material” and “materiality” to reflect the issues or priorities of Criteo and its stakeholders. Used in this context, however, these terms are distinct from, and should not be confused with, the terms “material” and “materiality” as defined by or construed in accordance with U.S securities laws or as used in the context of financial statements and reporting.

suppliers, publishers, investors, analysts, and agencies. The priorities they highlighted are aligned with the results of our materiality analysis, the five topmost CSR topics identified through this survey being:
•User data privacy and protection;
•Client satisfaction;
•Employee well-being;
•Responsible business and marketing;
•Talent acquisition and retention.
This Report presents Criteo’s policies, initiatives, and key performance indicators in relation to each of those material CSR matters, in the various sections listed in the table below:

CSR Theme	Material CSR topics	Section
Environmental impact	Energy consumption	Environment-Section II.2.3
	Carbon footprint	Environment-Section II.1.2.3
Talent acquisition, development, and well-being	Talent acquisition and retention	Social-Section III.1.2.3
	Training and human capital development	Social-Section III. 5
	Employee well-being	Social-Section III.4
	Inclusion, diversity, and gender equality	Social-Section III.3; Social-Section V.2;
Relation with clients	Client satisfaction	Social-Section VI.1
	Innovation	Social-Section III.5
Business conduct & ethics	User data privacy and protection	Social-Section VI.3
	Responsible business and marketing	Social-Section VI.2; Governance.VII.1-3.4
	Sustainable supply chain	Environment-Section II.3.e
	Global tax compliance	Governance- Section VII.2

b.Our Approach to CSR

Criteo strives for continuous improvement and positive impact in all areas of CSR, with a strong focus on the environment and Diversity, Equity, and Inclusion (DEI), while ethics have always remained a top priority. Together with our employees, partners, clients, and consumers, we can shape our future growth and define the value we want to create for society.
Environment
We reimagine our business practices to create a sustainable future for all while reducing our environmental footprint. We commit to environmental sustainability which drives our decision-making, changes our behaviors, and impacts the experience of our stakeholders.
Our environmental initiatives are carried out by our Sustainability team with the support of our “Green Community” (see “Environment - Section II” section of this Report). In 2022, we defined an environmental roadmap and have since set ambitious goals to improve our environmental impact. In 2023, we established carbon reduction targets and trajectories, which were approved by the Science-Based Targets initiative (SBTi) and implemented a greenhouse gas (GHG) emissions reduction and adaptation plan aligned with the Paris Agreement.
More information is available in the “Environment - Section II” section of this Report.

Diversity, Equity, and Inclusion
Our commitment to DEI embraces everything we do at Criteo, including how we work, how we treat each other, and the impact we have on our clients, partners, and the consumers we serve. Our initiatives are carried out by our DEI team and supported by five of our Employee Resource Groups (ERGs), introduced later in this Report (see “Social - Section IV” section of this Report).
•Diversity: Increase our efforts to attract, hire, develop, and retain diverse talent. Represent varied identities and backgrounds, collectively and as individuals.
•Equity: Ensure equitable opportunities for learning, career, and compensation for all. Provide fair treatment, access, opportunity, and advancement for everyone at Criteo.
•Inclusion: Strengthen a sense of belonging for all employees, partners, clients, and the consumers we serve, as well as the sense of belonging and value that is felt throughout Criteo.
More information is available in the “Social - Section IV” and “Social - Section V” sections of this Report.
c.Our Sustainability Governance and dedicated teams

Chief Executive Officer
Sponsor Sustainability across the company
Chief People Officer
Approve the strategy and Chair the Sustainability Commitee
Sustainability Commitee
Oversee the sustainability agenda and priorities
SVP Talent, Development, DEI & Sustainability
Oversee the Sustainability and DEI Strategies
Sustainability Team
Develop and lead the Sustainability strategy and roadmap
DEI Team
Develop and lead the DEI strategy and roadmap
Environment Team
Develop and lead the Environmental strategy and roadmap
Criteo Cares Program
Enrich the DEI strategy, provide feedback and raise awareness

In 2023, we set up a sustainability committee in charge of overseeing Criteo's sustainability strategy which meets at least twice a year. This internal committee is chaired by our Chief People Officer and is made up of a mix of internal stakeholders, from various departments with relevant expertise and demonstrating a strong commitment to sustainability. This committee reports to the governance, risk, and compliance committee (the “GRCC”), which includes C-Suite members who oversee all topics related to governance, risk, and compliance.
d.Relationships with Stakeholders
Our stakeholders
Dedicated teams maintain relationships with internal and external stakeholders through a variety of channels. Criteo’s main stakeholders include:
•Employees;

•Clients, prospective clients, and publishers;
•Investors and shareholders;
•Technology partners, suppliers and subcontractors, and data-center operators; and
•Non-governmental organizations (NGOs).
We also engage with other categories of stakeholders through actions and initiatives not detailed in this Report. These stakeholders include public authorities and regulatory bodies, start-up networks, industrial associations and professional networks, journalists and media influencers, research centers and labs, employee representatives and unions, banking partners, financial analysts and influencers, schools and job applicants, and partner non-profit organizations.
Disclosing our impact
As part of our ongoing commitment to transparency and in line with investor expectations, we are focused on enhancing our ESG11 reporting. We have already adopted the Sustainability Accounting Standards Board (SASB) reporting framework12, responded to the CDP13 Climate Change questionnaire, and aligned with recommendations from the Task Force on Climate-related Financial Disclosures (TCFD) as shown in the appendix of this Report.
In 2023, Criteo once again responded to the EcoVadis questionnaire, addressing growing demands from our clients for visibility and transparency regarding our CSR practices. Benchmarking Criteo's CSR performance with other players in the industry helps refine our internal strategies and identify areas for progress. Thanks to the efforts made over the past year, Criteo progressed from a bronze to a silver EcoVadis medal.
Investors and Shareholders relations
Transparency and accountability continue to underpin everything we do. Our management team and our Investor Relations (IR) team are actively engaged with the investment community. In 2023, we participated in 26 investor conferences and non-deal roadshows.
Our comprehensive Investor Relations website contains presentations, webcasts, financial information, press releases, and other information about Criteo that investors may find useful. To drive further awareness of our CSR efforts, we increased our company’s website disclosures to highlight important actions and commitments around key topics such as DEI, and the reduction of our environmental footprint.
In addition, we updated the terms of our €407 million ($450 million) syndicated credit facility to a sustainability-linked credit facility (“Amended Credit Facility”) in November 2023. The terms and conditions of our Amended Credit Facility are now linked to our sustainability goals to increase the representation of women in Tech roles and reduce our GHG emissions.
Shareholders can reach the Investor Relations team directly by sending an email to investorrelations@criteo.com.

e.Key Results and Objectives

Criteo defined a set of CSR objectives that guide the main projects and initiatives we are carrying out or plan to implement in the future. The table below summarizes our CSR objectives as of 2023.

11 Environmental, Social, Governance.
12 See our SASB concordance table in the Appendix.
13 Carbon Disclosure Project (CDP).

CSR topic	Ambition	Target	2023	2024	Section
Environmental Strategy	Define an Environmental Strategy and Action plan	Identify and implement actions to reduce our environmental impact	Achieved	Pursuing action in 2024	Environment - Section II.Reduce Criteo’s Environmental Impact
		Publish an Environment Statement and Policy	Published. Criteo’s Environment Statement available here	Publishing the Environment Policy with SBTi-approved targets	Environment - Section II.Reduce Criteo’s Environmental Impact
Greenhouse Gas Assessment		Measure Criteo’s annual carbon emission (scope 1, 2, 3)	Achieved through our partnership with SWEEP	Continuing annual measurement of Criteo’s carbon emission	Environment - Section II.Reduce Criteo’s Environmental Impact
		Define carbon reduction targets and have them approved by SBTi	Received approval on Criteo’s climate strategy by the Leadership team and approval on targets by SBTi	Progressing in line with our targets	Environment - Section II. Reduce Criteo’s Environmental Impact
Data Centers (Infrastructure) and Offices	Limit the carbon footprint of our Data Centers	Use 100% of renewable energy to power our data centers	Achieved	Maintaining 100%	Environment - Section II.2.Environmental Impact of Data Centers and Hardware
	Manage other environmental impacts related to our Data Centers and Offices	Track Criteo’s annual office and data center water consumption	Offices: 12,558m3 Data centers: 65millions L	Pursuing action in 2024	Environment - Section II.2.Environmental Impact of Data Centers and Hardware Environment - Section II.3.Environmental Impact of Offices and Travel

Business trips & Events	Limit the environmental impacts linked to our events	Offset all travel related to our annual internal company event (Summit)	Not applicable	Not applicable	Environment -Section II. Reduce Criteo’s Environmental Impact
	Limit the environmental impacts linked to our Travels	Offset all carbon emissions related to business trips (air & train) and hotels	Achieved	Pursuing action in 2024	Environment -Section II. Reduce Criteo’s Environmental Impact
Global Diversity, Equity, and Inclusion (DEI) Strategy	Maintain Inclusion scores	Maintain our Inclusion scores from the Inclusion Index at 75% or above (Targeted culture questions focusing on authenticity, psychological safety, belonging, and inclusive leadership)	79% in 2023	Maintaining 75% or above	Social -Section V.2.Diversity, Inclusion, and Equal Opportunities
	Increase the share of women in Management	Increase the percentage of women being promoted (respecting proportionality principle)	42% in 2023	Maintaining 40% and above	Social -Section V.2.Diversity, Inclusion, and Equal Opportunities
Gender Equality	Increase the share of women in Tech roles	Increase the percentage of women in Tech roles to reach 26% in 2030	20% in 2023	Maintaining 20% in 2024	Social -Section V.2.Diversity, Inclusion, and Equal Opportunities
	Ensure gender pay parity for through our Pay Parity Action Plan	Maintain pay parity throughout Criteo, with a bi-annual review and intentional actions in hiring, promotion, and pay cycle management	Achieved. Average compa-ratio was 0.90% for men and 0.90% for women before calibration	Maintaining Gender Pay Parity	Social -Section III. Supporting People Development and Talent Initiatives
Employee engagement (Criteo Cares Program)	Increase employee engagement within the community groups	Increase the number of employees involved in (at least) one community group	41% in 2023	Maintaining 40% and above	Social -Section IV.Presentation of the Criteo Cares Program
	Deploy the volunteering platform (Giving by Alaya/Benevity)	Increase the number of employees with an account	58% in 2023	Maintaining 55% and above	Social -Section IV.Presentation of the Criteo Cares Program

Employee skills	Provide access to training for our employees	Increase the percentage of employees trained (workshop & digital) - excl. all compliance pieces of training	75% in 2023	Maintaining 70% and above	Social -Section III.5.Skills Management & Development
Sustainability Governance	Strengthening the governance of our sustainability strategy	Set up an Internal sustainability committee and publish a charter	Achieved	/	Introduction - Section I.4-c. Our Sustainability Governance and dedicated teams
	Increase visibility and ownership of sustainability issues by all teams	Organize a quarterly meeting with the sustainability committee and disclose the participation rate	Organized 1 meeting in November 2023	Pursuing action in 2024	Introduction - Section I.4-c. Our Sustainability Governance and dedicated teams
Ethics	Train employees regarding compliance and ethics	Maintain the number of employees who completed the Code of Business Conduct and Ethics, and anti-harassment pieces of training	Achieved. 98% in 2023 for the Code of Business Conduct and Ethics, and 78% for the anti-harassment (+ 5% commenced/near completion)	Maintaining 80% or above each year	Social -Section V2.h.Non-discrimination and Prevention of Harassment
Procurement	Assessing our company and our vendors	Set up a partnership with a Supplier Sustainability Rating Platform and assess key vendors on CSR by the end of 2023	Achieved. Completed Key Vendors CSR Assessment.	Maintaining 80% or above of critical and preferred vendors assessed in 2024	Environment –Section II. 3.e. Environmental impact of subcontractors and suppliers
		Obtain an EcoVadis rating by 2022, and improve it by the end of 2025	Earned the silver medal in 2023 (68/100 points)	Pursuing an improved rating	Introduction - Section I.5. Awards and Recognitions

Gender Diversity	Board of Directors Gender Balance	Have a minimum of 40% of each gender in our Board of Directors	Achieved. 50% women-men in the Board of Directors (4 women, 4 men)	Maintaining a minimum of 40% of each gender in our Board of Directors	Cf. Criteo's Proxy Statement (link is available in “Social -Section III.3. Compensation and Benefits”)
	Named Executive Officers Gender Balance	Have a minimum of 40% of each gender in our Named Executive Officers	67% of our named executive officers are women (2 out of 3)	Pursuing action in 2024	Cf. Criteo's Proxy Statement (link is available in “Social -Section III.3. Compensation and Benefits”)
Benefits	Transparency on our remunerations	Disclose the overall remuneration of the CEO compared to the average employee	Achieved	Pursuing action in 2024	Cf. Criteo's Proxy Statement (link is available in “Social -Section III.3. Compensation and Benefits”)

f.Contribution to Sustainable Development Goals (SDGs)
Criteo’s activities impact society and the environment through a wide range of programs for the company’s employees, our products and services, the infrastructure needed to deliver our products and services to clients, and our relations with stakeholders and other organizations throughout the tech industry. Our impact translates into direct and indirect contributions14 to the United Nations’ 2030 Sustainable Development Goals (SDGs), an internationally recognized framework.
5.Our Awards and Recognitions

Recent awards:
2022: Ragan Awards - “Global Diversity, Equity, and Inclusion Commitment” and “CSR / ESG Engagement Communication”
2022: Top 50 Inspiring Workplaces (NOAM): We ranked #12
14 Criteo’s commitment to the SDGs, particularly towards SDG 4, 5, 8, 9, 10, 12, 13, and 17, is available in Appendix 2.

2022 & 2023: Family Friendly Company label (France)
2023: Best Employer Glassdoor
2023: Strategies Grand Prix for the Best Company event
2023: Best Global Culture Comparably
2023: Best HR Team Comparably
2023: Bloomberg Gender-Equality Index member
2023: Diversio Diversity, Equity, and Inclusion Certification Level 1 – “Inclusive Employer”
2023: TLC Lions Being Human Awards 2023 - “Most Human HR Strategy”
2023: Sunday Times Best Workplaces – Medium Size Workplace (more information here)
2023: EcoVadis Silver Medal (68/100)
2023: CDP Climate Change (C)
In 2023, Criteo also received awards as part of Ragan’s Workplace Wellness Awards:
•Winner: Mental Health Initiatives
•Honorable Mention: Top Places to Work for Employee Well-being, Large Organization (More Than 1,000 Employees)
More information can be found on Ragan’s Workplace Wellness Awards here.
Maria Trivellato, our VP Global Talent Acquisition & Employer Branding, was also the award winner at the HRO EMEA Awards for Global TA Leader of the Year. In 2022, Criteo was proud to be certified a “Family Friendly Company” by the Family Friendly Company label created by the French association, “Ensemble pour l’Education de la Petite Enfance” (Together for Early Childhood Education — more information is available here).
More information regarding our CSR and Diversity, Equity, and Inclusion awards is available here.
Environment

CSRD concordance: ESRS E1 - Climate change - Sub-topics: Climate change adaptation - Climate change mitigation - Energy

II.Reduce Criteo’s Environmental Impact
1.Criteo's Environmental Approach in Addressing Climate Change
Environmental strategy and initiatives
Our environmental strategy was defined in 2022, paving the way for ambitious short-term and long-term action plans and energy-reduction goals.
In line with that roadmap, we conducted several projects focused on climate in 2023. Many of those projects were proposed by dedicated internal working groups, each focused on specific categories of emission sources, where Criteo’s employees brainstormed and identified suitable decarbonization levers.

For instance, we brought together event managers from several teams and drew up an “Event Sustainable Book” that provides clear guidelines and best practices on how to organize sustainable events, intended to be enriched over the coming years.
Thanks to input from our Travel, Procurement, and Sustainability teams, as well as Events and Green Community representatives, we also updated our travel policy to incorporate our sustainable development objectives, helping Criteo's employees to travel responsibly (e.g., reduce travel, give preference to public transportation methods such as railways, suggest staying in hotels with sustainable policies, etc.).
In 2023, another milestone was met as we set up Criteo’s greenhouse gas (GHG) emission reduction targets for 2030, aligned with the 1.5°C scenario of the Paris Agreement. These targets were defined with the support of a consulting firm with climate expertise, then sent to the Science Based Target Initiative (SBTi), which validated them.
All these actions align with our new Environmental Statement adopted in 2023. This Statement, as well as our efforts to reduce our carbon footprint, demonstrates our commitment to operate responsibly and is a step forward to drive a positive change in the industry. Our approach is based on the following objectives:
•Leverage our products, solutions, and services to build a sustainably conscious future,
•Progressing towards our GHG emissions targets, in line with the Paris Agreement, and
•Contribute to global neutrality via projects to offset part of our residual GHG emissions.

Our new Environmental Statement embodies how Criteo strives to adopt industry best practices to minimize the impact of our operations on the environment regarding main issues such as:
•Resource Conservation: We continuously seek opportunities to conserve resources, reduce waste generation, and promote efficient use of energy, water, and other natural resources.
•Carbon Emissions Reduction: We are committed to reducing our carbon footprint and mitigating the impact of our operations on climate change.
•Sustainable Products and Services: We integrate environmental considerations into the development, design, and delivery of our products and services.
•Supplier Engagement: We collaborate with our suppliers to promote sustainable practices throughout our supply chain.
•Employee Awareness and Engagement: We raise awareness among our employees about environmental issues and empower them to contribute to our sustainability goals.
•Continuous Improvement and Reporting: We regularly review our environmental performance and set targets for improvement.
•Environmental Management Systems: We establish and maintain effective environmental management systems to ensure the implementation of this Policy and facilitate continuous improvement.
More information on Criteo’s Environmental Statement is available here.
Criteo also participates in leading initiatives that aim to reduce the tech industry’s environmental impact, such as:
•The Planet Tech’Care Manifesto (signed with the French Association Numeum15): This initiative brings together players from the French digital ecosystem who are committed to reducing their environmental footprint.
•The Alliance Digitale16: This leading industry trade body in France organizes working groups in Europe to measure the environmental impact of digital advertising campaigns and developin
15 Numeum (previously called “Syntech numérique”).
16 Alliance Digitale, formerly named ”Interactive Advertising Bureau France“ (IAB France).

g solutions to mitigate their inherent risks. IAB Europe delivered a standardized framework to measure the carbon footprint of ad campaigns in 2023.
For some years now, Criteo has observed growing expectations from regulators and in public opinion on reducing the sector’s environmental impact. We will continue to engage with policymakers to encourage sustainable industry standards.
Criteo’s carbon footprint
Our first overall carbon footprint assessment was conducted in 2022 (for the year 2021) with the support of external climate experts. This assessment covered Scopes 1, 2 and 3 and was carried out in accordance with the Greenhouse Gas Protocol (GHG Protocol). It helped us identify the main sources of emissions in our value chain and therefore pinpoints the most relevant decarbonization drivers for years to come.
We have since decided to deploy the SWEEP software to facilitate the collection and centralization of data, and thus make the reporting process of our carbon emissions more exhaustive. This tool enables us to cover emissions from the entire value chain, reusing the calculation methodologies developed during the first assessment and updating, and supplementing them where necessary. Thanks to the SWEEP software we can better monitor our carbon footprint results against the SBTi targets we have set this year. This helps us check and anticipate the impact of our decarbonization levers.
In our 2022 Report we communicated our carbon footprint based on 2021 data. With the deployment of the SWEEP software in 2023, we were able to assess the carbon footprint for Scopes 1, 2 and 3 for fiscal years 2022 and 2023.
The trends and results achieved in 2023 are presented in the graphs and tables below.

Criteo’s carbon footprint results by scope
Scope	2022 (N-1 - in tCO2eq)	2023 (N - in tCO2e)	N/N-1 evolution
Scope 1	91	472	+418.7%
Scope 2 – Location-based	32,293	24,730	-23.4%
Scope 2 – Market-based	0	0	0%
Scope 3	119,143	111,462	-6.5%
Total CO2 emissions (scopes 1 + 2 + 3) - Location-based	151,527	136,664	-9.8%
Total CO2 emissions (scopes 1 + 2 + 3) - Market-based	119,870	111,933	-6.6%

2023 CARBON FOOTPRINT BY PERIMETER OF ACTIVITIES

0%
8%
28%
64%
Corporate
Infrastructure
Business
Events

Criteo’s carbon footprint results by perimeter of activities
Perimeter	2022 (N-1- in tCO2eq)	2023 (N- in tCO2eq)	N/N-1 evolution
Corporate	10,684	10,344	-3.2%
Infrastructure	42,847	37,955	-11.4%
Business	92,386	88,152	-4.6%
Events	5,610	212	-96.2%
Total CO2 emissions (all perimeters)	151,527	136,664	-9.8%

Compared to revenue, the ratio of Criteo’s carbon footprint for Scopes 1, 2 and 3 in 2023 thus amounted to 70 tCO2eq/million $.
As the results show, approximately 92% of Criteo's 2023 GHG emissions were induced by the infrastructure and business perimeters (use of the Criteo solution), and almost all the emissions came from Scopes 2 and 3.
When diving into the assessment, we observe that:
•“Electricity purchases” (Scope 2) accounted for 18% of total emissions.
•“Use of sold products” (Scope 3) accounted for 64% of total emissions.
•The “purchase of products and services” and “capital goods” accounted for approximately 12% of total emissions.
The evolution of our emissions between 2022 and 2023 highlights the efforts and actions undertaken this past year to reduce Criteo’s environmental footprint across our entire value chain.
In 2022, Criteo published its Greenhouse Gas Emissions Report (BEGES) on the French Agency for the Ecological Transition (ADEME) website, based on the full carbon footprint calculated for 2021 and presented above (more details here). We will repeat this procedure regularly, as required by Article L 229-25 of the French Environment Code (more details here).
Climate reporting frameworks
We are committed to communicating with our stakeholders in a clear and transparent way, based on tangible elements that have been co-constructed and/or verified by external experts. We base our reporting on national and international frameworks to ensure the consistency, reliability, and comparability of the information we communicate.
For the first time in 2023, we responded to the CDP17 Climate Change questionnaire and we obtained a “C” rating. The score achieved serves as a reference and will enable us to set targets for future years. We also used the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD) to build our environmental strategy and low-carbon trajectories (see Concordance Table in the Appendix).

2.Environmental Impact of Data Centers and Hardware

Energy Consumption and GHG Emissions due to Data Centers
Criteo’s operations rely on large data center units and several smaller networking rooms, also known as Points of Presence (POPs). As of December 31, 2023, Criteo had servers installed in 14 data centers (DCs) worldwide, all belonging to external service suppliers. Among those 14 data centers, 11 are data processing centers, and the remaining 3 host network POPs.
Criteo’s server infrastructure accounts for one of its largest environmental impacts (28% of Criteo’s overall carbon footprint, and more than 98% of Criteo’s total energy consumption). A team dedicated to capacity planning oversees the optimal allocation of infrastructure resources according to business objectives, dedicated full-time to optimizing Criteo’s infrastructure usage regarding costs and power usage.
Relocation and rightsizing
As part of a continuous effort to reduce emissions, Criteo relocated several data centers in 2023. Data centers spotted with high emissions during our 2022 environmental analysis were particularly targeted for these relocations. For instance, one of the data centers with the biggest carbon footprint in Amsterdam is being relocated to Paris, with a lower carbon footprint.
Data center rightsizing is another long-term and continuous effort, which involves resizing data centers in terms of server volume to increase energy efficiency all while maintaining the same quality of service — and responding to future business growth. Rightsizing continued in 2023. For example, the sites in Paris and Amsterdam benefited from architectural changes, reducing the number of resources (servers, power) used. With the thorough machine refurbishing that was performed in recent years, Criteo believes that one new server in operation now performs at least as much work as the two previous ones: the new processors are answering twice as many requests per second for one watt consumed (QPS/Watt).
As part of our efforts to reduce the environmental impact of data centers, the servers and machines in inventory are also being shut down when not used. This represents around a 3% saving of our annual power electricity consumption. For maintenance purposes, they might be switched back on once a week to check their proper functioning but are turned off otherwise.
Beyond energy efficiency, the overall environmental footprint of the server infrastructure across its lifecycle must also be considered when identifying the characteristics that will result in minimal environmental impacts. That is why Criteo assesses its carbon footprint covering the entire lifecycle of its infrastructure specifically, in addition to the company-wide carbon footprint assessment (see later in this Report for more information). Results from this assessment help us define the most sustainable approach.

17 https://www.cdp.net/en

Working with our vendors
Criteo actively seeks to enhance sustainable practices among vendors of services (hosting and hardware recycling) as well as hardware procurement. For this purpose, we established in 2023 an Infrastructure Sustainability Procurement Policy which outlines our commitment to integrating sustainable practices into our procurement processes for infrastructure activities (see the “Suppliers and Subcontractors” section for more information). For each new project, Criteo releases a request for proposal (RFP), and sustainability is one of the criteria of the decision factors. This criterion encompasses questions about energy-saving processes, sources of energy of the data center, power usage effectiveness (PUE)18 which shouldn’t exceed a rate of 2, sustainability strategy or programs of the providers, certifications, and other related topics. For instance, all data centers are covered by international certifications related to energy efficiency19. The hardware devices we purchase require open-source possibilities to avoid software end-of-life limitations and increase hardware repairability and spare part availability.
Since 2022, we have been able to retrieve data directly from data centers. Data is collected automatically in real-time, with better accuracy, as it can now be tracked at the rack level (not only at the room level). This new process improves data reliability and real-time visibility on all data centers’ energy consumption, and thus helps define action plans tailored to Criteo's actual consumption.

Electricity consumption and CO2 emissions in DCs	2022 (N-1)	2023 (N)	Var.(N/N-1)
Total electricity consumption	59,909 MWh	57,646 MWh	-3.8%
Share of decarbonized energy	100%	100%	0%
Share of electricity from renewable energy sources	24%	32%	+33.3%
Share of electricity offset through certificates	76%	68%	-10.5%
CO2 emissions generated by data centers (post offsetting efforts)[20]	0 tCO2eq	0 tCO2eq	0%

While the electricity consumption of data centers has increased since 2016 as a result of our activity growth, when compared to revenue, this indicator remains stable with 29.6MWh per million USD in 2023, compared to 30MWh per million USD in 2022. The related CO2 emissions are similarly controlled and have kept decreasing thanks to our efforts in reducing the carbon footprint, as shown in the graphs hereinafter. When we cannot supply data centers directly with decarbonized energy, we offset the carbon emissions by buying renewable energy certificates (RECs).

18 PUE is the ratio between the total electricity consumed by the Data Center and the electricity consumed specifically by the servers, meaning that if a Data Center has a PUE rate of 2, it consumes the same amount in auxiliary utilities (cooling, lighting, etc.) as the core consumption of computing devices.
19 LEED, USA EnergyStar, ISO 50001, ISO 140001, ISO45001:2018, SS564:2010, BCA-IMDA.
20 Regarding the calculation method of CO2 emissions, for data centers totally powered with renewable energy or for where we use renewable energy certificates to offset emissions, the emissions are considered to be zero. For the other data centers the local factor is used (for more details, see methodological note).

As of 2023, 100% of the data centers’ energy consumption (market-based) is supplied from decarbonized sources or offset through certificates21.
Based on Criteo’s specific assessment of the carbon footprint for the entire lifecycle of the IT Infrastructure, it remains distributed between Scope 2 (power usage) and Scope 3 (manufacturing and end-of-life) with respectively 64% and 35% emissions in 2023.
2023 data: 37,955 tons of CO2eq (compared to 40,000 tons of CO2eq in 2022).

21 Data on data center energy consumption is available between January and March 2024. To ensure their availability for the report, suppliers signed a temporary attestation in early 2024. Once available, the actual data for 2023 will be reviewed and validated by our teams in mid-2024.

The perimeter of each emission category is defined below22:
•Electricity consumption: the emission related to the electricity directly consumed by the data center during the year.
•Purchases of goods and services: the emission related to the manufacturing and delivery of the servers.
•Others: all other topics related to the data center: network, bandwidth, cables, fibers, and waste.

3.Environmental Impact of Offices and Travel
a.Green Offices
While Criteo does not own the buildings it occupies, we have undertaken a company-wide commitment to limit their environmental impact.
This starts with the selection of our buildings. Each office location is reassessed every five years, when contracts with landlords are set for renewal. This assessment considers increasingly demanding environmental factors. Our global action plan is to move to better offices in terms of the environment whenever possible, ideally certified LEED23 or BREEAM24. Thus, many of our offices were built according to high environmental quality building norms25. The Boston office building, one of the two leases Criteo signed in 2023, is Energy Star certified. More information on our Energy Star certification can be found here.
In 2023, the equivalent of 61% of our leased offices are covered by a green certification based on office area in m² (compared to 66% in 2022).
The issues that are managed by the landlord, such as waste management or heating for example, also balance the final choice. The environmental performance of the buildings has thus become a key decision factor for Criteo.

22 Methodology: The power consumption of the data center for the year and the servers purchased during the year. This methodology does not take into account the servers already in production.
23 Leadership in Energy and Environmental Design (LEED).
24 BRE Environmental Assessment Method (BREEAM).
25 In Paris, the building housing Criteo’s headquarters is NF HQE certified. The Singapore office is in a building that has been awarded the prestigious Green Mark Platinum Award. The Barcelona office is in a LEED Gold building property. Our London office is in a BREEAM certified building. The Boston office is certified Energy Star.

b.Optimizing Use of Office Space and Real Estate Footprint
With Criteo’s Flexible Work Approach (see “Social.III.4. Safety and Well-being at Work” section of this Report), we optimize workspaces around the world — for instance, by closing a few leased sites (e.g., Singapore) and several private spaces for co-working (e.g., Amsterdam, Madrid, Milan). All workspace changes implemented are carried out with consultation from employees and following behavioral studies to ensure that employees can continue to work in the best conditions.
In locations where Criteo does not have specific workspaces (leased offices or co-working spaces), a Space–on–Demand program, called “Upflex” has been implemented. Under this program, Criteo's employees have access to a large portfolio of co-working spaces where they can book a desk, meeting room, phone booth, and private office — allowing them to work away from home, when necessary, thus reducing their commuting time and carbon footprint. Furthermore, every time an Upflex space is booked, Upflex commits to planting a tree with Trees for the Future26.
c.     Energy Consumption due to Offices
Criteo strives to reduce the energy consumption of offices, such as automatically switching lighting off at night or relying on motion sensors, using energy-efficient LED lighting, configuring all laptop’s default settings to go into sleep mode when the laptop is not used and into low battery mode (lower energy consumption) when it is not plugged in. The air-conditioning system is automatically shut off or significantly reduced during the evening after regular working hours in several offices. Heating, ventilation, and air conditioning in major offices such as New York and Tokyo are set to run during reasonable working hours at an adequate preset temperature.
Another impactful initiative was switching to energy from renewable sources wherever possible. In Ann Arbor (Michigan), we signed up for a "voluntary green program" in June, enabling existing electricity customers to go 85% clean, bringing the 2023 renewable energy portion to 51%.

Electricity consumed in offices	2022 (N-1)	2023 (N)	Var. (N/N-1)
Total office electricity consumption	1,274 MWh	1,590 MWh	+24.8%
Total per employee	0.41 MWh/employee	0.44 MWh/employee	+7.3%
% from renewable energy sources	38%	29%	-23.7%
Our office energy consumption has dropped since 2020 with a significant decrease in consumption in the EMEA offices. These results are the consequence of the widespread teleworking work habits that have spread across Criteo since the pandemic and that will remain in place as part of our Flexible Work Approach (see “Social - Section III.4. Safety and Well-being at Work” section of this Report).
In 2023, the scope for data collection was expanded and now includes the small offices (with less than 50 employees) along with the offices of Iponweb, which accounts for the increase observed.
d. Greenhouse Gas Emissions due to Offices and Travel
While a significant drop in business travel was observed in 2020 due to the Covid-19 pandemic, business travel has since increased again and Criteo has therefore continued its efforts to reduce the number and impact of these trips.
Criteo limits GHG emissions by avoiding flights whenever possible, attending video conferences instead of in-person meetings, and not offering company cars as part of employees’ compensation packages. We also look at ways to minimize the use of individually owned private cars. Many of Criteo’s offices are
26 More details on Trees for the Future can be found here.

easily accessible by public transportation and do not have a parking lot, therefore discouraging employees from commuting in their private cars. In many offices, public transportation is subsidized to promote public transportation usage.
In 2023, all emissions related to business trips and hotels have been offset with VCS27 certified credits through a partnership with the non-profit, Tree-nation (see more information here).

CO2 emissions	2022 (N-1 - in tCO2eq)	2023 (N - in tCO2eq)	Var. (N/N-1)
From electricity consumption (offices) – in tCO2eq	303	462	+52.5%
From business trips – in tCO2eq28	2,318	4,744	+104.7%[29]
From commuting – in tCO2eq30	68	77	+13.2%
Carbon footprint per employee (offices consumption + business trips + commuting) – in tCO2eq/employee	0.86/employee	1.46/employee	+69.8%

DEFRA coefficient has significantly increased in 2023 (this coefficient has undergone minimal change in the previous years) which led to a growing carbons emission data31.

c.Environmental impact of subcontractors and suppliers
Criteo aims to work with a network of reliable and responsible suppliers. To do so, the Procurement team has established several tools and processes over the years which aim to improve supplier selection and better monitor their performance through the definition of purchasing strategies, management of supplier quality, measurement of supplier performance, and supplier risk analysis. All these processes include Corporate Social Responsibility (CSR) criteria.
In 2017, Criteo rolled out its global procurement policy, that has been continuously updated since and was replaced with a Sustainable Procurement Policy in 2023. This Sustainable Procurement Policy emphasizes Criteo's and the Procurement team's commitment to integrating sustainability into their selection of suppliers to create a more eco-conscious network. Through this policy, Criteo notably aims to integrate CSR considerations into procurement, focusing on risk management, refining procurement roles and missions, and clearly explaining our CSR goals. Furthermore, as explained earlier in this Report, we added an appendix to this policy covering infrastructure sustainability procurement. Through this policy, Criteo reinforced its goals towards sustainability.
The sustainable objectives in this new policy are stated as follows:
•To minimize the environmental impacts of infrastructure activities;
•To improve resource efficiency and reduce waste;
•To achieve long-term cost savings through sustainable procurement practices;
•To comply with relevant environmental laws and regulations.
27 Verified Carbon Standard CO2 Certification. Learn more here.
28 Business trips include business trips by plane and business trips by train.
29 2022 and 2023 data cannot be compared due to a change in methodology, with the addition in 2023 of new emissions sources such as hotel stays and taxi trips.
30 More information is available in the methodological note at the end of this Report.
31 For more relevancy, the emission factor used to calculate carbon emissions linked to travel has been updated between 2022 and 2023. This updated emission factor has therefore significantly increased our travel-related carbon emissions.

Similarly, our Travel policy was replaced by a new Sustainable Travel Policy to be effective as of 2024. This revamped policy emphasizes the sustainable travel practices of our employees. This Sustainable Travel Policy highlights the situations when air travel is not allowed, as well as details on how to book an environmentally friendly hotel through our partner, Egencia. Besides outlining tangible actions to become more sustainable, this policy includes a clear focus on increasing our employees' awareness of their responsibility to travel less frequently and in a more sustainable manner.
All these policies intend to provide a general framework bringing more sustainability to our day-to-day purchase activities like our RFPs’ process.
All new RFPs automatically and systematically include a CSR assessment developed by our Procurement teams. This internal CSR assessment includes 10 questions. This in-house CSR assessment is requested if the supplier has no EcoVadis score or a score below 50. Criteo also signed a partnership with EcoVadis in 2022 to work on defining the basis of its sustainable Procurement approach. The combination of our internal CSR assessment and the EcoVadis ranking allows a fair grading of suppliers based on sustainability. The CSR score assigned to suppliers' accounts for at least 5% of the final overall scoring system. The weight of the CSR score can be higher than 5% depending on the vendor's critical level of the RFP.
The objective is to increasingly include CSR criteria in Criteo’s vendor selection process, and to engage our network in this transition.
Our practices regarding sustainable procurement are strengthened and supported using a new Vendor Risk Management (VRM) tool implemented in 2023: GraphiteConnect. Since the launch of our VRM tool, 170 vendors have already been vetted — representing about 10% of our active vendors' base.
This tool is set to streamline, optimize, and secure the process of working with new vendors. The solution helped our employees navigate through the procurement process from project identification to contract signature and vendor onboarding. GraphiteConnect is made to automate Vendor analysis, ensuring adherence to our stringent CSR, Finance, Compliance, IT, Security, and Legal standards. It represents a significant step forward in efficiency and risk management for Criteo.
In accordance with the risk level, Criteo will require an appropriate action plan from the vendor if they are willing to keep working with Criteo.
As already mentioned in the Report, Criteo’s commitment to Health, Safety, and the Environment (HSE) is evidenced by our requirements during the tender process for data center space rentals. In particular, the company expects potential suppliers to provide clear responses on their use of renewable energies, responsible procurement, and certification.
Regarding data compliance, the Procurement team and the Compliance team worked on a new version of the Code of Business Conduct. The Code of Business Conduct is signed by suppliers based on their compliance risk assessment (available here).

d.Employees' Green Initiatives
Historically, Criteo has relied on local initiatives to promote environmental responsibility, led by employees. Since 2020, Criteo Cares initiatives have spread across all business units and countries. Learn more about the Green Community and Environment at Criteo hereinafter.

Green Community
The Green Community aims to raise awareness of climate change and support the company's transformation to a more responsible future. Our group of nearly 500 passionate volunteers is active throughout the year, and especially during eco-conscious celebrations such as Earth Day (in April) and Environmental Month (in September) at Criteo. In parallel, several Climate Collage sessions have been organized by Green Community active members in our Paris office. Also, our Green Community participated in our first multi-week global volunteer program in about 20 locations around the world.
Our Chief People Officer and Chief Technology Officer, both executive sponsors of the Green Community, regularly participated in community events such as clean-up missions, Earth Day talks, etc.
Additionally, our community also developed awareness content such as the Green Guidelines, which provide tips for our employees to adopt environmentally friendly behaviors in the office, and the Green Learning Path, which provides our employees with valuable resources to tackle environmental challenges better. The Green Community was also instrumental in defining Criteo's environmental strategy (see “Environment - Section II-1").
This year's Hackathon saw the creation of the "Green Learning Path" mentioned above, designed to provide a 5-minute training course, particularly for newcomers, introducing them to Criteo's environmental strategy, eco-responsible best practices to adopt, and ways to get involved through Criteo's actions. This module is included in the onboarding process and aims to be lengthened.

CSRD concordance:
ESRS E3 - Water and marine resources & ESRS E5 - Resource use and circular economy
ESRS E5 Sub-topics: Resources inflows, including resources use - Resource outflows related to products and services - Waste

e.Natural resources consumption and waste management
Natural resources consumption for offices and data centers
For the first time, Criteo was able to assess the data centers’ total water usage, which amounted to 65.5 million L in 2023. This information was either directly provided by the data centers or had to be estimated when it was not available, using the industry average value for the Water Usage Effectiveness (WUE) multiplied by the annual power consumption of the corresponding data centers. The calculation made effectively uses the least favorable hypotheses for water consumption, and the actual data center water usage might be lower than the figure provided; Criteo will endeavor in future years to collect more accurate data for this information.
In offices, Criteo’s main direct use of natural resources besides energy relates to paper and water. Regarding water, Criteo implemented sustainable practices in most offices by using sensor-equipped faucets and two-level flushing toilets. Criteo also promotes a paperless work environment, using digital signature or digital collaboration tools, for example. Offices also sort and recycle waste whenever possible, and labels recycling bins with clear sorting signs. In 2023, we also replaced all disposable cups with mugs in the Paris, Berlin, Limassol, and Yerevan offices.
E-waste management
Data centers
To reduce the amount of e-waste32 generated in the data centers, Criteo is asking for a guaranteed extension for servers from five to six years.
Criteo works with a subcontractor to handle decommissioned equipment. Most of this equipment can be reused and is resold on a second-hand market, while the remainder is considered as waste, which can be partly reused or recycled. Globally, the amount of assets resold is 77%. For example, in the case of the new data center in Singapore, Criteo used equipment from other locations which amounted to 69% of the total amount of servers needed for the site opening.
In 2023, 79.4 tons of assets related to infrastructure activities were decommissioned, compared to 55.2 tons in 2022. In 2023, Criteo produced 5.8 tons of e-waste, compared to 2.5 tons in 2022 and 9.0 tons in 2021, due to infrastructure activities. The increase between 2022 and 2023 is explained by the decommissioning of two data centers in 2023.
Information technology (IT)
Other e-waste from the workplace, such as employees’ phones and computers, is not discarded at the end-of-life but instead given or sold back to a reseller. As a result, Criteo’s actions allowed for the refurbishment of 1,806 kgs and the recycling of 1,078 kgs of office e-waste in 2023.
Criteo has implemented a replacement policy which allows a change of equipment every 3 years. However, we have decided that equipment changes will no longer be automatic and will be initiated in accordance with an employee request. We use the software “Service now” as an inventory tool that makes available all the information on the machine, notably operating time. Our team is working on bringing more transparency to the catalog listing all the machines that can be ordered by the employees. In 2024, the goal is to include in the catalog the carbon footprint and the repairability index of the user’s devices available for the employees to order.

32 Electronic waste, or commonly called “e-waste”, describes discarded electrical components or electronic devices.

Social

CSRD concordance: ESRS S1 - Own workforce - Sub-topic: Working conditions

III.Supporting People Development and Talent Initiatives
Criteo operates in all corners of the globe and has 40 offices33 across the Americas, Europe, Middle East, and Africa (EMEA) as well as Asia Pacific (APAC). Over the last years, we have focused on the development of our talent, which means investing in the growth and development of our current 3,610 employees to support our transformation.
1.Headcount
As of December 31, 2023, Criteo had 3,61034 employees globally. This figure includes Criteo’s active employees on December 31, 2023 (permanent and non-permanent employees). Compared with the 3,335 employees at the end of December 2022, Criteo’s workforce has grown by 7,6% in 2023, mainly due to the Iponweb acquisition.
The workforce-related figures presented in this Report refer to all entities within Criteo as of December 31, 2023, including legal entities acquired in the previous years.

CRITEO	2022 (N-1)[35]				2023 (N)				Var. (N/N-1)
Entity	Women	Men	Not declared	Total	Women	Men	Not declared	Total
APAC
Criteo KK (Japan)	67	75	0	142	60	60	0	120	-1.4%
Criteo Singapore Pte. Ltd. (Singapore)	45	26	0	71	37	20	0	57	-19.7%
Criteo India Pvt Ltd. (India)	46	101	0	147	72	140	0	212	+44.2%
Criteo Korea Ltd. (South Korea)	32	30	0	62	30	29	0	59	-4.8%
Criteo Australia Pty Ltd (Australia)	N/A	N/A	N/A	N/A	10	25	0	35	N/A
Criteo Advertising (Beijing) Co., Ltd (China)	N/A	N/A	N/A	N/A	9	5	0	14	N/A
AMERICAS
Criteo Corp. (United States)	366	408	2	776	333	358	2	693	-10.7%
33 Offices, including coworking spaces:
-(19) EMEA – Paris, Grenoble (Echirolles), Bordeaux, Barcelona, London, Munich, Düsseldorf, Milan, Amsterdam, Madrid, Istanbul, Dubai, Stockholm, Moscow, Limassol, Yerevan, Berlin, Nicosia, and Tel-Aviv
-(8) APAC – Gurgaon, Tokyo, Osaka, Singapore, Seoul, Beijing, Melbourne, and Sydney
-(13) Americas – New York, Boston, Ann Arbor, Los Angeles, Chicago, Miami, Seattle, San Francisco, Portland, Palo Alto, Sao Paulo, Toronto, and Vancouver
Please note that one office can be occupied by several legal entities within Criteo (Criteo France SAS, Iponweb..). This list is based on the data provided by our Workplace teams as of December 31st, 2023.
34This figure differs from the total headcount KPI presented in our Annual Report on Form 10-K because in this Report we do take into account "inactive" employees (41 employees) whereas inactive employees are excluded of the Annual Report on Form 10-K KPI. See the Methodological note at the end of this Report).
35 Change of reporting scope between 2022 and 2023: the figures in 2023 have been calculated for all entities within Criteo regardless of the number of employees whereas the figures in 2022 were calculated for entities with at least 50 employees. For 2022 figures figuring as "N/A", they correspond to data that was not reported in the 2022 CSR Report.

Criteo do Brazil LTDA (Brazil)	35	43	0	78	39	40	0	70	+1.3%
Criteo Canada Corp (Canada)	N/A	N/A	N/A	N/A	10	25	0	35	N/A
EMEA
Criteo Europa S.L. (Spain)	312	295	1	608	304	292	4	600	-1.3%
Criteo Ltd (UK)	45	51	0	96	38	43	0	81	-15.6%
Criteo GmbH (Germany)	51	43	0	94	47	38	0	85	-9.6%
Criteo France SAS (France)	31	23	0	54	27	24	0	51	-5.6%
Criteo Technology (France)	305	680	0	985	288	635	1	924	-6.2%
Criteo SA (France)	N/A	N/A	N/A	N/A	15	9	0	24	N/A
Criteo S.R.L (Italy)	N/A	N/A	N/A	N/A	9	15	0	24	N/A
Criteo BV (Netherlands)	N/A	N/A	N/A	N/A	6	13	0	19	N/A
Criteo España S.L (Spain)	N/A	N/A	N/A	N/A	6	10	0	16	N/A
Criteo Rek Hiz ve Tic. AŞ (Turkey)	N/A	N/A	N/A	N/A	6	5	0	11	N/A
Criteo MEA FZ LLC (UAE)	N/A	N/A	N/A	N/A	3	3	0	6	N/A
Criteo Nordics AB (Sweden)	N/A	N/A	N/A	N/A	0	3	0	3	N/A
ООО "КРИТЕО" [LLC CRITEO] (Russia)	N/A	N/A	N/A	N/A	0	1	0	1	N/A
Iponweb (Armenia; Germany; UK; USA; Cyprus)	N/A	N/A	N/A	N/A	119	304	5	428	N/A
Mabaya (Doobe In Site LTD) (Israel)	N/A	N/A	N/A	N/A	12	21	0	33	N/A
Total	1,335	1,775	3	3,113	1,480	2,118	12	3,610	+15.9%

As of December 31, 2023, the 1,480 women in our headcount represented 41% of the total workforce of 3,610 employees. Young people (below 35 years old) account for most of Criteo’s employees, which is expected in a high-tech company relying on a workforce with skills in the latest trending technologies.

Workforce breakdown by age	2022 (N-1)	2023 (N)	Var. (N/N-1)
Under 25	142	133	-6.3%
Between 25 and 29	824	834	+1.2%
Between 30 and 34	938	1091	+16.3%
Between 35 and 39	629	791	+25.8%
Between 40 and 44	316	414	+31%
Between 45 and 49	163	207	+27%
50 and above	101	140	+12.9%
Total	3,113	3,610	+9%

2.Recruitment and Terminations
Attracting top talent is key at Criteo, and we place great importance on the quality of our candidate experience. Our company’s values “Open, Together, and Impactful” drive the efforts of our People team to attract and retain the best talents at Criteo.
Our Employer Value Proposition is at the very core of the Criteo Culture Book. Based on the feedback from Criteo's employees and leaders, this book describes what makes our company special for clients, partners, and future talents.
Having a Research and Development (R&D) team made up of the best talent has always been a major challenge and a high business priority for Criteo. For this reason, R&D recruitment is entrusted to a specific R&D Talent Acquisition (TA) Team that is working on researching, connecting, and attracting job candidates to convert individuals into job applicants. The R&D TA team partners closely with the Tech Hiring Guild36, whose purpose is to continually evaluate and ensure a robust process for the assessment of technical skills as part of the hiring process. The R&D team identifies and attracts candidates before they graduate through our Campus program. In 2023, this program resulted in the recruitment of 57 interns and apprentices in the R&D, and Product Teams.
In 2023, Criteo partnered with 9 schools37 in France and participated in 9 career forums. Those events allow us to promote our activities directly to students, meet with candidates, collect resumes, and organize future interviews. Two Campus Program specialists were hired in 2022 to focus on this topic.

New Hires & Terminations	2022 (N-1)	2023 (N)	Var. (N-1/N)
New Hires	986	638	-35.3%
Terminations	548	768	+40.1%
Employee’s initiative	327	374	+14.4%
Employer’s initiative[38]	93	246	+164.5%
Other (e.g., end of fixed-term contract)	128	148	+15.6%
We closely monitor our attrition rate and put in a strong effort to better understand it. For instance, we have built a database to analyze the reasons for departures and better predict attrition rates depending on geographic areas and populations.
We make every effort to retain our employees by regularly monitoring their engagement rate and ensuring that they enjoy a flexible working environment that allows for their well-being, inclusion, and development (see in the following sections).
3.Compensation and Benefits
In the Tech industry, compensation is a critical differentiating factor if a company wishes to attract and retain talents and stand out from the competition.
Criteo set up Global Compensation Guidelines to ensure that compensation offered is competitive depending on several criteria, including jobs and expertise levels, and geographical areas. This is enforced by Criteo’s Compensation & Benefits team, who monitors the market and performs salary surveys for all components of employees’ compensation. A yearly review of salary levels is conducted across the Company, ensuring that compensation abides by the Global Compensation Guidelines. The
36 The Tech Hiring Guild is an internal group which consists of Engineers and Talent Acquisition experts. This group meets every two weeks to challenge and continuously improve the recruiting process. Whether it's about the process flow, renewing coding exercises, improving the candidate experience, etc.
37 EPITA, Polytechnique, ENSIMAG, Centrale Supelec, Grenoble UGA, EM Lyon, HEC, ESSEC, and Toulouse Business School.
38 Including redundancies and restructuration.

Compensation and Benefits team also oversees practices across Criteo’s entities, considering country-level specificities with the help of local People teams.
In 2023, annual base and variable salary compensation payouts for were €347,241,179.5539.
We monitor any potential salary gaps across populations depending on gender, age, or location, while considering local practices according to job category and experience. Every year, a comprehensive analysis of salary levels across Criteo is undertaken. The purpose of this analysis is to assess the competitiveness of an employee's base salary compared to the market salary for equivalent positions, as well as to improve our understanding of the potential residual differences in salaries between men and women.
Each year, Criteo conducts an annual corrective measure to bridge the gap between employee's alignment within teams (woman vs. man, new joiners vs. tenured employees, or any other type of discrepancies that could be noticed). This measure designed to support the Pay Parity Action Plan was conducted successfully in 2023: The gender pay gap has been reduced to 0% in 2021 and maintained in 2022, and 2023 (average compa-ratio of 0.90% for men and 0.90% for women before calibration).
The Pay Parity Action Plan is however a long-term endeavor, as it goes beyond short-term measures and intends to solve the issue permanently. Criteo remains very mindful about potential pitfalls that could trigger a salary gap between women and men again in the future, such as top management recruitments or insufficient levels of wage verification and monitoring.

39 For all Criteo entities.

The purview of our Pay Parity Action Plan is comprised of the following areas:

At hiring	At merit cycle	At promotion & mobility	After a leave of absence
- Ensure pay equity by running quarterly analysis on New Hire offers per gender - Training for managers	- Ensure balanced performance rating distribution per gender - Ensure average increase is balanced between women and men employees based on performance	- Ensure equal access to promotion and internal mobility opportunities - Perform analysis on average increase proposed during promotion based on gender
- Ensure compensation analysis conducted upon return of leave of absence
- Specific to maternity – ensure employees on maternity leave receive an increase as any other employees during cycles
- Offer a career discussion when employees return from leave

As per French regulations, we disclosed our Women-Men Equality Index for France again in 2023 (which reached 93 out of 100). We also disclose a breakdown of Criteo's Named Executive Officers’ compensation, which is available in the company’s Proxy Statement here.
In addition to compensation, employee benefits are also a pivotal point in the very competitive Tech industry and a key component for talent recruitment. Some of the major topics addressed by the Compensation & Benefits roadmap are in line with Criteo's Diversity, Equity, and Inclusion (DEI), and Safety & Well-being strategies available in the “Social - Section III.4" section of this Report (e.g., the Carrot Fertility & Family Forming Program).
For instance, we launched an expanded commuter offer in France, increasing flexibility for how employees can use their transport benefit to better align with Criteo’s flexible “work from home” policy and support sustainable travel, by allowing reimbursement for other modes of transportation such as bikes and ride share.
At every insurance or program renewal, we assess market competitiveness and subsequently propose enhancements. For instance in 2023, Criteo increased coverage level of life and accident insurance in Canada, increased benefit limits and added health checkups in Turkey, and strengthened the medical plan in the U.S. by adding enhanced transgender coverage, hearing aids, bariatric surgery, and a travel benefit for services that are limited in locations where employees live.
4.Safety and Well-being at Work
Adapting to new ways of working
Following the working policy established in 2020 and subsequent employee feedback, Criteo’s Flexible Work Approach was launched in 2022. Aligned with our values of being Open, Together, and Impactful, this approach is based on trust and lets employees choose to work from home, work from an office, or do a mix of both — with some exceptions for employees whose on-site presence is deemed essential (e.g., IT, workplace safety).
In 2022, we created a flexible working steering committee. The governance structure of the committee was reviewed, and members continue to work on various projects such as improving the Flexible Work Approach, Employee Engagement, social events strategy, etc.

Criteo also partners with an external company to provide 24/7 free40 psychological support to all employees and their families and provides financial support for each employee to buy suitable remote working equipment (screens, ergonomic chairs, desks, etc.). We continue to keep every first Friday of the month meeting-free (“Quiet Fridays”) to allow time for focus, self-development, reflection, and learning. We also provide learning resources to all employees to support healthy and effective working habits in a flexible work environment, including recommendations for successful hybrid work, safety tips for working from home, guidelines for effective virtual meetings, and many resources to support everyone’s balance through breaks and disconnection.
Promoting employee well-being
At Criteo, we are committed to creating a positive work environment and believe that well-being at work ultimately results from a wide array of initiatives, such as the Flexible Work Approach mentioned above our Diversity, Equity, and Inclusion (DEI) commitments. Aside from those, many initiatives have been launched and implemented throughout the year.
For instance, we regularly ask employees to provide feedback on their well-being, work-life balance, and workload through a questionnaire, and to have a follow-up one-to-one conversation with their manager to discuss their well-being at work and agree on actions if needed. In 2023, our annual Well-being Check-In campaigns were conducted worldwide during Q2.
Unlike the engagement survey, the feedback and the conversations are not anonymous and allow for personalized follow-up. This process is not mandatory, although Criteo highly encourages all employees to participate. In 2023, 57% of employees provided their feedback through the questionnaire, and 86% of them said their workload allowed them to have a fair work-life-balance. To help managers carry out those conversations about well-being, specific toolkits and materials were designed in 2023. These elements are accessible to all employees globally. Two webinars were also organized in 2023 on the “Art of the Check-In” and on “Psychological Safety”.
Employees can also request a dedicated conversation with their People Business Partner to address additional feedback or discuss any concerns. Through this initiative, Criteo voluntarily extends the company’s response to a French regulatory expectation to all employees worldwide.
In addition, Criteo rolled out several initiatives to raise awareness about mental health and create a safe space for employees to raise mental health concerns, such as our “Mental Health Awareness Weeks” in October 2023, organized by the Critenable Community (see “Social - Section V-2.f” section of this Report).
As a first measure, Criteo continues to provide an Employee Assistance Program across all countries. This is a free and confidential external helpline service that can be reached 24/7 for support on various issues. In all countries, employees can benefit from free counseling sessions offered by an external provider and available in local languages. The program also helps with daily life matters, such as sourcing services like child and elder care, or legal and financial services.
In addition to this external support, in 2022, Criteo introduced an internal support network of Mental Health First Aiders composed of Criteo's employees who have completed a training course to learn more about the most common mental health issues, understand how to identify mental health issues, and learn how to conduct non-judgmental conversations. They can act as a first point of contact for colleagues who are struggling with their mental health or going through a crisis and can signpost them to professional support if needed. A total of 74 employees globally have received their certification, and we plan to grow
40 The 24/7 helpline is always available for free with no limit for immediate support. There are limits though when it comes to an actual one-to-one therapy session. In this case employees can get up to 6 sessions with a specialist to work on stress reduction programs, up to 5 sessions with a counselor and up to 3 sessions with a professional life coach.

this support network to 100+ Mental Health First Aiders in 2024. To give every employee the opportunity to proactively support their well-being and learn healthy working habits, we also offer well-being-related training through our training catalog including topics like mindfulness, resilience, or stress management.
Every Criteo employee and two friends or family members can freely access the Headspace application. This offer is used by more than 1,400 enrolled members. Headspace offers content around mindfulness, meditation, workouts, sleep, nutrition, and much more. Employees mostly use this service for meditation and support for better sleep and, on average, they engage five times per month with the app.
In addition, most offices provide standing desks to employees without requiring a medical prescription or specific ergonomic seating, which requires a medical prescription. Based on individual needs, these appliances enhance overall comfort in the workspace.
Safety at work
Criteo’s Health & Safety Management System (H&S MS) has been in place on a global scale since 2021, with the aim to establish a global standard across the company in terms of safety norms in offices (e.g., fire protection). This H&S management system retains the strictest criteria as the company's standard depending on local norms and practices in each country. Each workplace also named an H&S referent who received specific training regarding their roles and responsibilities. Criteo uses an H&S Management System Tool, a platform that stores all H&S related documentation and data managed by Criteo’s H&S referents.
The H&S Team issued two policies that are presented in last year’s Report here.

CSRD concordance: ESRS S1 - Own workforce - Sub-topic: Equal treatment and opportunities for all

The safety of employees travelling for business is another important issue. Criteo relies on an International SOS Assistance tool to complement the existing employee emergency assistance with our healthcare insurer. This tool acts as a 24/7 hotline for support on security issues, especially when travelling. It tracks all Criteo travelers so that they can be identified and Criteo can reach out to them in case of an emergency41.
5.Skills Management and Development
In the following section, the various types of learning and development solutions we provide are referred to as:
•Instructor-led trainings: “Live trainings” and “virtual classrooms” where:
oLive training refers to training delivered face-to-face by an internal or external trainer.
oVirtual classrooms refer to virtual training delivered by an internal or external trainer via teleconferencing.
•Online trainings: Trainings autonomously followed by employees through digital learning platforms.
•Coaching sessions: 1-to-1 sessions with a coach on well-being, professional development, leadership and maximizing strengths.

41 The International SOS Traveler Tracker website allows us to identify our employees who are in a risk area. Depending on the level of risk, either ISOS takes the initiative to contact the concerned employees by email/text/phone to ensure they are safe or Criteo can send personalized messages from the ISOS platform.

a.Instructor-led Training 2023 Highlights
Top Talent Program “Leadership Journey”
The “Leadership Journey” is a six-month program tailored to individuals who are recognised as Criteo’s Top talents, focused on making them able to contribute to Criteo’s sustainable growth. The program's objectives are to build leadership capabilities, accelerate business effectiveness and success, create development and growth opportunities, expand the Criteo community and network, and foster our culture, values and leadership behaviors. In 2023, 24 participants followed a full training program, including workshops, learning expeditions, e-learnings, and individual and group coaching.
Manager development
Criteo continues to expand the development program which aims to support Criteo managers in building their Leadership Behaviors. The program includes two different tracks:
•Future makers: A six-month skills development journey, with the aim of developing Criteo’s Leadership Behaviors and creating new leadership habits. In 2023, 68 managers completed the program and 63 are currently enrolled. Participants have reported positive feedback on the relevance, usefulness, and impact of the program to their role as managers.
•Managers’ Circle: These groups allow connection, social learning, and sharing of best practices between managers. All managers are invited to join this group whether they are hired as a manager or promoted into a management role. In 2023, we relaunched the Managers’ Circle and discussed managing change, engagement, and well-being as important topics for Criteo managers.
Perform and Develop Webinars
Criteo’s approach to Perform & Develop helps employees and managers drive performance. The Learning and Development (L&D) team supported the Perform and Develop Cycle with “Just-in-time webinars” to promote timely information on our Perform & Develop process for all Criteo’s employees and managers. In 2023, 2,890 employees and 470 managers attended webinars that offered best practices on performance management, delivered in collaboration with business leaders who gave their top tips on managing performance.
Criteo Interviews
At Criteo, our goal is to attract and retain world-class talent, and we're committed to finding the right people for the right roles. In collaboration with Global Talent Acquisition team, we designed a new training program that will give hiring managers knowledge and skills to hire the best talents. The virtual workshop trains interviewers on how to conduct performance-based interviews, evaluate candidates, and make effective, fair, and inclusive hiring decisions.
Global Onboarding Live Sessions
Criteo revamped its Global Onboarding Program designed to enable a smooth and engaging transition for new Criteo's employees. During their first week at Criteo, newcomers participate in the Criteo Landing onboarding journey, which consists of two main components: live sessions and courses that are available on our learning platform, Learning Quest. Topics include general Criteo information on its business and strategy, IT open hour, HR induction, and life at Criteo.
In-class solution based on Individual Development Plan (IDP)
Criteo provides employees with an extensive catalog of in-class training. This catalog is aligned with employees' individual development plans, and employees can freely enroll in the in-class training courses available in the catalog. In 2024, the catalog will be expanded with new e-learnings, webinars, workshops, and coaching programs. The catalog will be updated quarterly.
Developing Team Strengths
In 2023, Criteo started using the “CliftonStrengths” tests developed by Gallup to help employees self-assess their strengths. Self-assessments are debriefed by a coach through a 1-hour coaching session, and the L&D team facilitates team sessions based on the team’s collective strengths. These sessions aim to foster collaboration and help teams achieve their objectives by helping them use their strengths on a day-to-day basis. Up to this date, Criteo has facilitated in-person and virtual sessions for 17 teams and 155 employees.
Beyond formal training activities, much more is happening in the field on a day-to-day basis, ranging from Criteo’s cross-functional teams and organizations to peer-to-peer learning to social learning activities. These more informal and ad-hoc learning activities, which are promoted and facilitated locally, represent a large part of the learning experience, and are a key part of Criteo’s learning culture.
The satisfaction rate of instructor-led pieces of training is 4.6 out of 5.
In-class training KPIs

IN-CLASS TRAINING	Training hours	Average training hours per employee	Average training hours per trained employee	% of trained employees
2023	7,243	1.7	4.9	37%
2022	11,187	4.5	7.3	62%
% evolution	-35%	-63%	-32.9%	-40.3%

b.Online Training 2023 Highlights
Criteo provides all employees with four online training platforms42 which provide access to over 100,000 training courses and allow free registration to workshops.
In 2023, Criteo also continued to deploy a Learning Management System (LMS) internally called “Learning Quest”. This platform allows for more flexibility in the creation and management of content, thus limiting the outsourcing of the creation process and allowing it to adapt in real-time to employees’ training needs. A key benefit of Learning Quest is that most training workshops and events are registered there, offering a single-entry point for users, better reporting on training completion, and thus improved management of individual training paths.
The Management Performance Cycle is composed of two main highlights: the mid-year touchpoint and the end-of-year touchpoint. As part of the cycle, new e-learnings were developed in 2023 with a special focus on how to operate processes internally. For instance, pieces of training on “how to give feedback” or “how to rate my employee performance” were offered in 2023. These e-learnings have been completed by 30-min webinars during which representatives from different departments presented best practices on our Perform & Develop process.
As part of the Criteo Interviews Program, an e-learning program called Criteo Hires was developed to provide all managers, interviewers, and recruiters with knowledge on significant aspects of our hiring process, including our Diversity, Equity, and Inclusion (DEI) practices as well as recruitment compliance procedures.
42 Coursera, Speexx, LinkedIn Learning and Learning Quest.

To complement the Global Onboarding Live Sessions, we designed the "Welcome to Criteo" e-Learning program which aims to provide newcomers with essential knowledge and tools needed to excel in their role and become an integral part of the organization. The e-learning program provides access to a wide range of resources, including interactive modules, videos, and quizzes, coupled with the opportunity to reinforce their learnings in live virtual sessions. This guides new Criteo's employees through our company's culture, values, policies, and procedures, setting them up for a fulfilling and successful career journey.

Online training KPIs

ONLINE TRAINING	Training hours	Average training hours per employee	Average training hours per trained employee	% of trained employees
2023	22,487	5.2	7.8	72%
2022	23,641	9.5	7.6	100%
% evolution	-4.9%	-45.3%	-2.6%	-28%

On top of the core online pieces of training above (skills development-driven), employees completed further online training that represents about 4.680 hours and covers topics such as Preventing Harassment in the Workplace (39% of these hours), “FlyCriteo” and “Welcome to Criteo” on-boarding modules (32%), Security for us (22%), and Code of Business Conduct & Ethics (7%).
A decrease in training hours per employee was expected for 2023, due to changes in the workforce (acquisitions, departures, etc.). In addition, the L&D team also focused on introducing coaching as a new methodology to help employees grow and develop.
c.Criteo’s coaching offer
Coaching is a powerful tool to empower our employees to tap into their full potential and bring their whole selves to work, besides being a great tool to enable our business growth.
We developed different types of coaching offers to support every level’s needs:
•For Individual Contributors and Team Leads:
In 2023, Criteo relaunched the internal coaching program called “CoachMe”, which allows the delivery of internal coaching sessions around career development, work-life balance, and professional efficiency topics. The goal of training 50 internal coaches has been successfully reached, and the program enabled 111 employees to be coached in 2023. In parallel, the program allows coaches to perform a self-assessment based on three areas: Career Growth, Professional Efficiency, and Work-Life Balance.
•For Managers:
Part of the “Future Makers Program” (see above). The coaching journey is delivered by BetterUp, one of the leaders in the coaching market. Participants have access to on-demand coaching with a flexible frequency according to their needs. The coaching sessions usually range from 45 minutes to 1 hour once or twice a month.
•Coaching for Executive & Senior Leaders:

Through coaching delivered by high-quality Executive Coaches, Executive and Senior Leaders are supported in their development and leadership capacity. A new coaching program, developed via BetterUp, was implemented in November 2023 for senior directors and executive management.
In 2023, Criteo also offered strengths-based coaching for all using the CliftonStrengths tool.
Coaching offer KPIs43

Coaching Offer	Coaching hours	Average number of coaching hours per coached employee	% of coached employees
2023	1,085.26	3.03	33%

d.Hackathon
At Criteo, we foster innovation and different ways of thinking. Our Hackathon aims to foster innovation and cross-collaboration around the globe and is one of the oldest and greatest traditions at Criteo. Every year, hundreds of employees get together for the opportunity to innovate, collaborate, get out of their comfort zone, learn new skills, and bring their ideas to life.
Hackathon 2023 was a remarkable edition with 430 participants, a 13% increase compared to 2022. The collaborative spirit led to the development of 70 innovative projects, spanning across 30 offices worldwide. Several sustainability and DEI oriented projects were submitted, and one of these projects, “Diversity Hiring”, focused on creating a solution to help hiring managers write job descriptions and avoid non-inclusive language.
IV. Presentation of the Criteo Cares Program
Criteo's CSR approach is composed of two bodies: the strategic branch led by the Diversity, Equity, and Inclusion (DEI) and Sustainability teams, and the employee engagement branch called Criteo Cares. This program, mentioned in several sections of this Report, was created in 2018 to bring together all local initiatives, coordinate existing solidarity and sustainability actions across the company, and maximize their impact.
Criteo Cares Program projects are driven by seven community groups44:
•Women@Criteo Community;
•Pride Community;
•BIPOC Community;
•Critenable Community;
•Parents Community;
•Green Community;
•Education Community.

These community groups are led by active volunteers from various teams and different geographical areas. Comprised of hundreds of employees from around the world, each Community group has its own Leadership Sponsor at the executive level, a dedicated internal website, and an annual roadmap.
More information can be found regarding the actions undertaken by each Criteo Cares community in related sections throughout this Report.
43 New KPI in 2023, no data is available for 2022.
44 Also known as ERGs ”Employee Resource Groups”.

Through our volunteering and giving platform, launched in 2021 and called “Giving by Alaya/Benevity45“, Criteo’s employees can support causes that are meaningful to them. This platform includes a wide variety of non-profit organizations to give our employees the freedom to use their two VPTO46 days. To encourage employee engagement, Criteo rolled out daily challenges for employees on the platform. Criteo hopes that the GIVING platform will become an increasingly important part of employee engagement.

Criteo Cares program KPIs	2021	2022	2023
Number of Criteo's employees who used their VPTO days (at least 0,5 day)[47]	58 employees (Approximately 2%)	368 employees (Approximately 11%)[48]	391 employees (Approximately 11%)
Number of Criteo's employees in the Criteo Cares Program	450 employees (Approximately 16%)	1,332 employees (Approximately 40%)	1,473 employees (Approximately 41%)
Number of donations made by the employees through the “Give Back” program on Spotlight	$14,940 USD donated (170 donations)	$41,240 USD donated (532 donations)	$10,735 USD donated (180 donations)
Number of Criteo's employees with an account on GIVING platform	709 employees (Approximately 20%)	1,845 employees (Approximately 55%)	2,099 employees (Approximately 58%)
Number of Criteo's employees who took at least one action on the GIVING platform (do good + challenge) during the year	104 employees (Approximately 15%)	655 employees (Approximately 35%)	546 employees (Approximately 26%)

Given the success of VPTO days, and with a view to further structure the approach, we decided to take inspiration from a best practice already in place in Iponweb by creating a giving committee. This committee will be in charge of developing actions linked to donations and volunteering throughout the year, in synergy with the Criteo Cares communities, the DEI and Sustainability teams.
In response to employee demands in 2023, we also rolled out our first Impact Weeks, a two-week global volunteering opportunity for our employees. Over these two weeks, approximately 400 employees volunteered with local non-profit organizations on a broad range of topics, such as environmental issues, education, food insecurity, disabilities, blood donation, and animal welfare in 23 locations. Those weeks offered our employees the chance to take their VPTO days and do good while getting together as a team.
In line with our volunteering program, we believe that we must give back to society. Through our global talent, we have a variety of expertise and skill sets that are recognized as among the best in our industry. Therefore, our “education” initiative is rooted in several partnerships with non-profits supporting various communities via mentorship. Our employees are thus able to become mentors to young people, refugees, people experiencing professional reintegration, and more.
More information is available in the following sections “Well-being, Inclusion, and Diversity at Work”, “Sustainable Relationship with Stakeholders”, and “Operating Responsibly”.

45 The Alaya platform (our vendor) was acquired by Benevity in 2022.
46 Volunteer Paid Time Off (VPTO).
47 Criteo provides all employees with a maximum of 2 working days per year to participate in volunteering activities with local charities.
48 We have updated this 2022 figure in the current report because we noticed an error in the calculation. In 2022, 368 employees used at least 0.5 VPTO days.

IV.Employee relations, Inclusion, and Diversity at Work
1.Employee Relations
a.Internal Communication
Twice a quarter, Criteo hosts “Global All Hands” which are webinar-style meetings that give the Leadership Team a platform to share the strategy and other important information with employees all over the world. As a publicly listed company, we also run specific “Earnings” sessions each quarter to cover Criteo’s financial results with employees. These meetings provide key business updates and allow employees to ask questions. Additionally, each team has regular functional “All Hands” to cascade further information on key business priorities and performance metrics.
This year, we’ve launched an “LT Engagement” program that serves as a platform to unpack Criteo strategic plans, topics, and objectives via simple conversations with our Leadership Team over video.
b.Culture of Feedback and Engagement
At Criteo, we promote feedback as an important part of our company culture. The People team supports managers and employees through dedicated trainings to give and receive feedback in a constructive way. The biannual performance review process includes additional feedback conversations between managers and employees, as well as a mid-year touchpoint for all employees.
We also collect feedback on the employee experience, including onboarding and exit feedback surveys to get a good understanding of the onboarding experience and the reasons why people leave the company. In some cases, face-to-face exit interviews with employees who leave voluntarily are also used to pinpoint the main causes of turnover and better address potential issues. We learned that we have opportunities to focus on total rewards and missing career opportunities, which were cited as the main reasons for people to leave Criteo, and this is driving our continued focus to improve employee retention.
Criteo also regularly runs company-wide employee surveys to measure engagement over time. “Criteo VOICES” is our recurring employee listening program that allows us to measure employees’ engagement and understand where we need to focus our attention to drive our business and our culture forward. In both surveys, we measure employee engagement by asking five questions:
•Would I recommend Criteo as a great place to work?
•Does Criteo motivate me to go beyond what I would in a similar role elsewhere?
•Am I proud to work for Criteo?
•Do I rarely think about looking for a job at another company?
•Do I see myself still working at Criteo in two years' time?
Following surveys, we ran five sessions with all Criteo managers, focusing on Strengthening Team Engagement.
The main strengths identified through both surveys were the following:
•Managers of Teams – Respondents feel Criteo demonstrates genuine care for well-being, listens to feedback, and keeps employees informed.
•Our Inclusive Culture – Respondents feel that their opinions are valued, and we are doing a good job at supporting and promoting DEI.

The full engagement survey also reviews scores and feedback from several questions, and more than 2,600 qualitative comments left by employees. Additionally, we hosted 15 after-survey workshops with approximately 10% of the population to get more insights and feedback from employees regarding engagement, leadership, and culture.
Results are reviewed at different levels of the organization, and all managers have immediate access to their team’s feedback. They are encouraged to have open conversations with their teams about strengths and areas of improvement. Results are also reviewed by the People team and the Leadership team, at the team and organization level. At the company level, results and continued focus areas were communicated to employees through written communication and at the Global All Hands meetings.
In 2023, we renewed our managers’ effectiveness survey. This survey is an opportunity for Criteo’s employees to provide their direct manager with insights on the areas in which they feel well supported, as well as the opportunities that will help them grow. The survey is based on the six new Criteo Leadership Behaviors (see Our Culture and Values in "Introduction - Section I.3" section of this Report). Based on the results, managers can identify improvement areas, and get access to a detailed report of the feedback provided by their team. They are encouraged to use the survey feedback as input to set their development goals as part of the Performance Review Process.
In 2023, Criteo introduced the “Criteo Adventure Global Onboarding Program” to enhance new team members' experience. With the aim to create a seamless and impactful experience for each new hire, this program provides newcomers with the essential knowledge and resources needed to excel at Criteo. The overall onboarding journey includes 3 levels:
•Global Level (Criteo Landing): Providing all employees globally with consistent experience and resources.
•Local Level (Criteo Explorers): Allowing employees to learn more about their office locations, understand their local employee benefits, and ask questions specific to the country/location they work in.
•Role Level (Criteo Role Trek): Giving employees access to a role and function-specific onboarding within their teams or divisions.
The Criteo Adventure Global Onboarding Program is designed to provide long-term support as the overall process lasts a total of six months from the pre-onboarding actions to the completion of the mid-year touchpoint. Dedicated surveys are also a key element to ensure the quality of the onboarding experience.
c.Employee Recognition
“Spotlight” is Criteo’s global recognition program, available for all employees. This platform launched in 2019 with the objective to reward every small or big thing employees are doing at Criteo.
Some rewards include social recognitions to applaud everyday great contributions, point-based recognitions to reward achievements performed during a month, and quarterly Standing Ovations to reward outstanding achievements. The platform also allows employees to recognize great actions performed through the Criteo Cares program or even to celebrate employees’ milestones within Criteo (hiring, promotions, return from long-term leave, Criteo anniversaries, etc.).

2. Diversity, Inclusion, and Equal Opportunities
a.Criteo's Strategy for Diversity, Equity, and Inclusion
Diversity, Equity, and Inclusion (DEI) are at the heart of Criteo’s values. While this commitment is embodied by all employees, Criteo’s dedicated DEI team is responsible for spreading a day-to-day DEI culture, developing a strong DNA within Criteo, and being the link between employees’ community groups49 and the Leadership Team.
Our DEI team is spread across different regions and works closely together. This organization reinforces our efforts to ensure that DEI remains a priority throughout all our locations.
Established in 2021, our DEI strategy is communicated in Criteo’s Global DEI Vision and Commitments50, Criteo’s DEI Policy, and Criteo’s Inclusion Index (see hereafter) – among other major initiatives.
Today, our priorities are:
•Strengthen our culture of inclusion (and maintain our Inclusion Index high score) through Learning programs, Workshops and Leadership Engagement.
•Increase our efforts to support the attraction and retention of diverse talent (women in Tech roles, disability inclusion, underrepresented minorities in the US).
•Strengthen our commitments through engagement and programs via Criteo Cares and community groups roadmap delivery.
•Maintain full pay equity across Criteo globally.
The main crosscutting elements of Criteo’s DEI strategy are focused on developing Inclusive Hiring Programs and Practices (Open Path Program, Criteo Hires, Voluntary Disclosure Form), retaining our diverse talent via sponsorship programs (Women in Tech Roadmap, Elevate Program) and strengthening our inclusive Culture via the Preventing Harassment Training, the Disability Inclusion Roadmap, our Criteo Cares Communities Roadmap and measuring the sense of inclusion internally via the Inclusion Index.
The following sections offer a more detailed vision of Criteo’s policies, commitments, and actions toward Gender Equality, the LGBTQIA+ community, all types of Families, Social diversity, People with disabilities, and BIPOC communities — as well as a focus on general non-discrimination procedures and measures.
DEI Objectives 2023

Diversity – Representation of varied identities and differences, collectively and as individuals.
Equity – Fair treatment, access, opportunity, and advancement for everyone at Criteo.
Inclusion – The sense of belonging and value that is felt throughout Criteo.

1.Focusing on Hiring Programs
•Increasing women in Tech roles51 by 26% by 2030.
•Increasing under-representation in the US.
•Supporting inclusive hiring practices (disability, inclusion, inclusive hiring training).
2.Developing and Retaining Diverse Talent
•Career development and sponsorship for under-represented groups.
•Global mentoring program.
3.Strengthening our Inclusive Culture
49 Employee Resource Groups.
50 More details on Criteo’s website here.
51 Women in Tech roles includes women in R&D, Internal IT, Products, Analytics, RTB-Tam (Real Time Bidding-Tam, Global Supply and Business Development), S&O Developers (Global Automation Development), Technical Onboarding, and Technical Solutions- Client Focus & and Technical Solutions- Solution Focus

•Maintaining our very high Inclusion Index.
•Preventing harassment training.
•Engaging Employees in the Criteo Cares program.

Global Inclusion Index
In 2021, Criteo established its first Inclusion Index52, focusing on assessing our culture of belonging, authenticity, psychological safety, and inclusive leadership. Our Inclusion Score was reassessed in June 2023, revealing a score of 79 /100. The 2023 Inclusion Index survey was completed by 80% of eligible employees, excluding individuals who had joined Criteo less than 2 months prior.
DEI Survey
A deeper DEI study was conducted in 2022 with the help of a specialized provider, voluntary and anonymous, with specific self-identification questions to help us further evaluate our workforce and inclusive culture. The 2022 survey supported the cultural findings from our Inclusion Index and gave us deeper insights into topics of fair management, career development, workplace flexibility, workplace safety, and recruiting and hiring.
While the survey was not repeated in 2023, our focus for the year was dedicated to sustaining and enhancing the outcomes achieved in the 2022 survey.
Actions from survey insights:

Career Development	Fair Management	Workplace Safety
Clarity around internal career paths Promotion of internal career vacancies and voyager (short term assignments) Mentoring Program Pilot CoachMe Program	Communication and clarity of Promotion Guidelines Launch of Future Makers Program (Manager Training)	Mandatory e-learnings (Preventing Harassment and Code of Business Conduct & Ethics) Reinforcing internal guidelines to raise a concern or a complaint Mental Health First Aid Accreditation
In 2023, a “Voluntary Disclosure Form” was also integrated to our application process. The applicants are now able to transmit several socio-geographical information (age, gender, etc.). This form is not mandatory and complies with the laws of every country we operate in. For instance, the race and ethnicity information are only included in the form for UK and US applicants where the legislation allows it. This initiative will provide a better overview of how inclusive our current recruitment process truly is.
DEI Learning Paths
DEI Learning Paths were developed in 2021. These online training courses, available to all employees, aim at strengthening employees’ commitment by providing them with a wealth of knowledge on DEI topics. In 2022, training materials related to Criteo’s new Anti-Harassment and Discrimination policy were also offered as part of our DEI Learning Paths. All employees globally thus completed a mandatory annual training with diverse topics (among which anti-harassment and discrimination – see the end of the section).
In 2023, the training was reinstated, integrating the Iponweb team into the program.
52 Global Inclusion Index: Measured through our Voices Survey based on four questions focusing on: Authenticity, Belonging, Psychological Safety, and inclusive leadership. Benchmarked externally against global organizations.

A special focus was put on living together and inclusive management in 2023, and a workshop on inclusive leadership was organized for the members of the R&D and Product Leadership Team.
Investing in new DEI programs
Key DEI programs developed in 2022 and continued in 2023 include, among others:
•The Open Path program aims to create more open opportunities for students from underprivileged and/or atypical educational backgrounds (see “Social - Section V- 2.e” section of this Report).
•The Pilot Mentoring Program focuses on Career and Skills Development with a big focus made on Women in R&D (see below “Women-in-Tech network” section of this Report).

A series of talks on diversity was also held in APAC to bridge the gap on this subject in the region. The APAC teams were able to discover inspiring role models and share their experiences and challenges (e.g. being a woman in a man's environment, being a disabled worker).
Two cultural Intelligence Workshops for R&D and Finance teams were organized in collaboration with the external vendor aiming to foster cultural intelligence and understanding following the Iponweb integration.
Awards received by Criteo for its commitment to Diversity, Equity, and Inclusion (DEI) are listed in “Introduction - Section I.5” section of this Report.
b.Gender Equality at Criteo
Criteo’s gender equality commitments
Criteo set out clear commitments towards advancing gender parity and is proud to be driving meaningful change for women in Tech with, for instance, our commitment to sustain pay equity globally and our focus on improving career paths in technology for women (see Criteo's priority KPIs and targets summary table in “Introduction - Section I.4.e” section of this Report).
In 2023, when building our DEI roadmap, we decided to work on a new definition for this KPI to include women in Tech jobs from the following families: R&D, Internal IT, Products, Analytics, Real-Time Bidding-Tam (Global Supply and Business Development), S&O Developers (Global Automation Development), Technical Onboarding, and Technical Solutions- Client Focus & and Technical Solutions- Solution Focus (instead of R&D, internal IT and Product teams previously). With the new definition, the indicator now includes job families in Client Solutions.
We aim to have 20% of women in Tech roles by 2024, and to increase by 1% every year from 2025 onwards to reach the worldwide average in 2030, which currently stands at 26%.
As a signatory member of the Tech for Good53 Call, Criteo also made strong commitments to the improvement of women’s representation in leadership positions specifically (more information available here).
Lastly, Criteo’s gender equality agreement in France was renewed in 2021 for three years. This agreement promotes equal pay, diversity during recruitment processes, equal access to training, and equal opportunities for career development and promotions. Several targets54 were established as part of this agreement, such as prohibiting unjustified pay differentials, increasing the number of promotions granted to women to 37% of the total amount of promotions, and increasing the proportion of women in all the diffe
53 "Tech for Good" literally means "technology for good". This indicates a collective awareness that positive societal impact must be placed at the heart of tech and digital transformation.
54 The targets mentioned in this paragraph concern Criteo’s French entities.

rent types of positions and pay ranges by 2% per year to reach 38% total representation of women in France within three years.
Monitoring gender equality at all levels of the company

Gender equality	Total employees		Managers		Directors and VP (Vice President)
	2022 (N-1)	2023 (N)	2022 (N-1)	2023 (N)	2022 (N-1)	2023 (N)
Men	1,775 (57%)	2,118 (59%)	387 (64%)	480 (67%)	173 (68%)	234 (70%)
Women	1,335 (43%)	1,480 (41%)	217 (36%)	239 (33%)	83 (32%)	102 (30%)
Not declared	3 (<1%)	12 (<1%)	1 (<1%)	2 (<1%)	0 (0%)	0 (0%)
Total	3113	3610	605	721	256	336

Our long-term efforts to attract and retain women talents over the past seven years are demonstrating overall progress, as shown in the graph hereinafter:
The small decrease between 2022 and 2023 in the percentage of women is explained by the acquisitions made by Criteo (Iponweb).
Criteo aims to hire talent without gender discrimination and promote fair opportunity regardless of gender. In 2023, 42% of promoted employees were women, surpassing the overall representation of women in the company, which stands at 41%.
Key programs and partnerships supporting women in Tech roles
•Launched in 2022, Criteo’s Pilot Mentoring Program proposes a focus on Career and Skills Development for targeted groups, women in R&D being one of the main areas of focus. In 2023 we set up the Global Mentoring Program, a 6-month internal Open Mentoring Program focusing on soft skills where mentors and mentees build an inspirational relationship based on mutual respect and trust, both mentors and mentees being Criteo's employees.
•Ada Tech School is an inclusive and feminist computing school, accessible for all to learn how to create with coding in an open, caring environment. Criteo is in partnership with Ada Tech School and in 2022 we welcomed 3 women apprentices in our R&D teams, who successfully accomplished their apprenticeship in June 2023.

Events promoting gender equality
•Top Women Tech – Careers International: in June 2023, Criteo participated for the second time in the Top Women Tech Summit by Careers International in Brussels. During this event, eighteen companies met with 120 high profiles tech talent open to career opportunities.
•WomenTech Global Conference: Criteo’s SVP Talent Development and DEI, Rachel Scheel, hosted a talk at the WomenTech Global Conference where she explored how we can support women in the workplace to feel a greater sense of belonging, helping them to be their best selves at work.
Employee engagement for gender equality

Women@Criteo Community
With around 700 members, Women@Criteo is an inclusive internal network that aims to transform and promote gender equality within the company. Its mission is to be a catalyst for the advancement of women in the workplace at Criteo and in our industry to promote equal access to all opportunities across our organization.
In 2023, the community organized events and workshops with internal and external experts, such as conferences (“WomenDoTechToo” in Paris, and Barcelona, “Sports & Mental Health: How do they relate?”), Networking events (CEW x Women@Criteo in New York), and events with charities such as the Rêv’Elles day in Paris in March 2023. The community also organized social events such as a “Ceramic class” in Armenia and an “Aperitivo” in Barcelona with human bingo. In APAC, the team in Tokyo discussed Gender Equality during a roundtable for International Women’s Day.
In 2023, the Women@Criteo Community launched a “Women@Criteo podcast” and an “Inspiring Allies” reward program.
During International Women’s Day Week, some talks and virtual events were held:
•Because we’re worth it – Sherry Smith & Shenan Reed, moderated by Elena Gulotta;
•Championing Diverse Representation - Megan Clarken & Sarah Kate Ellis (GLAAD);
•#IamRemarkable Workshops - Led by Carlota Sola Casado and Antoinette Nelisse;
•Our Journey as Women Managers in the Tech Industry - Fireside chat with Camille Moufle & Sarah Nogueira.

Women in Tech Network
To increase the retention of women in Tech roles, the Women-in-Tech Network aims to:
•multiply initiatives to attract more women into Criteo Tech roles;
•ensure that the women in our Tech functions feel connected and supported in their growth and engagement at Criteo;
•provide channels to listen to women in Tech roles’ feedback and activate a positive experience for all women at Criteo.
In this context, the DEI team ran several regional focus groups in EMEA and Americas for Women in R&D in 2022, and in 2023 for Women in Product functions, to get more insights into the needs and expectations of this internal population. It emerged that Criteo is well perceived in terms of its DEI commitment, flexible policy, and diverse recruitment; but that there is room for improvement in terms of how to live together, adopt inclusive behaviors, and boost career development support for women.

To meet these challenges, Criteo has developed a specific roadmap with two priorities: living well together and career development support. We have organized two workshops for R&D and Product Leadership team on Inclusive Leadership to strengthen the living well together. To support career development for our women in Tech roles, we organized activities in September 2023 and December 2023.
In September 2023, the session was focused on the following:
•Exploring the myriad of career paths within the realm of R&D at Criteo;
•Providing women in Tech roles with insights into the world of promotions and performance reviews that can shape their career trajectories;
•Allowing women in Tech roles to express their wishes in coaching topics via an open-floor.
In December 2023, we planned 5 workshops on the following topics, each followed by 20 participants:
•2 workshops on Building a Successful Career in Tech by Womentechforum;
•2 workshops on Embracing Mentorship | Maximizing Its Benefits by Womentechforum;
•1 workshop on How to be Politically Savvy by Womentechforum.

c.Inclusion of the LGBTQIA+ Community
Criteo stands for an open, inclusive, and safe work environment and aims to provide visibility and a sense of belonging for LGBTQIA+ people and allies through various partnerships, initiatives, and events, as well as the work performed by Criteo’s Pride community (see hereinafter).
MyGwork is a business community for LGBTQIA+ professionals, students, and inclusive employers. Criteo’s partnership with MyGwork creates more opportunities to network, mentor, and build relationships inside and outside of Criteo in support of the LGBTQIA+ community. In 2023, Criteo participated in numerous events, including MyGwork WorkFair (the largest global virtual career fair for the LGBTQIA+ community) and WorkPride, a global five-days virtual Pride conference.
In 2022, Criteo signed the LGBTQIA+ Charter of L’Autre Cercle, a leading non-profit for the inclusion of LGBTQIA+ people in the professional world, thus committing to creating an inclusive environment for LGBTQIA+ employees, promoting equal rights and treatment for all employees regardless of their sexual orientation or gender identity.
For awards and recognitions related to LGBTQIA+ inclusion, see “Introduction - Section I.5” section of this Report.
The project called “That’s My Name” allows all Criteo's employees to choose the name they wish to be known by and have it appear in the company’s systems and tools. We understand that the ability to use a preferred name is essential to feel welcome and included. As an update to this project, in 2023, we enhanced ‘That’s My Name' to empower Criteo's employees who prefer to exclusively identify with their first name only, or who do not have a last name (which is often the case in some geographies).
Launched in 2022, the LGBTQIA+ Inclusion Training explores inclusive language and the different elements within LGBTQIA+, including sexual orientation and gender identity. This training covers the different experiences of trans and non-conforming individuals (such as non-binary people) and focuses on trans-inclusive workplaces and behaviors. The module explores the multitude of identities that fall under the ‘+’ bracket, which are often misunderstood and sometimes completely erased. The objective is to support stronger inclusion for our LGBTQIA+ employees and provide opportunities for stronger allyship at Criteo.

Pride Community
With around 300 members, Criteo’s Pride Community promotes initiatives to develop an open and inclusive work environment where Criteo's employees can be themselves and feel supported. In 2023, the Pride Community provided awareness on LGBTQIA+ Inclusion topics throughout the year. The main milestones were the following:
•Moving Past Visibility with Diamond Stylz with Pride x BIPOC Communities (Trans Visibility Day)
•Trans Inclusion in the Workplace Workshop by MyGWork (Trans Visibility Day)
•Lesbian Role Models and Career Development with Pride X Women Communities (Lesbian Visibility Day)
•Psychological Safety Workshop by MyGwork (International Day against Homophobia, Biphobia, Transphobia)
•Criteo x Lloyds Bank Group: What Pride Month means to us (Pride Month)
•Bystander to Upstander - Allyship as a Verb Workshop by MyGwork (Pride Month)
•Pronoun Day webinar with Pride x Education Communities (International Pronoun Day)
•Pride Community Mixer in New York and in Barcelona
•Coffee Pride Hours in three regions
•HalloQueer event in Sao Paolo
•LGBTech event in Paris hosted by Criteo
•2023 Tokyo Rainbow Pride (April 2023)
•Barcelona Pride Parade (Pride Month)

d.Parenthood Support at Criteo
Since the launch of Criteo’s extended secondary care parental leave55 in 2021, much has been done to support parents amongst our employees, as demonstrated by Criteo receiving the Family Friendly Company Label56.
Other notable changes include Criteo’s career website which now has a "Supporting Families" page explaining Criteo’s vision and actions for a family-friendly company.
Another example of parenthood support at Criteo is the “Carrot” program launched globally in 2022. This program is an employer-sponsored inclusive fund for fertility treatments and family-forming services. It covers fertility education and assessments, fertility preservation, in vitro fertilization (IVF), donor-assisted reproduction, including gestational carrier services (where legally allowed), and adoption (more information available here). Today, most employees are eligible regardless of their gender, sexual orientation, single or couple status, etc. In addition, Criteo covers up to the equivalent of $50K USD based on each country’s cost of care as determined by Carrot for treatments and services per employee.
Criteo also partners with Fertility Matters at Work, an organization that educates and inspires businesses with an awareness of how fertility issues affect both their employees and their organization (more information available here). The organization also supports Criteo and provides guidance on how the company can improve to being a fertility-friendly employer of choice.
55 Offered for four weeks across all locations globally, regardless of their gender or marital situations.
56 We renewed the partnership with the family friendly company in March 2023.

Parents Community
With over 350 members, the Parents Community aims to support parents throughout their parenting journey, from the moment they discover their future parenthood to their return to work and beyond. Some key actions taken by the Parents Community in 2023 include:
•A fireside chat with the Education Community to celebrate International Family Day and discuss tips and tricks for keeping kids active during the holidays. Alongside this event, a guide has been created to support parents.
•A cross-community event with Criteo’s Critenable Community focusing on how we can balance our career and mental health while taking care of extended family needs.
•Online Pediatric First Aid courses organized together with Criteo’s Health & Safety team to help parents and anyone who is often interacting with kids to feel more confident and prepared if anything happens to the little ones.
•Finally, the Parents Community organized different networking events such as “Bring your kids to office” event in New York, and “Parents Community Breakfasts” in APAC: Japan, South Korea, India, and Australia.

e.Social Diversity
On the front of social diversity, the company took a significant step in 2022 with the launch of Criteo’s Open Path Program. This internal program aims to:
•Create more open opportunities for students from underprivileged and/or non-traditional educational backgrounds who recently discovered the tech industry through engineering and technical training.
•Offer them equitable access to employment through a strong internal support system, including onboarding, mentorship, training, and upskilling.
Some populations and communities are indeed largely underrepresented in STEM (Science, Technology, Engineering, and Mathematics) studies and careers, and do not benefit from the same access and support to education and employment. With the Open Path Program, Criteo wants to create an environment that gives those populations access to a strong internal support system, tools and resources, to enable them to enter the job market successfully and potentially start a great career at Criteo.
Other initiatives and partnerships pursued in 2023 include:
•Rêv’Elles: A French non-profit that inspires, motivates, and supports young women from underrepresented neighborhoods in their personal and professional development. Criteo actively participates in “Rêv’Elles Ton Potentiel” and “RVL Tech” programs (more information available here).
•Global Contact/ Science Factor (France): The Science Factor project was created by Global Contact to encourage/arouse vocations for Science and Techniques, with a new challenge to reach more than 100,000 teenagers every year from 2023, especially young girls.
•Parents on Board (France): A job site for family-friendly companies.
•Oreegami (France): A Digital Marketing Academy which aims to help graduates and job seekers equally access promising career paths in digital professions. They work with French agencies and ad tech companies to prepare future advertising campaign managers.

•Hellowork: The 1st French digital player in recruitment, employment, and training providing access to talents with disabilities.
•Seekube: A recruitment platform that organizes more than 500 job dating events every year providing access to talents with disabilities.
•MyGwork: A business community for LGBTQIA+ professionals, students, and inclusive employers.
•Article 1: A non-profit which works towards a society where one's direction, academic success, and professional integration are not dependent on social, economic, and cultural backgrounds; it envisions a society where success is achieved through social connections and civic engagement.
•Sistech: A European non-profit founded in 2017 to support displaced women access qualified and sustainable tech & digital job.

Education Community
With around 250 members, the Education Community’s goal is to support, guide, and encourage under-represented people in the employment market. Some key achievements of the Education Community in 2023 are presented below:
•Organization of a Job Discovery Day with Rêv'elles: In March 2023, the Education Community alongside the Women Community welcomed six young girls at Criteo's Paris office and introduced them to the Tech world with the aim to inspire, motivate and support young women from working-class neighborhoods in their personal and professional development.
•In collaboration with the DEI and the Retail Media teams, the Education Community welcomed Oreegami in our Paris office.
•In July 2023, a webinar was organized with the aim to explore and learn more about the latest innovations in AI in Education. The use of generative AI solutions such as ChatGPT, has raised several issues in the Education community: from ethical concerns to complex educational integrations into lectures. This session aimed to let the participants discover how our AI choices today are shaping the future of humanity and redefining education, with international expert and UNESCO panelist Dr. Delphine Le Serre.
•Together with the BIPOC Community, the Education Community co-organized in October 2023 “Le Paris Noir Tour”, which is a 2-hour tour aiming to let participants delve into the history of African-American expatriates in Paris, uncover the vibrant world of Black American artists and intellectuals.
•The Pride x Education Communities collaborated in October 2023 to raise awareness on the use of pronouns and why they are important for us in life and work.

f.People With Disabilities
Criteo’s Global Disability Policy establishes our commitment to fostering and supporting a diverse workforce, and to integrating equal opportunities for people with disabilities into Criteo policies, procedures, decisions, and operations. Criteo is committed to ensuring equal access and participation for people with all types of disabilities (either physical or mental, and visible or hidden), and to managing people with disabilities in a way that allows them to maintain dignity, respect, and independence.
In 2023, our teams worked on various initiatives to better include people with disabilities in the workforce.
An initiative called “Impact Weeks” (mentioned earlier in this Report) was organized with a special focus on disability. During these two weeks, the Critenable Community and its volunteers organized a day to raise awareness around disabilities and collect donations for the charity Handicap International France.
A “Hiring people with disabilities” training is available to smooth the recruitment process for candidates with disabilities, and our toolkit for managers specifically addressing inclusion for employees with disabilities, available on the Portal People, aims to better welcome and support employees. In 2023 the DEI team alongside the Critenable Community created the Disability Awareness Training which provides introductory information about disability for all Criteo's employees.
Three employees became disability referents in France in 2022, in addition to their current job and responsibilities, who are part of the “Critenable Community” (see hereinafter) for France. A specific campaign was launched in 2023 in France to communicate around the role of these referents.
In 2023, their missions were to:
•Organize the consideration of disability throughout the recruitment process and integration,
•Inform, guide, and support employees with disabilities;
•Develop and monitor external partnerships (Agefiph57, Cap Emploi, etc.);
•Organize information and awareness-raising actions internally;
•Ensure a dedicated monitoring of legal requirements and good practices (news, legal benchmark, Network of Disability Referents...);
•Communicate internally on the disability action plan, results, and experiences..., notably during meetings with the CSE/CSSCT58 and externally.

In 2023, the Agefiph - an association that helps companies hire disabled people - performed an internal diagnosis in France, and the results were shared in May and June 2023. The proposed action plan includes the creation of a committee on disabilities on a global scale which met for the first time in October 2023. The primary area of focus is on communication, awareness-raising and employee training on disability in the workplace.
57 ”L'Association de gestion du fonds pour l'insertion des personnes handicapées” is the French organism that manages the fund for the integration of people with disabilities.
58 Social and Economic Committees (CSE) and Health, Safety and Working Conditions Committees (CSSCT).

Critenable Community
With around 200 members, the Critenable Community provides support for employees with disabilities. Its members are committed to ensuring that employees with disabilities have a positive experience at Criteo and are able to successfully grow in their careers and showcase their creativity, innovation, performance, and success.
In 2023, the Critenable Community achieved the following milestones, amongst other initiatives:
•For Disability Day, Critenable alongside the Parents Community organized an awareness session on the topics of neurodiversity, additional family care responsibilities, mental health, work-life balance;
•The Community also organized a "VR: Alternative Realities" session at the Barcelona Office. The participants got through different situations simulating various types of disabilities;
•The Critenable Community collaborated with the Talent Engagement team to celebrate World Mental Health Day as a part of the Community’s commitments on this topic;
•Criteo took the #workingwithcancer pledge to erase the stigma of cancer in the workplace;
•The Critenable Community organized different activities to raise awareness during the Brest Cancer awareness month in October 2023;
•The Critenable Community organized two “Disability Weeks”;
•The DEI team created a SharePoint page where Criteo's employees can find all information about disability status in the different countries where Criteo is located.

g.Inclusion for the BIPOC Community
In 2023, Criteo pursued its commitments to support Black, Indigenous, and People of Color (BIPOC). One of the key actions was to develop a network of leaders all around the world, particularly in EMEA. Several initiatives were organized in terms of inclusion and diversity applied to the BIPOC Community, including but not limited to:
•Partnership with the Boyd Initiative, a US organization helping Black professionals to discover careers in Advertising and Media.
•Presence of a DEI Program Manager for the Americas in the DEI team to specifically support the United States focusing on increasing opportunities to attract, retain and develop underrepresented minorities.
•The “Elevate” Program: The Elevate program is an exclusive initiative dedicated to empowering high performers from underrepresented minorities/the global majority. In February 2023, in the context of Black History Month in the US, an initiative was set up called "coaches of color". This initiative enabled certain profiles from underrepresented minorities, selected by the HR department for their potential within the company, to have access to coaching sessions to support them in their professional and personal development. Given the very positive feedback, we decided to extend this initiative to a larger number of people from underrepresented minorities by developing the Elevate Program.
The DEI team alongside the BIPOC Community offers access to career advancement through exclusive training, mentorship, and networking opportunities. In our ongoing commitment to inclusivity, the BIPOC Community will serve as an essential foundation for this initiative. The lived experiences of its members, their insights, and perspectives will be instrumental in guiding and promoting the next steps of our program. Recognizing the unique challenges and opportunities within the BIPOC Community will be crucial in ensuring the program's effectiveness and impact.

BIPOC Community
With around 180 members, the BIPOC Community’s mission is to create a culture that empowers employees of color by creating safe spaces, providing resources for career development, and offering educational opportunities to the Criteo community. The BIPOC Community at Criteo was inspired by the BIPOC Project. Some key achievements of the BIPOC Community in 2023 are presented below:
•Moving Past Visibility with Diamond Stylz (in collaboration with the Pride Community);
•Juneteenth Trivia Celebration;
•Hispanic Heritage Month Panel NY with external guests from IAB and L'Oreal;
•Book Club Collaboration for Hispanic Heritage Month;
•Rising Above: Brandi Benson on Allyship, Recovery and Resilience (in collaboration with the Critenable and Women’s Communities);
•Black History Walks in Paris and London;
•Elevate Focus Groups & Program Restructuring.

h.Non-discrimination and Prevention of Harassment
In 2022, Criteo updated its Code of Business Conduct & Ethics (the “Code” available here). It includes the principle of non-discrimination and anti-harassment, which is applicable across all locations globally, and this was accompanied by the launch of a compulsory eLearning module.
Alongside, Criteo developed a global e-learning with country-specific modules related to Preventing Harassment and Discrimination in the Workplace, launched at the same time, which requires mandatory completion. Employees are required to complete this training annually. The global completion rate on December 31, 2023, reached 78% (+5% commenced/near completion).
In 2023, “Criteo Hires” was created as a joint project of our DEI, Talent Acquisition (TA) and L&D teams. The pilot training launched in October was optional for recruiters, hiring managers and interviewers. From 2024 on, we aim to make this training mandatory for the above-mentioned populations.
The training includes 3 modules:
•Module 1: a mandatory e-learning on recruitment basics (job description, how to train the panel of interviewers);
•Module 2: a mandatory e-learning on unconscious bias and non-discrimination on recruitment;
•Module 3: online workshop conducted by our L&D team to put into practice what has been learned. This module is compulsory only for new hiring managers and the TA team.
In addition, Criteo applies its equal opportunity approach59 which strictly forbids all forms of discrimination, whether at the recruitment stage or afterward regarding promotions, salary increases, and benefits, and specifies that no employee may be discriminated against based on gender, race, ethnicity, religious belief, disability, national origin, veteran status, marital status, or sexual orientation.
Today, 93 nationalities are represented in Criteo’s global workforce. It is therefore very diverse, with a strong mix of local talent and people from different cultures and backgrounds.
While most of our workforce is less than 45 years old (90% of employees), we are focused on our commitment to provide equal opportunities to all without discrimination based on age, be it through external hires or internal promotions.
59 Our Diversity, Equity, and Diversity (DEI) Policy is available here.

Hires and promotions of employees above 40 years old	2022	2023
Share of employees over 40 years old in hires	10%	8%
Share of employees over 40 years old in promotions	10%	10%

Criteo also recognizes the importance of freedom of speech for employees, and no discrimination is directed at employee representatives. Criteo's Code of Business Conduct & Ethics (see “Governance - Section VII.1” section of this Report) points out the importance of respecting freedom of speech. In its Human Rights Policy, Criteo also abides several fundamental principles, namely:
•The elimination of forced or compulsory labor;
•The abolition of child labor;
•The elimination of discrimination in respect of employment and occupation.
Criteo’s Human Rights Policy is available on the company’s Investor Relations website here.

CSRD concordance:
ESRS S4 - Consumers and end-users - Sub-topic: Information-related impacts for consumers and/or end-users - Personal safety of consumers and/or end-users - Social inclusion of consumers and/or end-users

IV.Sustainable Relationship with Clients and End-users
1.Dialogue with Clients
We collaborate closely with our clients and supply partners to deliver expert consulting, fast and smooth integration, and ongoing campaign management to ensure the optimal use of Criteo’s technologies and the achievement of clients’ business objectives. With dedicated Sales and Account Strategy, Creative Services, Analytics, and Technical Services teams, Criteo’s clients receive seamless, high-quality support and actionable insight, which are key factors in Criteo’s ability to maintain close to 90% client retention every quarter60 since 2011.
To continue improving the quality of its services and reinforce trust, Criteo conducts an annual client satisfaction survey (CSAT Survey). Close to 1,900 client contacts responded this year, representing 1,523 of our client accounts. The results of the CSAT survey are transmitted in real time to our employees in charge of client relations, in order to be aware of areas of improvement identified and provide personalized support to their clients.
As a testament to Criteo's commitment to client-centricity, a team was created to drive measurable change based on them.
More information regarding the products and services offered to our clients by Criteo is available in the presentation of the business model in this CSR Report’s introduction.
60 Quarterly retention rate represents the percentage of live clients during the previous quarter that continued to be live clients during the current quarter.

2.Ethics in Our Ads
We are aware at Criteo that being a responsible company also means offering responsible services. We intend to address expectations regarding ethics in our ads.
For that purpose, Criteo has set up a working group comprised of its Legal team and Artificial Intelligence labs to reflect on the ethical nature of its service and products, as well as a Product Ethics Committee (PEC) chaired by Criteo’s Chief Legal and Corporate Affairs Officer, and gathering executives from the Product, R&D, Legal, HR, Marketing and Commercial teams.
The objective of the PEC is to ensure ethical product development in order to provide our clients and partners with trusted advertising and maintain a sense of pride in Criteo about our company’s approach. The PEC anticipates and proactively seeks to respond to any ethical concerns before they are raised by our stakeholders or materialized. The PEC steers internal standards regarding Criteo’s products, while also acting as a multi-stakeholder and cross-continental forum to discuss and act upon regulatory and industry developments.
In 2023, the committee worked on:
•The update of the Criteo Advertising Guidelines (available here) led by Legal Commercial & Product Team to include Iponweb acquired in 2022. This included the unification and alignment of our set of rules to cover the new services provided by Iponweb.
•A study on ad fairness and causality led by the AI Lab and Product Analytics members to define a framework for the analysis of fairness in the context of our privacy-by-design platform.
•The risks of AI-generated content on intellectual property, disinformation and performance on the supply side led by the Product Team and the Legal Commercial Team.
•The advertisement of products in intimate/embarrassing categories led by the Product Team and the Legal Commercial Team.
Criteo is committed to delivering a trusted and safe advertising experience to marketers and media-owners alike. Our supply partners and advertisers must always adhere to our Supply Partner Guidelines and Advertising Guidelines which are designed to set up a common framework encouraging ethical practices in Criteo’s network of publishers when it comes to the use of our products and services, for instance regarding:
•Content restrictions (restrictions on certain topics such as alcohol, tobacco, gambling, firearms and weapons, etc.; on the display of ads on content that promotes harassment, hate speech or violence, or intentionally propagates disinformation);
•Ad placement (pop-ups, disruptive ads, incentivized or rewarded clicks, etc.);
•Traffic quality (manipulation of personal information, cookie abuse, etc.);
•Transparent supply chain.
More information on our Supply Partner Guidelines is available on Criteo’s website here.
On the demand side, the Advertising Guidelines, mentioned above, also constitute a cornerstone of shaping strong and ethical relations with our clients. Along with providing them with guidelines on technical matters or regulatory matters, our guidelines are indeed at the very core of our ethical approach by defining what our clients cannot do using our platform, for instance regarding:
•Restriction on content that promotes harassment or hate speech, adult content, drugs, firearms or products that bear deceptive, false or misleading claims, that infringe intellectual property;
•Restriction on targeting children under the age required for consent to the collection of personal information or on the basis of user protected or sensitive characteristics;
•Specification on ad formats and technical guidelines.

In addition, Criteo abides by key industry standards.
In June 2022, Criteo signed IBM’s Advertising Fairness Pledge. The initiative aims to bring together agencies, brands, and other leaders to generate awareness and improve fairness in marketing campaigns. Through this signature Criteo is committed to “get the facts on bias in advertising technology, explore the impact of bias on advertising campaigns and practices and be an advocate for Advertising Fairness” (more details are available here). This is pursuant to these objectives that members of the AI Lab and Product Analytics teams have developed a first framework for the study of ad fairness in our privacy-by-design platform. The approach was applied to housing and employment verticals. If the results remain sensitive to the assumptions taken, it is a first step for better understanding the macro behavior of our system.
In 2022, Criteo established a research partnership between the Criteo AI Lab and Inria (the French National Institute for Research in Digital Science and Technology) for the development of responsible Artificial Intelligence (AI). The first major action of this partnership is the creation of a joint project-team (hosted at the ENSAE, Institut Polytechnique of Paris), named “Fairplay”. Its mission is to study the impact of AI on the design of transparent and fair marketplaces, and how to tradeoff efficiency to ethical concerns. With this objective in mind, Fairplay is a unique mix of data-scientists, economists, mathematicians, and engineers, from Criteo and academia (more details are available here). Since its creation, many efforts were put into the study and research of new online ethical marketplaces.
The different studies include the design of a new mechanism to incentivize different players (in the Criteo use case, the advertisers) to share their datasets to collectively learn some improved prediction models, compared to the existing scenario where they operate in silo. The objective is to find a way to compensate the largest contributor (who brings the most value to the coalition) through a system of well-calibrated retributions. Other lines of research consist of reconciling fairness objectives with privacy ones (those two are typically antagonists, as the former requires to use sensitive attributes and the latter to forget them), and/or designing new online decision algorithms with global fairness constraints.
Those scientific contributions have been submitted and/or published in the most selective scientific conferences. The interplay between the Criteo AI Lab and the academic world has also been strengthened by a series of joint events, such as an internal weekly seminar, the joint participation to workshops and conferences, and the creation of new prospective working groups on fairness-related research questions.
3.Data Privacy and Information Security
Criteo takes privacy protection and compliance very seriously. Processes and policies are put in place to protect and process data in compliance with applicable Privacy and Data Protection Laws. This includes in particular the European GDPR (General Data Protection Regulation) and also the ePrivacy directive as implemented in the legislation of European Union member states. The legal team actively monitors the evolution of regulations in order to anticipate and prepare for future changes.
Since our first product offering in 2008, we have delivered the highest levels of security and data privacy across our portfolio of products, technologies, and services in line with stringent European data privacy standards that we have chosen to apply to our global operations and business practices.
Emphasizing the continued importance we place on data privacy, a privacy policy that covers all Criteo’s products is implemented and regularly updated by Criteo’s Privacy Team. This privacy policy aims to be user-friendly and transparent for users regarding their rights when it comes to data and how to exercise their rights of access or deletion, for example. Criteo’s Privacy Policy was last updated in 2022, to improve transparency towards users. The current version of the Policy is available on Criteo's website here.
Both Criteo’s Supply Partner Guidelines (available here) and Criteo’s Advertising Guidelines (available here) contain specific sections on privacy. In addition, Criteo’s Privacy Guidelines for Clients and Publishers Partners are available to our partners to ensure they have the right understanding of the data collection practices at Criteo. These guidelines are available on Criteo’s website here and are updated regularly.
a.Privacy by Design
Our Product teams develop every product feature with privacy in mind as the cornerstone of Privacy-by-Design. Criteo is fully committed to identity protection. Criteo’s activities are based on the use of “pseudonymous identifiers” that do not enable the identification of a physical person.
Privacy-by-Design is Criteo’s long-standing practice and commitment to ensuring industry-leading privacy, security, and safety for users and marketers. It means that a team of senior privacy specialists is involved at every stage of the product development pipeline. We design products by challenging ourselves to collect as little data as possible while also ensuring that our data collection practices do not allow direct identification of one individual. This is our data minimization commitment.
As a result, Criteo's personalized ads are not based on the collection of directly identifying information related to a specific user but are usually based on the placement of a revocable cookie or mobile advertising ID on a user device, after collecting consent when requested by law.
Key elements of the Privacy-by-Design approach also include:
•A designated Data Protection Officer (DPO) along with a team of privacy experts. In fact, being aware of the importance of the subject, Criteo appointed a DPO as early as 2013, i.e., long before the GDPR became effective.
•The privacy experts sit within the Product and R&D team. They perform ongoing Privacy Impact Assessments to monitor potential risks during the product lifecycle and proactively mitigate those risks.
•The Data Privacy team delivers company-wide privacy training and is integral to ensuring that we build best-in-class products and services.
We regularly review and document our internal policies, amend existing privacy policies as necessary, and enforce these policies with our partners and vendors.
b.Strict Security Measures
As required by applicable law, Criteo maintains strict security measures when collecting user data from clients. We utilize modern pseudonymous methods, such as MD561 and SHA-25662 double-hashing processes, which are considered as best market practices under the GDPR and in the industry at large. Also, we willingly never store any directly identifying personal information about individual users. Indeed, as mentioned above, the data is “pseudonymized” which does not allow Criteo to identify users.
61 Message-Digest Algorithm (MD).
62 Secure Hash Algorithm (SHA).

We implemented in 2018 a Privacy Compliance Management Software that allows us to track down and record all data incidents and problems in terms of privacy. It is also an obligation for Criteo to notify the competent national authorities where required. For instance, Criteo must notify the Commission Nationale de l'Informatique et des Libertés (CNIL, the French regulatory body in charge of personal data protection) within 72 hours if any incident occurs that could induce major risks for people’s personal data. No such incident occurred in 2023 in relation to the services we provide to our clients.
We implement regular phishing simulation campaigns with mandatory pieces of training for employees, in order to raise employees' awareness and to reduce the risk of security incidents. A public page has been made available on our website to inform clients and partners of the threats we have identified.
c.Transparency and Control
Criteo has long recognized the need to balance relevant advertising experiences with privacy expectations while empowering users to control their experiences. While some users may understand this trade-off, we will do more to educate users on this.
We are a proponent of transparency and control, and we lead industry and self-regulatory programs supporting these objectives. For example, we are fully committed to the AdChoices icon program led by EDAA63, the FEDMA64 Code of Conduct, the IAB65 Transparency and Consent Framework, the IAB CCPA66 framework, the NAI67 Code of Conduct, or the Digital Advertising Alliance CCPA68 opt-out mechanisms.
The AdChoices program enables users, with a single click, to see exactly where Criteo is using data, and how we protect their privacy. When a user chooses to opt-out or withdraw consent depending on applicable law, we immediately remove all identifiers from their browsers, making it impossible to target them in the future. Per European data protection regulations, collected user-level data is only kept for 13 months as a maximum.
All the self-regulatory programs Criteo subscribes to are complementary to applicable US, European, and domestic laws. Many national-level governments explicitly support these initiatives. These existing industry initiatives and self-regulations have succeeded so far in building user trust. We strongly believe in the benefits of self-regulation, which enables us to meet client's privacy expectations in a fast-paced internet environment.
We believe that this transparent, user-centric, and controllable approach to privacy empowers users to make better-informed decisions about how we use their data. We require our clients and publishers to provide information to users about our collection and use of data relating to the ads we deliver and monitor. We believe our industry-leading privacy, security, and safety standards for users, and our commerce and brand clients are key competitive advantages in the market.
63 European Interactive Digital Advertising Alliance.
64 Federation of European Data and Marketing.
65 Interactive Advertising Bureau.
66 California Consumer Privacy Act.
67 Network Advertising Initiative.
68 California Consumer Privacy Act.

d.Industry Leadership
In 2022, Criteo joined the Partnership for Responsible Addressable Media (PRAM), a collaborative cross-industry initiative, that is one of the leading voices contributing to draft policies for responsible use of personal data. Regarding investment in Standards and Certifications, Criteo has an extensive number of certifications in place that are reviewed annually by governing and standards bodies, including:
•Network Advertising Initiative Standards (NAI);
•Interactive Advertising Bureau (IAB) Europe;
•Digital Advertising Alliance Self-Regulatory Principles for Online Behavioral Advertising;
•European Digital Advertising Alliance’s Self-Regulatory Principles;
•Digital Advertising Alliance of Canada’s Self-Regulatory Principles;
•TrustArc.

e.Data Privacy at Criteo
The same level of protection is offered for employees’ personal data as for users’ data since it is subject to the same regulations. In particular, the subcontractor in charge of handling Criteo’s e-waste wipes out all confidential and personal information from laptops and such when they collect employees’ IT material. Moreover, awareness-raising programs regarding cyber-security are carried out for Criteo’s employees, and in 2021, trainings content was repurposed, reorganized and retailored to adapt to work-from-home needs and new processes.
Governance

CSRD concordance: ESRS G1 - Business conduct - Sub-topics: Corporate culture, Protection of whistle-blowers, Political engagement, Management of relationships with suppliers, Corruption and bribery

V.Operating Responsibly
Criteo is committed to carrying out its business in compliance with local and international regulations in all the countries it operates and according to high ethical principles. Ethics and compliance are the cornerstones of sustainable value creation, and Criteo's activities are part of this responsible, long-term vision. This commitment is reflected in our Code of Business Conduct & Ethics, where ethics and compliance are at the heart of our actions, as a fundamental guarantee of trust and high standards for all our employees, communities, clients, and stakeholders.

1.Code of Business Conduct & Ethics
Criteo has adopted a Code of Business Conduct & Ethics (available here), setting out the policies and procedures that reflect its commitment to maintaining the highest standards of honesty, integrity, and ethics when conducting business.
The Code of Business Conduct & Ethics, approved by Criteo’s Board of Directors, and reviewed in 2022, is an extension of Criteo Values. It is designed to help guide employees' conduct, so that they make the right decisions for themselves and Criteo. It includes “Do’s and Don’ts” and real-life scenarios and examples, allowing to better understand what is expected in terms of ethical behaviors and includes a summary of its Global Anti-Corruption Policy. The Code of Business Conduct & Ethics defines who Criteo is and what Criteo stands for. It is a guide to acting with transparency and responsibly.
In 2023, the completion rate for the Code of Business Conduct & Ethics training was 98%. We aim to maintain this score at 80% or more each year.

2.Global Tax Compliance
As a multinational organization, Criteo recognizes that by operating in multiple jurisdictions we are subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain.
Criteo’s management is committed to ensuring that all their entities meet their tax obligations and comply with the relevant tax laws in each jurisdiction in line with the Code of Business Conduct & Ethics and OECD69 guidelines. Criteo is only located in countries where there are commercial activities, and adopts a proactive approach to identifying, evaluating, and monitoring tax risks and managing all identified risks.
For more details regarding tax management, please refer to our most recent Annual Report on From 10-K.

3.Anti-Corruption
Criteo is deeply committed to fighting corruption. Thus, controlling the risk of non-compliance is a priority to protect Criteo’s reputation.
Criteo has zero tolerance for bribery and corruption. We prohibit corruption and payments of bribes or kickbacks of any kind, whether in dealings with public officials or individuals in the private sector. We observe the standards of conduct set forth in the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, French Loi Sapin II, as well as the applicable anti-corruption laws of all the countries in which it operates.
To avoid corruption, Criteo implemented several policies, including:
•Criteo’s Code of Business Conduct & Ethics (updated in 2022) is our reference document which sets out the policies and procedures that reflect the company’s commitment to maintaining the highest standards of honesty, integrity and ethics when conducting Criteo's business. More information is available in “Governance - Section VII.1” section of this Report.
•Criteo’s Third Party Code of Conduct (created in 2022) provides guidance to Criteo’s Third Parties on how to consider ethics and compliance in their work with us. This document is a framework to help them to better understand what Criteo expects while conducting business.
•Criteo’s Global Anti-Corruption Policy (updated in 2022) provides further details on our anti-corruption efforts, including definitions and examples of situations that present corruption risk, and the responsibilities of employees and managers to comply with the policy and ensure their subordinates do so as well. This policy also summarizes the anti-corruption laws and regulations in the various countries where Criteo conducts business.
•Criteo’s Gifts, Hospitality & Entertainment Policy (updated in 2022) defines the rules to apply for the offering or the acceptance of gifts, entertainment and hospitalities. It provides a single and unique reference and guide on its related matters. It also strictly prohibits Criteo’s employees (or any third party acting on our behalf) from offering or accepting anything of value (including but not limited to gifts, meals/entertainment, money or services), directly or indirectly to/from a foreign government official, a political party, political party official, a candidate for political office, or private/commercial third party, for the purpose of influencing official acts, obtaining or retaining business or to secure an improper advantage.
69 Organization for Economic Co-operation and Development (OECD).

•Criteo’s Conflicts of Interest & Related Person Transaction Policy (updated in 2022) provides detailed information on how to identify, avoid and address potential or actual conflicts of interest, how to disclose potential or actual conflicts of interest, and the process to follow.
•Criteo’s Whistleblowing Procedure (updated in 2022) provides guidance on the reporting and handling of concerns regarding any violation of laws and regulations, or any misconduct or unethical behavior. It applies to all Criteo's employees as well as other third parties working with Criteo specifically selected.
•Criteo’s Third Parties Due Diligence Procedure (created in 2023) details the rules and processes regarding Criteo’s third parties' assessment and the measures taken to mitigate corruption and money laundering – financing terrorism risks they might trigger. The due diligence performed varies depending on the level of risks presented by our third parties.
Selected policies are available on the company’s Investor Relations website here.
To ensure awareness of anti-corruption matters, all employees are required to regularly complete online the Code of Business Conduct & Ethics piece of training to prevent and deal with any risk situation that may arise within the context of their work, and a specific section is devoted to the fight against corruption. As indicated earlier in this Report, in 2023, the completion rate is 98%.
A dedicated compliance training course covering several compliance-related matters, including anti-corruption, was completed by employees identified as more exposed than others to corruption risks according to their activities within the company. 94% of the population at risk has been trained in 2023.
Criteo regularly assesses its corruption risks and its controls to ensure ethical conduct by all Criteo's employees and to raise overall awareness. These efforts include a periodic corruption and influence peddling risk mapping according to a dedicated methodology validated by the executive management, during which Criteo reviews its corruption risks and identify controls to address any gaps that arise during the assessment.
The Ethics and Compliance Program is implemented by the Compliance Team which regularly reports its activities to the GRCC, and ultimately to the Board of Directors, which oversees, via its audit committee, the deployment thereof on a quarterly basis and provides independent reviews due to its composition of non-executive directors.

4.Whistleblowing and Alert Mechanisms
Every Criteo's employee as well as every other third party working for Criteo has a right and responsibility to report suspected violations of applicable laws, Criteo’s Code of Business Conduct & Ethics and of any Criteo policies, or generally when facing a situation that does not feel right.
Criteo welcomes employees as well as other third parties working for Criteo specifically selected to use the available whistleblowing channels made available:
•A secure email to Criteo's whistleblowing inbox at speakup@criteo.com;
•The Criteo Whistleblower Hotline: a confidential 24/7 service;
•The secure Whistleblowing Form hosted by a third party where reports can be made anonymously;
•If not done in the previous step, they can contact the Compliance Team at ethics@criteo.com.

Concerns reported through these channels are only accessible to the chairperson of Criteo’s audit committee who is an independent director and is neither an employee nor a manager of Criteo, the Chief

Legal and Corporate Affairs Officer, who is also the Chief Compliance Officer, and finally, the SVP, Deputy General Counsel and Associate Corporate Secretary and the Compliance Manager.
The Chief Compliance Officer can designate new recipients to the channels described above among members of the Compliance team and/or of the Internal Control team.
All reports are kept confidential as required under applicable law.
Although Criteo's employees as well as other third parties working for Criteo specifically selected may choose to remain anonymous when using any of these channels, Criteo strongly discourages anonymous reporting and prefers employees as well as other third parties working for Criteo specifically selected to identify themselves in order to be able to assure proper follow-up and feedback to them.
Criteo strictly prohibits any type of retaliation under the terms of the Code of Business Conduct & Ethics and the Criteo Whistleblowing Procedure. Anyone making a complaint in good faith will not be subject to any direct or indirect sanction or detrimental treatment from their reports, even if the alleged facts are inaccurate or do not result in any action.
All employees in all countries received extensive information about the whistleblowing system's implementation. The Code of Business Conduct & Ethics training raises awareness on whistleblowing and alerts mechanisms. Awareness is also raised on regular basis with Employees. More specifically, in September 2023, a reminder has been made on the Whistleblowing Procedure with People Business Partners to update their knowledge of the procedure as they are often the persons to receive alerts from employees.

Appendix
CSRD Concordance Table

The structure of this Report for 2023 is designed to anticipate the future disclosure requirements of the Corporate Sustainability Reporting Directive (CSRD), which will apply to Criteo from the fiscal year ending on December 31, 2025. Therefore, it considers the European Sustainability Reporting Standards (ESRS), while not fully compliant therewith yet.

SUSTAINABILITY STATEMENT	ESRS TOPICS	ESRS SUB-TOPICS	CONCORDANCE
General Information	ESRS 2 – General Disclosures	General disclosures, including information provided under the Application Requirements of topical ESRS listed in ESRS 2 Appendix C.	Message From the CEO
About this Report
Disclaimer
I. About Criteo
1.Our Activities and Business Model
2.Our Corporate Governance
3.Our Culture and Values
4.Our Approach to Corporate Social Responsibility
a. Main CSR Challenges and Materiality Analysis
b. Our Approach to CSR
c. Our Sustainability Governance and Dedicated Teams
d. Relationship with Stakeholders
e. Key Results and Objectives
f. Contribution to Sustainable Development Goals
5. Our Awards and Recognitions

Environmental Information	Not applicable	Disclosures pursuant to Article 8 of Regulation (EU) 2020/852 (Taxonomy Regulation)	N/A
	ESRS E1 – Climate Change	Climate change adaptation Climate change mitigation Energy	II. Reduce Criteo’s Environmental Impact
1.Criteo’s Environmental Approach in Addressing Climate Change
2. Environmental Impact of Data Centers and Hardware
a. Energy Consumption and GHG Emissions due to Data Centers
3. Environmental Impact of Offices and Travel
a. Green Offices
b. Optimizing Use of Office Space and Real Estate Footprint
c. Energy Consumption due to Offices
d. Greenhouse Gas Emissions due to Offices and Travel
e. Environmental Impact of Subcontractors and Suppliers
f. Employees’ Green Initiatives
	ESRS E2 – Pollution		in progress
	ESRS E3 -Water and Marine Resources	Resources inflows, including resource use - Resource outflows related to products and services – Waste	g. Natural Resources Consumption and Waste Management
	ESRS E4 – Biodiversity and Ecosystems		in progress
	ESRS E5 – Resource use and Circular Economy	Resources inflows, including resource use Resource outflows related to products and services – Waste	g. Natural Resources Consumption and Waste Management

Social Information	ESRS S1 – Own Workforce	Working Conditions	III. Supporting People Development and Talent Initiatives
1. Headcount
2. Recruitment and Terminations
3. Compensation and Benefits
4. Safety and Well-being at Work
		Equal Treatment and Opportunities for all	5. Skills Management and Development
a.Instructors-led Training 2022 Highlights
b. Online Training 2023 Highlights
c. Criteo’s Coaching Offer
d. Hackathon
IV. Presentation of the Criteo Cares Program
V. Employee relations, Inclusion, and Diversity at Work
1.Employee Relations
a.Internal Communication
b. Culture of Feedback and Engagement
c. Employee Recognition
2.Diversity, Inclusion, and Equal Opportunities
a. Criteo’s Strategy for Diversity, Equity, and Inclusion (DEI)
b.Gender Equality at Criteo
c. Inclusion of the LGBTQIA+ Community
d. Parenthood Support at Criteo
e. Social Diversity
f. People with Disabilities
g. Inclusion for the BIPOC Community
h. Non-Discrimination and Prevention of Harassment
	ESRS S2- Workers in the value chain	Working conditions Equal treatment and opportunities for all Other work-related rights	1.Code of Business Conduct & Ethics
	ESRS S3 – Affected Communities		in progress
	ESRS S4 – Consumer and end-users	Information-related impacts for consumers and/or end-users - Personal safety of consumers and/or end-users - Social inclusion of consumers and/or end-users	VI. Sustainable Relationship with Clients and End-Users
1.Dialogue with Clients
2. Ethics in Our Ads
3. Data Privacy and Information Security
a.Privacy by Design
b. Strict Security Measures
c. Transparency and Control
d. Industry Leadership
e. Data Privacy at Criteo
Governance Information	ESRS G1 – Business conduct	Corporate culture, Protection of whistle-blowers, Political engagement, Management of relationships with suppliers, Corruption and bribery	VII. Operating Responsibly
1.Code of Business Conduct & Ethics
2. Global Tax Compliance
3. Anti-Corruption
4. Whistleblowing and Alert Mechanisms
Appendix	Appendix	Appendix	CSRD Concordance Table
UNSDGs Concordance Table
TCFD Concordance Table
SASB Concordance Table
Methodological Note

UNSDGs Concordance Table

Quality Education (4)
Goal: Ensure equal access to quality education for all and promote lifelong learning opportunities.
Criteo’s contribution:
•Internally, we are investing in educational and training initiatives that help our employees continually elevate their skills and create new career and growth opportunities.
•Externally, we are focused on expanding access to education through our "Education Community". Our goal is to support and help the under-represented segment of the employment market. In addition, we encourage community involvement with access to Volunteer Paid Days for all employees.
Report sections: see “Social - Section IV” and “Social - Section V.2.e” sections of this Report.
Gender Equality (5)
Goal: Achieve gender equality and empower all women and girls.
Criteo’s contribution: We have made significant contributions towards the empowerment and development of girls and women in the countries in which we operate, with a specific focus on removing barriers for women in the tech sector. For instance:
•As part of our Pay Parity action plan, we have reduced the gender pay gap to zero at Criteo in 2021 and have an action plan in place to monitor this indicator and ensure that equality is maintained.
•We committed to empowering staff from all backgrounds to fulfill their potential, achieving 26% of women in Tech roles by 2030.
•Women@Criteo Community is an inclusive Employee Resource Group promoting the advancement of women in the workplace through initiatives such as training and coaching, networking, and mentorship.
•Our commitment to Diversity, Equity, and Inclusion (DEI) extends to everything we do at Criteo, as highlighted in our DEI policy.
Report sections: see “Social - Section V.2.b” section of this Report.
Decent Work and Economic Growth (8)
Goal: Promote inclusive and sustainable economic growth, employment and decent work for all.
Criteo’s contribution: We strive to promote respectful, safe, and inclusive work environments wherever we do business:

•The health, wellness, and safety of our employees is a top priority. Our flexible working policies and best-in-class health and well-being benefits also contribute to enhancing our employees' overall quality of life.
•We ensure equal opportunities for all employees and job applicants, and do not tolerate discrimination of any kind.
•We embed and integrate respect for human rights throughout our business (Human Rights policy here).
Report sections: see “Social - Section III. 4” and “Social - Section III” sections of this Report.
Industry, Innovation, and Infrastructure (9)
Goal: Build resilient infrastructure, promote sustainable industrialization, and foster innovation.
Criteo’s contribution: Our company’s purpose is to support a fair and open Internet that enables discovery, innovation, and choice. Specifically, our research and development department is pioneering innovations in computational advertising. As a center of scientific excellence, our AI Lab delivers both fundamental and applied scientific leadership through published research, product innovations, and new technologies.
Report sections:  see “Social - Section VI” and “Governance - Section VII” sections of this Report.
Reduced Inequalities (10)
Goal: Reduce inequality within and among countries.
Criteo’s contribution: With 93 nationalities represented in Criteo’s global workforce, we are proud to have a very diverse organization. As part of our commitment to improving our culture of Diversity, Equity, and Inclusion (DEI) every day, we are focused on reducing inequality through several programs, for instance:
•Our "Black, Indigenous, and People of Color (BIPOC) Community" promotes initiatives to fight against racial inequalities and racism.
•Our Elevate program is an exclusive initiative dedicated to empowering high performers from underrepresented minorities/the global majority.
•Our Global Disability policy (available here) ensures our “Critenable Community" is also focused on improving the experience of employees who have disabilities at Criteo.
Report sections: see “Social - Section V.2” section of this Report.
Responsible consumption and production (12)
Goal: Ensure sustainable consumption and production patterns.
Criteo’s contribution: While we acknowledge that advertising generally encourages consumption, our supply partners are subject to content restrictions to ensure we promote responsible consumption, as outlined in our Supply Partner Guidelines. In addition, as a prominent member of the Tech for Good initiative since 2019, we are partnering with other industry stakeholders to define development models that put digital and technology at the service of a more sustainable future.
Report sections: see “Social - Section VI.2” section of this Report.
Climate action (13)
Goal: Take urgent action to combat climate change and its impacts.
Criteo’s contribution: In 2022, we published our environmental strategy and action plan that reinforced our CSR strategy for the Environmental pillar. We strive to minimize the environmental impact of our Data Centers by increasingly relying on renewable energy sources and increasing our compensation efforts.
•We are also focused on reducing our carbon footprint by limiting travel and implementing various green office practices and initiatives led by our "Green Community".

•In 2023, we established carbon reduction targets and trajectories, which has been validated by Science-Based Targets initiative (SBTi) and we are implementing a greenhouse gas (GHG) emissions reduction and adaptation plan aligned with the Paris Agreement.
•In 2023, Criteo aligned with the recommendations of the Task Force on Climate-related Financial Disclosure (TCFD) framework and responded to the CDP Questionnaire (Climate Change, “C” rating).
Report sections: see “Environment - Section II” section of this Report.
Partnership for the Goals (17)
Goal: Revitalize the global partnership for sustainable development.
Criteo’s contribution: We continue to partner with key stakeholders to promote initiatives that contribute to the UN Sustainable Development Goals for collective impact, for instance:
•Our partnerships with local charities – Education and mentorship;
•Our volunteering and giving platform (GIVING by Alaya/Benevity) – Social good;
•Our Tech for Good Commitment, our signature of the LEAD Network pledge – Gender Equality,
•Our Planet Tech Care Manifesto Commitment, our SBTi commitment, our response to the CDP questionnaire – Environment;
•Our commitment with the French association “L’Autre Cercle” (signing the LGBTQIA+ Charter) – LGBTQIA+ Community;
•etc.
Report sections: see “Social - Section IV” and “Social - Section V.2” sections of this Report.

TCFD70 Concordance Table

Introduction
In 2022, Criteo formalized its long-term, global environment strategy, paving the way for ambitious short-term and long-term action plans and energy reduction goals. In 2023, Criteo also responded to the CDP Questionnaire for the first time and received the “C” rating. Aligning with the TCFD framework is intended to help investors, lenders, and other stakeholders make more informed decisions and to understand how the company manages, identifies, and addresses climate-related risks.
Governance
Criteo is committed to a strong governance process for the oversight and management of the company’s sustainability efforts and energy reduction goals. Our Board of Directors’ nomination and corporate governance committee (NCGC) receives annual updates on the company’s sustainability performance and progresses from the executive management, led by the SVP Talent Development and Diversity, Equity, and Inclusion (DEI).
Our internal sustainability committee, chaired by the Chief People Officer, oversees the sustainability agenda and priorities and advises the GRCC on the Company's goals, strategies, and commitments related to ESG, including climate risks and opportunities, human rights, community, social impact, and diversity and inclusion.

Description	References
Board’s oversight of climate-related risks and opportunities	CDP Climate Change Questionnaire : C.1, C1.1.c
Management’s role in assessing and managing climate related risks and opportunities	CDP Climate Change Questionnaire : C1.2
Strategy
Criteo has an Enterprise Risk Mapping (ERM) process in place, which is updated on an annual basis to identify and assess the risks that could materially impact the Company and its financial performance. In addition, Criteo seeks to understand and anticipate how climate-related risks and opportunities may have an impact on its business across the short, medium and long-term.

Description	References
Climate related risks and opportunities identified over short-term, medium-term and long-term horizon	CDP Climate Change Questionnaire: C.2.1.a
Impact on businesses, strategy and financial planning	CDP Climate Change Questionnaire: C.2.1.b, C.2.3, C.2.4, C.2.4.b, C.3.2, C.3.5.a
Impact of different scenarios, including a 2 degree C scenario	CDP Climate Change Questionnaire: C.3.1, C.3.2
Risk Management
While we are still implementing a dedicated process for identifying and assessing climate-related risks, the Enterprise Risk Management (ERM) process in place aims to identify and monitor material risks for the Company. In connection therewith, material climate-related risks and their potential impacts are reviewed and assessed.
70 Task Force On Climate-Related Financial Disclosures (TCFD).

Our future climate-related risks and opportunity assessment will leverage this existing assessment to provide a detailed and comprehensive view on climate-related risks and opportunities to ensure a proper monitoring of the mitigation plans.

Description	References
Process for identifying and assessing climate related risks	CDP Climate Change Questionnaire : C.2.1, C2.1.a, C.2.1.b, C.2.2g, C.2.3, C.2.3.b
Processes for managing climate-related risks	CDP Climate Change Questionnaire : C.2.2g, C.2.3, C.2.3.b
Integration into overall risk management	CDP Climate Change Questionnaire : C.3.2, C.2.3.b
Metrics and targets
Key Performance Indicators and targets are essential for monitoring progress and evaluating the effectiveness of environmental initiatives. In 2023, following our GHG assessment, we defined carbon-emission reduction targets to achieve by 2030, aligned with the 1.5°C scenario of the Paris Agreement. These targets were set in accordance with the Science Based Targets Initiative (SBTi)’s recommendations and have been approved by SBTi.

Description	References
Metrics used by the organization to assess climate related risks and opportunities	CDP Climate Change Questionnaire: C.2.1b, C.2.3, C.2.3.b
Scope 1, 2 and 3 greenhouse gas emissions	CDP Climate Change Questionnaire: C4.1, C.4.1.a, C.4.1.b, C.4.3, C.4.3.a, C.4.3.b, C.4.3.c, C.5.1, C.5.2, C.5.3,
Targets used and performance against targets	CDP Climate Change Questionnaire: C.4.1, C.4.1.a, C.4.1.b, C.4.2, C.4.2.a

SASB Concordance Table71

Topic	SASB Code	Accounting Metric	Category	Unit of Measure	Disclosure
Environmental Footprint of Hardware Infrastructure	TC-SI-130a.1	(1) Total energy consumed (2) Percentage grid electricity (3) Percentage renewable	Quantitative	(1), (2): Gigajoules (GJ) (3): Percentage (%)	See “Environment - Section II” section of this Report.
	TC-SI-130a.2	(1) Total water withdrawn (2) Total water consumed, percentage of each in regions with High or Extremely High Baseline Water Stress	Quantitative	(1) Thousand cubic meters (m³) (2) Percentage (%)	Data not currently disclosed at Group level.
	TC-SI-130a.3	Discussion of the integration of environmental considerations into strategic planning for data center needs	Discussion and Analysis	N/A	See “Environment - Section II.1-2” section of this Report.
Data Privacy & Freedom of Expression	TC-SI-220a.1	Description of policies and practices relating to behavioral advertising and user privacy	Discussion and Analysis	N/A	See “Social - Section VI.2.3”; “Governance - Section VII.1” sections of this Report.
	TC-SI-220a.2	Number of users whose information is used for secondary purposes	Quantitative	Number	Please refer to this page.
	TC-SI-220a.3	Total amount of monetary losses as a result of legal proceedings associated with user privacy	Quantitative	Reporting currency	Please refer to our latest Annual Report on Form 10-K for material litigation.
	TC-SI-220a.4	(1) Number of law enforcement requests for user information (2) Number of users whose information was requested (3) Percentage resulting in disclosure	Quantitative	(1), (2): Number (3) Percentage (%)	Criteo does not publicly report this information as it is confidential.
	TC-SI-220a.5	List of countries where core products or services are subject to government-required monitoring, blocking, content filtering, or censoring	Discussion and Analysis	N/A	None of our core products and services are subject to government required monitoring, blocking, content filtering, or censoring.
Data Security	TC-SI-230a.1	(1) Number of data breaches (2) Percentage involving personally identifiable information (PII) (3) Number of users affected	Quantitative	(1) Number (2) Percentage (%) (3) Number	In 2023, we had zero data security breaches that required disclosure in our public SEC filings.
	TC-SI-230a.2	Description of approach to identifying and addressing data security risks, including use of third-party cybersecurity standards	Discussion and Analysis	N/A	See “Governance - Section VII” section of this Report.
71 Note: regulations in most countries where Criteo is located forbid the tracking of employee information related to their racial/ethnic group. As such, only gender data is available at the company level.

Recruiting & Managing a Global, Diverse & Skilled Workforce	TC-SI-330a.1	Percentage of employees that are: (1) Foreign nationals (2) Located offshore	Quantitative	Percentage (%)
Criteo is a global company. Approximately 72% of employees work in offices outside of France. As of December 31, 2023, Criteo has approximately 22,5% of employees defined as foreign nationals who have work visas in the country in which he/she is employed. Compared to 12,9% in 2022.

	TC-SI-330a.2	Employee engagement as a percentage	Quantitative	Percentage (%)	See “Social - Section IV” section of this Report.
	TC-SI-330a.3	Percentage of gender and racial/ethnic group representation for; (1) management (2) technical staff (3) all other employees	Quantitative	Percentage (%)
See “Social - Section V.2.a" section of this Report.
Note: regulations in most countries where Criteo is located forbid the tracking of employee information related to their racial/ethnic group. As such, only gender data is available at the company level.

Intellectual Property Protection & Competitive Behavior	TC-SI-520a.1	Total amount of monetary losses as a result of legal proceedings associated with anticompetitive behavior regulations	Quantitative	Reporting currency	Please refer to our latest Annual Report on Form 10-K.
Managing Systemic Risks from Technology Disruptions	TC-SI-550a.1	(1) Number of performance issues (2) Number of service disruptions (3) Total clients downtime	Quantitative	(1), (2): Number (3): Days	Criteo does not publicly report this information due to its sensitive and proprietary nature.
	TC-SI-550a.2	Description of business continuity risks related to disruptions of operations	Discussion and Analysis	N/A	Please refer to our latest Annual Report on Form 10-K.

Methodological Note

Criteo’s CSR Report constitutes the Non-Financial Performance Statement to be established by Criteo in accordance with Article L.225-102-1 of the French Commercial Code (in French “Déclaration de Performance Extra-Financière”, or “DPEF”).
Reporting period and scope
All information collected and highlighted in the CSR Report covers the period from January 1, 2023, to December 31, 2023.
In 2023, Criteo extended the CSR reporting scope covered in the CSR Report so that it matches with the financial reporting scope72. All entities within Criteo are thus included in the 2023 CSR reporting regardless of the number of employees. In the previous years, the CSR scope of reporting excluded all entities with less than 50 employees.
Vigilance point: Legal entities that joined Criteo’s financial scope in year N are included in the CSR reporting scope in year N+1 (except for Brandcrush, acquired in 2023, which has been included in this 2023 report).
Relevance of CSR indicators
Criteo’s choice of a panel of CSR indicators is based on:
•A benchmark on CSR best practices among IT sector leaders;
•Workforce-related, environmental, and social impacts and risks analysis of Criteo’s activity;
•The SASB standard;
•Specific indicators to Criteo’s Human Resources policy.
Every year the list of CSR indicators is reviewed and updated based on feedback from Criteo’s Sustainability team, reporting contributors and proofreaders, considering new focus areas in the Report and expectations from stakeholders.
Internal and external controls
Data collected during the CSR reporting process is controlled by “validation managers”. For each KPI, a dedicated person oversees data control and performs consistency tests listed within Criteo’s reporting procedure. For instance, to avoid discrepancies during the KPI reporting process, each validation manager performs the following controls:
•Lack of data: Verification of the presence of the overall data. Lack of data must be justified by the person in charge of the KPI.
•Data consistency: Verification of data consistency compared to last year’s data. Significant annual variations must be justified and documented.
Criteo also mandates an independent third-party body to verify and validate the reliability of Criteo CSR information (audit). The nature of verification work conducted, and external conclusions are available on demand.
CSR indicators – Calculation and estimation methods
72 Previously, only legal entities with more than 50 employees were included in the CSR scope. For electricity consumption, only leased offices with more than 50 employees were included, due to the information being difficult to collect for smaller offices, which became possible in 2023 thanks to the upgrade in reporting tools.

•Headcount:
The headcount figures include all Criteo's employees on the last day of the year:
•Permanent employees (whose work for Criteo is not limited in time);
•Non-permanent employees (fixed-term contracts, work-study contracts, interns);
•Employees who are momentarily on leave of absence and are therefore inactive (parental leave, sabbatical leave, long illness, maternity leave, etc.);
•Employees of a legal entity seconded to another legal entity and expatriates;
•Employees leaving the company on the last day of the year.

All gender-related data featured in the Headcount section of this Report is self-declared under three categories: Male, Female, Not declared. This data was not collected specifically for the purpose of this Report but gathered via our internal instances, reports, or interfaces where “Gender” is used (for example, in some countries, for payroll purposes, social security, or as a legal requirement or into benefits…). The category “not declared” refers to all employees that did not answer either “male” or “female”.

•Training:
Training hours from all employees are taken into account, including employees who left the company during the reporting period. Training hours for subcontractors or consultants who have been trained by Criteo are not included in the calculation of training hours.
Face-to-face training hours
Training data is collected from Criteo’s Learning Management System tool.
Are considered:
•The number of training hours that employees attended (not the number of training hours that employees registered for) and which were reported by People business partners to the Global Learning & Management Development team;
•Individual coaching or state of the art co-development sessions;
•Management and leadership development modalities.

Are excluded:
•Seminars, conferences, working groups, open days;
•On-boarding training sessions and resources (FlyCriteo program);
•Anti-harassment, Anti-corruption for high-risk population training, and Code of Business Conduct & Ethics pieces of training.
Where face-to-face training hours are related to sessions running over two consecutive years, if the session represents more than 50 hours, the hours are accounted for pro-rata temporis, otherwise, hours are included within year N figures.
E-learning training hours
Due to the large choice of e-learning platforms offered to Criteo's employees (Coursera, LinkedIn Learning, The Learning Quest, O’Reilly, etc.), the decision was made to adapt our tracking and reporting method for e-learning hours to each platform’s specific approach to learning, course organization, and recording system for hours spent by users on the platform.

While this approach means that the calculation method is not the same for each platform, it aims to ensure that the most relevant method has been used in each case in order to report the actual training hours followed by employees. The most frequently used methods are for instance:
•The reporting of training contents completed up to a certain point (with minimal and sometimes maximal duration thresholds set up depending on the type of course provided), for instance:
oMicro-learning: recorded from one minute on (LinkedIn Learning; The Learning Zone; The Learning Quest; O’Reilly; DataCamp; TLZone). As the micro-learning platforms are composed of short contents focusing on the essential, a limit of one-min has been set up.
oMOOC learning: recorded from one hour to max 25 hours (Coursera). As the MOOC courses should take between 19 and 25 hours, a limit of 25 hours for this type of e-learning has been set to make sure that this range includes mostly learning hours contents. Above 25 hours will include most of the time quizzes, exams or discussion forums.
•The reporting of only theoretical hours, not the actual “on-line connection time”, for instance for E-learning training from Product team.
•Language training courses do not have a minimum duration as we considered that language learning should be measured from the start.
Are excluded:
•Time logged in the LMS;
•Training content below the minimal duration or above the maximum duration;
•Training content started during the previous financial year;
•Training content only related to an assessment or quiz;
•Training content only based on “document reading” or “link to document”;
•Training content related to basic IT application tutorials for all employees such as expenses reports, Human Resources Information System;
•Programs and content pushed/prescribed to all employees for compliance purposes or for IT application up skill.
Whenever a significant change in methodology occurs, N-1 data for training may be updated according to the new methodology to allow for comparability.

•Business trips: Data from the business travel agency, EGENCIA, includes all air travel scope as well as train trips.
•Commuting: Data regarding the commuting of employees between one’s place of residence and one’s place of work is calculated via extrapolations and has a high level of uncertainty.
•Electricity consumption of offices: Where the value for one or several months is missing, an extrapolation is made based on the months available.
•Electricity consumption of data centers: Actual data is supplied by Criteo’s data room providers. Electricity consumption includes all data centers except POPs for which power needs are negligible.
•Amount of renewable energy consumed for data centers: This data is calculated based on the amount of energy supplied from decarbonized sources or offset through certificates.
•Amount of renewable energy consumed for offices: The national renewable energy rates used are from the International Energy Agency (IAE).
•CO2 emissions: Emission coefficients per country from ADEME database have been used for the calculation. CO2 emissions are now calculated using the SWEEP tool.

•Number of employees who participated in CSR events organized through Criteo Cares: For each event the number of people who attended is counted, and the indicator consists of consolidated figures for each event. This indicator thus covers the total participation number and not the number of individual attendances.
Other information: This Report does not contain disclosures on the following information mentioned under article L. 225-102-1 of the French Commercial Code, that was considered either nonmaterial as part of the materiality analysis presented in the introduction to this Report, or non-relevant with regard to Criteo’s activities:
•“Food waste”,
•“Food insecurity”,
•“Animal well-being”,
•“Responsible food choices”,
•“Promotion of physical and sportive activities”,
•“Promotion of the link between the French Nation and the army and support to employees’ engaged in the army reserve”.

A more detailed description of CSR reporting protocols and audited KPIs definitions can be found in our internal methodology guide called "CSR Reporting - Methodology Guide and KPI definitions

Board Report

Dear Shareholders,
We are holding this combined shareholders' meeting to submit resolutions for your approval, which, under French corporate law, fall partly within the scope of an ordinary shareholders’ meeting and partly within the scope of an extraordinary shareholders’ meeting. The ordinary shareholders’ meeting and the extraordinary shareholders’ meeting, which we will hold concurrently on June 25, 2024, are together referred to throughout this document as the “shareholders’ meeting”.
Set forth below is the agenda for the shareholders’ meeting:
Agenda for the Ordinary Shareholders’ Meeting
1.renew the term of office of Ms. Megan Clarken as Director,
2.renew the term of office of Ms. Marie Lalleman as Director,
3.renew the term of office of Mr. Edmond Mesrobian as Director,
4.appoint Mr. Ernst Teunissen as new Director,
5.renew RBB Business Advisors as statutory auditor,
6.non-binding advisory vote to approve the compensation for the named executive officers of the Company,
7.approve the statutory financial statements for the fiscal year ended December 31, 2023,
8.approve the consolidated financial statements for the fiscal year ended December 31, 2023,
9.approve the allocation of profits for the fiscal year ended December 31, 2023,
10.approve the agreements referred to in Articles L.225-38 et seq. of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Mr. Frederik van der Kooi),
11.authorize the Board of Directors to execute a buyback of Company stock in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code,
Agenda for the Extraordinary Shareholders’ Meeting
12.authorize the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code,
13.authorize the Board of Directors to reduce the Company’s share capital by cancelling shares acquired by the Company in accordance with the provisions of Article L. 225-208 of the French Commercial Code,
14.delegate authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock,
15.authorize the Board of Directors to grant time-based restricted stock units (“Time-Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, without shareholders' preferential subscription rights,

16.authorize the Board of Directors to grant performance-based restricted stock units (“Performance-Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, without shareholders' preferential subscription rights,
17.approve the maximum number of shares that may be issued or acquired pursuant to the sixteenth resolution of the Shareholders’ Meeting dated June 13, 2023 (authorization to grant options to purchase or to subscribe shares), the Fifteenth resolution herein (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) and the Sixteenth resolution herein (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries),
18.delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights,
19.delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights,
20.delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering (excluding offers covered by paragraph 1° of article L. 411-2 of the French Monetary and Financial Code), without shareholders' preferential subscription rights,
21.delegate authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without preserving shareholders’ preferential subscription rights pursuant to the Eighteenth resolution, the Nineteenth resolution and the Twentieth resolution above (“green shoe”),
22.delegate authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise), without shareholders' preferential subscription rights, and

23.approve the overall limits pursuant to the Eighteenth resolution to the Twenty-second resolution above.

I.DECISIONS FALLING WITHIN THE SCOPE OF THE ORDINARY SHAREHOLDERS’ MEETING
A.Renewal of the term of office for a director whose term is coming to an end [resolutions 1 to 3]
Composition of the Board of Directors
The board of directors of the Company (“Board of Directors”) is composed of eight members, seven of which are independent (Rachel Picard (Chairwoman), James Warner (Vice-Chairman since July 28, 2020 and before that, Lead Independent Director), Nathalie Balla, Marie Lalleman, Edmond Mesrobian, Hubert de Pesquidoux and Frederik van der Kooi). The only member of the Board of Directors who is not independent is Megan Clarken, Chief Executive Officer of the Company who was appointed as Director by the Board of Directors at their meeting dated August 27, 2020 to replace Jean-Baptiste Rudelle who had resigned.
The independent members of the Board of Directors have been chosen based on their unique combination of skills, experiences and other attributes, which allows each of them to make valuable contributions to it. Four out of seven of the independent Directors are residents of the United States of America, and three out of seven of the independent Directors are European residents, so that today the Board’s composition reflects the main geographical challenges of the Company. Their range of skills allows the members of the Board of Directors to benefit from quality expertise and good practices in terms of finance and administration, corporate governance and compensation. Since four out of eight Directors are female, the Board of Directors ensures a balanced female and male representation, in accordance with Article L. 225-18-1 of the French Commercial Code.
Attendance rate
The Board of Directors and its committees meet at least four times a year. The Board of Directors met seven times in the 2023 fiscal year, including 4 in-person meetings. The committees also met on several occasions in the 2023 fiscal year. The attendance rate of each of the Board members, both at the meetings of the Board of Directors and its committees, was 100%.

Minimum meetings per annum	Actual meetings in 2023	2023 director attendance rate (for both board and Committee meetings)
4	7 (incl. 4 in-person)	100%[73]

Furthermore, the work undertaken by each of the Directors between the meetings, in preparation or follow-up (including reviewing pre-read material and participating in telephone conferences and regular discussions between the Directors and between the Company and the Directors), allows for effective meetings, with prudent and well informed decision-making. Each of the Directors brings indispensable skills to the Board of Directors that are essential in addressing the unique and specific challenges faced by the Company.

73 Frederik van de Kooi attended 100% of the meetings of the Board of Directors for the remainder of the year following his appointment as a board observer on February 2, 2023.

Renewal of the terms of office of Megan Clarken, Marie Lalleman and Edmond Mesrobian
The terms of office of Megan Clarken, Marie Lalleman and Edmond Mesrobian are coming to an end at the end of this shareholders’ meeting. You are therefore asked to renew each of their terms of office for a period of two years, which will expire at the time of the ordinary annual shareholders’ meeting that will be called to approve the financial statements of the fiscal year ended December 31, 2025. Indeed, we believe that:
-Megan Clarken’s leadership experience, extensive knowledge of the Company as our Chief Executive Officer and prior industry experience qualify her to serve on, and allow her to make valuable contributions to, the Board of Directors;
-Marie Lalleman’s experience in and knowledge of the diverse markets in which we operate, understanding of our business environment from various industry perspectives, and strong strategic thinking qualify her to serve on, and will allow her to make valuable contributions to, the Board of Directors; and
-Edmond Mesrobian’s extensive experience as an information technology executive, including for retailers, and his service on the Board of Directors of technology companies qualify him to serve on, and allow him to make valuable contributions to, the Board of Directors;
James Warner, whose term of office is also coming to an end at the end of this shareholders’ meeting, indicated that he will not be seeking reelection at this year’s shareholders meeting. Consequently, you are not asked to renew his office.
B.appointment of a New Director [resolution 4]
Ernst Teunissen, who was identified by the executive search firm Heidrick & Struggles, was nominated by the Board of Directors for appointment as a member of the Board of Directors. The Board of Directors believes that Ernst Teunissen’s C-Suite public company experience, and his expertise in online advertising, global capital markets and mergers and acquisitions will allow him to make valuable contributions to the Board.
You are therefore asked to appoint Ernst Teunissen as Director, in addition to the incumbent members of the Board of Directors up for re-election, for a two-year period, expiring at the end of the ordinary shareholders’ meeting convened to approve the financial statements for the fiscal year ended December 31, 2025.
C.Renewal of the term of office of RBB Business Advisors as statutory auditor [resolution 5]
We remind you that the term of office of RBB Business Advisors as statutory auditor expires at the end of this shareholders’ meeting.
We propose that you renew, through Resolution 5, the term of office of RBB Business Advisors as statutory auditor for a six fiscal-year period, expiring at the end of the ordinary shareholders’ meeting convened to approve the financial statements for the fiscal year ended December 31, 2029.

D.Non-binding Advisory vote to approve the compensation for the named executive officers of the Company [resolution 6]
On June 15, 2022, you recommended that the Board of Directors hold a vote every year to approve, on a non-binding basis, the compensation paid by the Company to its named executive officers.
For fiscal year 2023, our named executive officers were Megan Clarken, our Chief Executive Officer (directrice générale), Sarah Glickman, our Chief Financial Officer, and Ryan Damon, our Chief Legal and Corporate Affairs Officer.
The Board of Directors, through the Compensation Committee, makes sure that the remuneration of the Named Executive Officers be structured in a way (i) to attract and retain the most competitive executive teams with regards to the competitive sectors we operate in, (ii) reward the executive team for meeting or exceeding our operational, financial and strategic goals, (iii) align the long-term interests of such executive team with those of the shareholders, and (iv) provide our officers an overall remuneration which is reasonable and at the same time competitive with regards to the remuneration for equivalent positions in our business. Thus, the remuneration of the named executive officers is directly linked to the continuous improvements in the Company’s results and to the measures put in place that are expected to increase the value of the Company for its shareholders.
Consequently, you are asked, pursuant to the requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, to approve, on a non-binding, advisory basis, the compensation paid by the Company to its named executive officers, as disclosed in the Company's Proxy Statement for the 2024 annual shareholders' meeting (the “Proxy Statement”). An excerpt of the Proxy Statement is appended to this report.
E.Approval of the statutory and consolidated financial statements for the fiscal year ended December 31, 2023 - Allocation of Profits [resolutions 7 to 9]
Every year, within six months following the end of the fiscal year, the Company’s shareholders must approve the statutory financial statements and the consolidated financial statements for the past fiscal year.
Pursuant to Resolutions 7 and 8, you are being asked to approve, respectively:
-the statutory financial statements (also called individual or company financial statements) and the transactions set forth therein; and
-the consolidated financial statements (IFRS) and the transactions set forth therein.
Pursuant to Resolution 9, you are being asked to approve the allocation of the Company's profits of €14,892,627 of the fiscal year ended December 31, 2023 to the retained earnings account.
F.Examination of the agreements referred to in articles L.225-38 et seq. of the french commercial code [resolution 10]
Pursuant to Article L. 225-38 of the French Commercial Code, the Company’s shareholders must approve or ratify any new related-person agreements entered into during the 2023 fiscal year.
As notified to the statutory auditors of the Company by the Chairwoman of the Board of Directors, one agreement was approved by the Board of Directors prior to its execution and is consequently subject to the approval by the shareholders’ meeting in accordance with Article L.225-40 of the French Commercial Code.
This agreement is the “Indemnification Agreement” entered into with Frederik van der Kooi in his capacity of director of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Frederik van der Kooi for damages suffered as a result of his functions, and (ii) the reimbursement of the expenses incurred in that respect.
The template of this Indemnification Agreement has been incorporated by reference as Exhibit 10.15 to the 2023 Company’s Annual Report on Form 10-K, filed with the US Securities and Exchange Commission on February 23, 2024.
G.buyback of the company’s stock [resolution 11]
Pursuant to Resolution 11, you are asked to approve our ability to buy back shares of the Company’s stock, on the terms and subject to the conditions set forth herein, to use as acquisition consideration and/or to underly incentive instruments for the employees and officers of the Company and its subsidiaries.
External growth, and particularly acquisitions, whether tuck-in, bolt-on or mid-sized, that would allow the Company to strengthen its technology platform, its product portfolio or its team of key employees, particularly in Product and Research & Development, are important areas of development of the Company. Potential targets of strategic importance are mainly located in the highly competitive technology industry in the United States. While the Board of Directors is mindful of the importance of maximizing its financial liquidity, in particular in the context of the intense competition in the advertising technology industry, in order to take advantage of potential opportunities, we must be able to act swiftly and with the greatest financial flexibility possible, both in terms of our access to financial resources and our ability to structure consideration in a manner that is attractive to U.S. targets.
In addition, since equity-based incentives are a key component in the economics of the technology industry, the Board of Directors believes it is important to be able to use Company stock, among other means, as a potential component of acquisition consideration. Because we are not listed in the European Union and are therefore deemed a private company for French law purposes, our shareholders may not delegate their authority to the Board of Directors to issue new shares as consideration for potential acquisitions without the requirement to call a special shareholders’ meeting. However, our shareholders may delegate authority to our Board of Directors to repurchase outstanding shares in order to be able to use such shares as consideration for potential acquisitions, rather than issuing new shares. Unlike most companies incorporated under U.S. state law, which are generally able to repurchase their own shares without shareholder approval, as a French company, subject to limited exceptions only, our Board of Directors must have a specific delegation of authority in order to buy back our shares for limited pre-specified purposes, including to be used as consideration for potential future acquisitions.
Furthermore, equity-based compensation is an important tool for us to attract industry leaders of the highest caliber in the technology industry and to retain them for the long term, as well as to ensure employees’ interests are aligned with those of our shareholders.
In addition, in order to give the Board of Directors the necessary flexibility to respond rapidly to any change in market conditions, we also ask you to approve that this authorization may be used to allocate the repurchased shares to shareholders of the Company who, within five years of their repurchase, notify the Company of their intention to acquire them in connection with an offering for sale organized by the Company in accordance with the conditions set out in Article L.225-209-2 of the French Commercial Code.
We also ask you to approve the use of this authorization for any other purpose that would be permitted by law on the date of such use, in the event that the permitted purposes for share buyback programs are amended by law to bring them in line with the provisions of Article L. 22-10-62 of the French Commercial Code applicable to companies listed on an European market.
Any share buybacks carried out pursuant to this authorization shall not, at any time, exceed 10% of the share capital of the Company, provided that if the shares are allocated as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, the maximum number of shares that may be purchased for these purposes shall not at any time exceed 5% of the share capital of the Company. Any share buybacks carried out pursuant to this authorization may only be carried out at a price per share set in accordance with the criteria approved at this shareholders’ meeting, which take into account the market value of the Company’s American Depositary Shares, each representing one ordinary share of the Company (“ADS”), as listed on the Nasdaq Stock Market. The minimum purchase price per share is $22.10, and the maximum purchase price per share is $46.82.
This authorization would be granted for a period of twelve (12) months (i.e., until June 24, 2025), would supersede the authorization for the same purpose granted by the shareholders’ meeting of June 13, 2023 (the “FY23 AGM”) and would be implemented under the conditions set forth in Article L. 225-209-2 of the French Commercial Code.
This authorization shall not be used during a public tender offer by a third party on the Company's shares.
In support of this resolution, you will be provided, in accordance with applicable laws, with (i) the report prepared by an independent expert appointed pursuant to the provisions of Article L. 225-209-2 of the French Commercial Code and (ii) the auditors' report on this resolution.

II.DECISIONS FALLING WITHIN THE SCOPE OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING
A.Authorization to be given to the Board of directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 and L.225-208 of the French Commercial Code – Authorization to the Board of

directors for the company to buy back its own shares followed by their cancellation [resolutions 12 to 14]

a)Share cancellation on the grounds of Article L. 225-209-2 of the French Commercial Code (Resolution 12)
You are being asked to authorize the Board of Directors to proceed with the cancellation, on one or more occasions, of up to the total cap of 10% of the share capital of the Company in any 24-month period, of all or part of the Company shares repurchased on the basis of article L. 225-209-2 of the French Commercial Code pursuant to Resolution 12.
This authorization would be granted for a period of twelve (12) months (i.e., until June 24, 2025) and would supersede the authorization for the same purpose pursuant to the 13th resolution of the FY23 AGM.
b)Share cancellation on the grounds of Article L. 225-208 of the French Commercial Code (Resolution 13)
Moreover, you are being asked to authorize the Board of Directors to proceed with the cancellation, on one or more occasions, up to a total cap of €152,914.15, representing 10% of our share capital as of December 31, 2023, of all or part of the Company shares purchased pursuant to Article L. 225-208 of the French Commercial Code. This authorization would allow the Company to comply with the provisions of Article L. 225-214 of the French Commercial Code, which imposes the cancellation of shares purchased by the Company on the grounds of Article L. 225-208 that have not been allocated within one year of their repurchase.
This authorization would be granted for a period of twelve (12) months (i.e., until June 24, 2025), would supersede the authorization for the same purpose pursuant to the 14th resolution of the FY23 AGM and shall not be used during a public tender offer by a third party on the Company’s shares.
c)Share buy-back followed by a share capital cancellation (share capital reduction not motivated by losses) (Resolution 14)
Finally, you are being asked to authorize the Board of Directors to reduce the Company's share capital, on one or more occasions, by a maximum nominal amount of €305,828.32 (representing 20% of the share capital as of December 31, 2023), by way of a repurchase by the Company of up to 12,233,132 shares followed by the cancellation of the shares acquired, in accordance with the provisions of Articles L. 225-204 and L. 225-207 of the French Commercial Code. This Resolution aims to allow all shareholders who so wish to benefit from a liquidity opportunity on their shares in proportion to their participation in the capital. The cancellation of the shares thus repurchased will have a relutive effect on the other shareholders.
In this context, you are being asked to authorize the Board of Directors to make a share buyback offer to all Company shareholders, to implement the share capital reduction, and to determine its final amount. The unitary repurchase price will be determined by the Board of Directors within the limit of a maximum price of $46.82 per share (or the equivalent in euros of this amount on the date of implementation of this delegation), i.e. a maximum aggregate amount of $572,755,240.24 for the transaction.
The Company's creditors may object to the share capital reduction during a period of 20 days following the filing at the Commercial Court registry of the minutes of the shareholders' meeting and of the minutes of the deliberations of the Board of Directors implementing the delegation.
This authorization would be granted for a period of eighteen (18) months (i.e., until December 24, 2025), would supersede the authorization for the same purpose pursuant to the 15th resolution of the FY23 AGM and shall not be used during a public tender offer by a third party on the Company’s shares.
B.Authorizations to be given to the Board of Directors with respect to equity grants to employees, executives and directors of the Board of directors of the Company [Resolutions 15 to 17]
The Board of Directors first reminds you of the strategic importance of the Company’s ability to attract and retain highly talented profiles through remuneration and equity policies in accordance with the practice held on its highly competitive technology industry.
Following the entry into force of the law on companies’ value-sharing published on November 30, 2023, which increased the maximum number of RSUs that could be granted by large companies from 10% to 15% of the total share capital, you are being asked to allow the Board of Directors to issue Time-Based RSUs and Performance-Based RSUs within this new limit.

These new authorizations granted would supersede the authorizations for the same purposes pursuant to the 17th and 18th resolutions of the FY23 AGM which provide for the former maximum 10% limitation, and would be granted for a period of 38 months (until August 24, 2027).
Pursuant to Resolution 17, the total cap amount of the shares issued pursuant to the 16th resolution of the FY23 AGM (authorization to grant options to purchase or to subscribe shares), and Resolutions 15 and 16 herein will not exceed 7,000,000 shares with a par value of €0,025 per share. However, please note that this global limit does not include any additional shares issued to preserve, in accordance with applicable contractual provisions, the rights of any holder of securities or other rights giving access to shares of the Company (see Resolution 17), nor does it apply to the number of shares issued, acquired or likely to be issued pursuant to options, warrants, founders’ warrants (BSPCE), Time-Based RSUs and Performance-Based RSUs granted prior to this shareholders' meeting.
We therefore ask that you review and approve each of the following proposals:
a)Resolution 15: Authorization to be given to the Board of Directors to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code without shareholders' preferential subscription rights
You are asked to authorize the Board of Directors to grant, on one or more occasions, in the proportions and at the times it shall determine, Time-Based RSUs, in favor of all or certain employees of the Criteo group, as well as to the corporate officers listed in Article L. 225-197-1 II of the French Commercial Code (being, as of the date hereof, the chairwoman of the Board of Directors and the Chief Executive Officer).
The maximum number of shares, with a par value of €0.025 per share, which can be granted free of charge by the Board of Directors under this authorization shall be deducted from the overall cap referred to in Resolution 17 and shall not exceed the legal limits.
The Time-Based RSUs shall have a minimum vesting period (“Vesting Period”) of one year and a minimum holding period of one year from the vesting date (the “Holding Period”), provided the Board of Directors may reduce or remove the Holding Period entirely as long as it sets a total duration of at least two years for both periods (i.e., Vesting Period and Holding Period) taken together as from the vesting date.
Notwithstanding the above, in the event of the disability of a grantee ranking in the second and the third of the categories referred to in Article L.341-4 of the French Social Security Code, the Time-Based RSUs shall vest on the date of disability and that the shares underlying the Time-Based RSUs delivered to the disabled grantee will be freely transferable as from the date of their vesting.
Notwithstanding the above, in the event of the death of a grantee during the vesting period, the Time-Based RSUs shall vest at the date of the request for vesting duly made by his or her heirs. The request for vesting of the Time-Based RSUs shall be made within six months from the date of death in compliance with Article L. 225-197-3 of the French Commercial Code.
The granted shares will be freely transferable on a request for allocation by the heirs of a deceased beneficiary or a beneficiary that becomes disabled under the aforementioned categories of the French Social Security Code.
The durations of the Vesting Period and the Retention Period shall be determined by the Board of Directors within the aforementioned limits.
b)Resolution 16: Authorization to be given to the Board of Directors to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries, pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code without shareholders' preferential subscription rights
This authorization is identical to the authorization which will be granted under Resolution 15, apart from the fact that the effective grant of such Performance-Based RSUs will be subject to the satisfaction of performance targets as determined by the Board of Directors.
c)Resolution 17: Approval of the maximum number of shares that may be issued or acquired pursuant to the 16th resolution of the FY23 AGM (authorization to grant options to purchase or to subscribe shares), the resolution 15 herein (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) and the resolution 16 herein (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries)
Pursuant to Resolution 17, you are asked to set at 7,000,000 shares the maximum number of shares that:

(i)may be issued or acquired upon the exercise of options granted under the 2016 stock option plan adopted by the Board on April 7, 2016 and approved by the annual shareholders’ meeting held on June 29, 2016, as amended from time to time (the “Amended 2016 Stock Option Plan”) pursuant to the resolution 16th of the FY23 AGM, and
(ii)may be acquired upon the vesting of the Time-Based RSUs granted under the 2015 time-based restricted stock units plan, adopted by the Board on July 30, 2015 and approved by the annual shareholders’ meeting held on October 23, 2015, as amended from time to time (the “Amended and Restated 2015 Time-Based Restricted Stock Units Plan”) and the Performance-Based RSUs granted under the 2015 performance-based restricted stock units plan, adopted by the Board on July 30, 2015 and approved by the annual shareholders’ meeting held on October 23, 2015, as amended from time to time (the “Amended and Restated 2015 Performance-Based Restricted Stock Units Plan”) pursuant to the Resolution 15 and to the Resolution 16 above, it being specified that this global limit does not include any additional shares issued to preserve, in accordance with applicable contractual provisions, the rights of any holder of securities or other rights giving access to shares of the Company and that this limit does not apply to the number of shares issued, acquired or likely to be issued pursuant to options, warrants, founders’ warrants (BSPCE), Time-Based RSUs and Performance-Based RSUs granted prior to this shareholders' meeting.
C.Financial delegations to be granted to the Board of directors [resolutions 18 to 23]
The goal of Resolutions 18 to 22 is to allow the Company to swiftly raise the funds and have the financial flexibility necessary to enable it to execute on its strategic objectives, including, but not limited to, with respect to external growth. These resolutions would provide the Board of Directors with the flexibility it needs to respond quickly to changes in market conditions and thereby be able to obtain relevant financing under the best possible conditions and terms.
While we believe the Company’s current liquidity position already provides ample financial flexibility, the proposed financial authorizations would provide our Board of Directors with additional flexibility to respond quickly to changes in market conditions and thereby be able to obtain financing under the best possible conditions. Thus, our external growth strategy is focused on acquisitions that complement our technology platform and product portfolio, as well as Product and Research & Development talent. Should we decide to engage in M&A transactions, we are committed to pursuing external growth opportunities in a manner that will preserve the quality of our offering, while improving its performance and delivering long-term value for our shareholders.
Re-approving our Board of Directors’ financial authorizations will allow the Company to maintain equal footing with our U.S. competitors and to increase our financial flexibility by quickly raising capital and to take advantage of potential business opportunities, including, but not limited to, potential acquisitions.
a)Resolution 18: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights
The purpose of this delegation is to allow for the issuance of shares to underwriters in connection with an underwritten offering, similar to the offering carried out concurrently with our initial public offering in October 2013 on the Nasdaq Stock Market.
You are asked to waive shareholders’ preferential subscription rights to the ordinary shares and securities that will be issued by virtue of this delegation, and to reserve this subscription for: any bank, investment services provider, or other member of an underwriting syndicate undertaking (underwriting) to ensure the realization of the share capital increase or any issuance that could in the future lead to a share capital increase in accordance with this delegation of authority.
The price of the shares will be at least equal to the volume-weighted average price of the ADSs for the five trading days preceding the determination of such price, subject to a maximum discount of 10%, as determined by the Board of Directors.
The total maximum nominal amount of the share capital increases which may be carried out pursuant to this delegation cannot exceed €152,914.15, representing 10% of the share capital as of December 31, 2023. To this amount shall be added, as applicable, the amount of any additional shares to be issued to maintain, pursuant to legal, regulatory or, if applicable, contractual requirements, the rights of the security holders and other rights giving access to the share capital. The nominal amount of any share capital increase completed pursuant to this resolution will be deducted from the overall limit set forth in Resolution 23.

The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued cannot exceed $500.000.000 (or the corresponding value of this amount for an issuance in a foreign currency), which shall be deducted from the overall limit set forth in Resolution 23.
The Company does not intend to make use of this resolution for any other objective, particularly within the context of an unsolicited public tender offer initiated by a third party on the Company’s shares, or any other context.
The Company considers that a share capital increase in the maximum amount of 10% of the share capital would give it sufficient flexibility to meet its strategic objectives.
This delegation would be granted for a period of eighteen (18) months (i.e., until December 24, 2025) and would supersede the delegation for the same purpose pursuant to the 20th resolution of the FY23 AGM which, in the absence of a favorable vote, will expire on December 12, 2024, and may impair the Company’s ability to obtain appropriate financing to execute on its strategic objectives.
In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the FY23 AGM.
This delegation shall not be used during a public tender offer by a third-party on the Company’s shares.
b)Resolution 19: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights
You are asked to delegate to the Board of Directors the authority to decide to issue, on one or more occasions, in the proportions and at the times it shall determine, in France or abroad, in Euros, in foreign currencies or in any monetary unit established by reference to several currencies, for consideration or not, ordinary shares of the Company and any securities giving access by any means, immediately and/or in the future, to ordinary shares of the Company (such shares conferring the same rights as the existing shares subject to their date of possession).
Under this delegation, you are asked to:
decide that the shareholders have, proportionally to the amount of their shares, a preferential subscription right to the ordinary shares or securities which shall be, as appropriate, issued under the delegation herein, provide the Board of Directors with the ability to grant to shareholders the right to subscribe, subject to pro rata reduction (à titre réductible), a higher number of shares or securities than the number to which they would be entitled to subscribe by irrevocable entitlement (à titre irréductible), proportionally to the rights they have and, in any event, in the amount of their request, decide that the total nominal amount of the share capital increases which might thus be made, immediately and/or in the future, may not exceed €764,570.78 (representing 50% of the amount of the Company’s share capital as of December 31, 2023), this limit being set without taking into account the par value of the ordinary shares to be issued, if applicable, in relation to adjustments carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions , decide that the total nominal amount of the issuances of securities representing debt securities giving access to the share capital, which may be issued cannot exceed $500,000,000 (or the equivalent of this amount in case of issuance in another currency), with this amount being deducted from the overall limit set forth in Resolution 23 below.
This delegation would be granted for a period of twenty-six (26) months (i.e., until August 24, 2026) and would supersede the delegation for the same purpose pursuant to the 18th resolution of the shareholders’ meeting of June 15, 2022 (the “FY22 AGM”).
c)Resolution 20: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering
It is proposed, under Resolution 20, to delegate to the Board the authority to increase the Company’s share capital, on one or more occasions, by means of a public offering, i.e. by calling on the market in the broad sense or on a large number of investors, and not only on shareholders or on a limited number of investors, whether or not the subscription of shares is intermediated by the bank or banks in charge of the offering (underwriters).

As set forth above, the Company intends to raise the funds necessary for the financing of the external growth operations and does not intend to make use of this resolution for any other objective, particularly within the context of an unsolicited public takeover or any other context.
The total nominal amount of the share capital increases which might thus be made, immediately and/or in the future, may not exceed €152,914.15, representing 10% of the amount of the Company’s share capital as of December 31, 2023 any additional amount of the shares issued, pursuant to legal, regulatory or, as applicable, contractual requirements, to protect the rights of the holders of securities and other rights giving access to shares shall be added to this maximum amount, which would give sufficient flexibility to meet its strategic objectives. This amount shall be deducted from the overall limit set forth in Resolution 23 below.
The total nominal amount of the issuances of securities representing debt securities giving access to the share capital, which may be issued cannot exceed $500,000,000 (or the equivalent of this amount in case of issuance in another currency), with this amount being deducted from the overall limit set forth in Resolution 23 below.
Within this framework, you are asked to approve the cancellation of the preferential subscription rights of the shareholders on the ordinary shares or securities issued under the delegation herein, although the Board of Directors will retain the ability, on all or part of any such issuances, to grant shareholders a priority subscription period in accordance with the provisions of Article L. 225-135 of the French Commercial Code. This priority subscription will not give rise to the creation of negotiable rights, but may be exercised by irrevocable entitlement (à titre irréductible) or subject to pro rata reduction (à titre réductible), it being specified that this right may only be granted if the Company’s shares are admitted for trading on a regulated market recognized as such by the Autorité des Marchés Financiers (for which the Nasdaq Stock Market does not currently qualify).
We therefore propose, under the delegation herein, that you decide that the issuance price of the shares which may be issued under the delegation herein shall be determined by the board and shall be at least equal to the volume-weighted average price of the ADSs over the course of the five trading days preceding the fixing of the issue price, subject to a maximum discount of 10%, as determined by the Board of Directors.
This delegation would be granted for a period of twenty-six (26) months (i.e., until August 24, 2026) and would supersede the delegation for the same purpose pursuant to the 19th resolution of the FY22 AGM .
In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the FY22 AGM, nor pursuant to any prior similar authorizations granted in the past.
This delegation shall not be used during a public tender offer by a third-party on the Company’s shares.
d)Resolution 21: Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without shareholders’ preferential subscription rights pursuant to resolutions 18, 19 and 20 above (“green shoe”)
The purpose of this Resolution 21 is to allow the Board of Directors to grant a customary over-allotment option for any issuance pursuant to Resolutions 18, 19 and 20. Any share capital increase pursuant to this delegation would be at the same price, and limited to 15% of the initial share issuance.
The nominal amount of any share capital increase carried out pursuant to Resolution 19 that may be thus increased in application of this Resolution may not exceed €764,570.78, whereas the nominal amount of any capital increase carried out pursuant to Resolutions 18 and 20 that may be thus increased in application of this resolution would be deducted from the global limit set forth in Resolution 23.

e)Resolution 22: Capital increase reserved for the employees of group savings plan
Pursuant, to Articles L. 225-129 et seq. and L. 225-138-1 of the French Commercial Code and Articles L. 3332-1 et seq. of the French Labor Code, the Board of Directors is required to submit to the approval of the shareholders’ meeting a resolution to authorize the Board of Directors to increase the Company’s share capital through the issuance of shares and securities giving access to the share capital of the Company for the benefit of employees who are members of a Company savings plan (plan d’épargne d’entreprise).
In this context, we propose that the total nominal amount of the share capital increases under this delegation not exceed €45,874.24, representing 3% of the share capital as of December 31, 2023 (any additional amount of the shares issued, pursuant to legal, regulatory or, as applicable, contractual requirements, to protect the rights of the holders of securities and other rights giving access to shares shall be added to this maximum amount).
The nominal amount of any capital increase which may be made pursuant to this delegation would be deducted from the global limit set forth in Resolution 23.
The total nominal amount of the issuances of securities representing debt claims giving access to the share capital pursuant to this resolution shall not exceed $500,000,000 (or the equivalent of this amount in case of issuance in another currency) and will be deducted from the global limit set forth in Resolution 23.
The issuance price of the new shares or securities giving access to the share capital would be determined by the Board of Directors pursuant to Articles L. 3332-18 to L. 3332-23 of the French Labor Code. For the benefit of the members of a company savings plan, the preferential subscription right of the shareholders to the shares or securities would be eliminated.
To date, we have not implemented any company savings plans involving equity of the Company and thus employees have not received any shares thereunder.
However, approving this resolution will enable our Board of Directors to adopt such a company plan if it determines in the future that such a plan is appropriate to strengthen employees and shareholders alignment.
f)Resolution 23: Approval of the overall limits on the amount of ordinary shares to be issued pursuant to the delegations in Resolutions 18 to 22
The Board of Directors proposes to set at €152,914.15, representing 10% of the share capital as of December 31, 2023, the aggregate maximum amount of the share capital increases which could be made under Resolutions 18, 20, 21 and 22. We believe that this amount strikes the correct balance between protecting our existing shareholders and providing the Company sufficient flexibility in order to achieve its strategic objectives, including in terms of external growth.
The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued pursuant to Resolutions 18, 19, 20 and 22 cannot exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency).
The Board of Directors intends, whenever possible, to grant the shareholders a priority subscription period for issuances carried out pursuant to these delegations.

__________________________

The Board of Directors

Appendix: Executive Compensation

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The following compensation discussion and analysis provides comprehensive information and analysis regarding our executive compensation program for 2023 for our named executive officers and provides context for the decisions underlying the compensation reported in the executive compensation tables in this proxy statement. For 2023, our named executive officers included (i) our principal executive officer; (ii) our principal financial officer; and (iii) our other executive officer, other than the principal executive officer and the principal financial officer, who was serving as of the end of the fiscal year. Unless otherwise noted, titles referred to in this section are as of December 31, 2023. For the year ended December 31, 2023, our named executive officers were:

Megan Clarken	Chief Executive Officer (principal executive officer)
Sarah Glickman	Chief Financial Officer (principal financial officer)
Ryan Damon	Chief Legal and Corporate Affairs Officer
We believe that we have a strong team of executives who have the ability to execute our strategic and operational priorities. The combination of strong executive leadership and highly talented and motivated employees played a key role in our solid financial performance in 2023 in an uncertain environment, as described below.
2023 Financial and Operating Results
We are a global technology company driving superior commerce outcomes for and media owners through the world’s leading Commerce Media Platform. We operate in commerce media, the future of digital advertising, leveraging commerce data and artificial intelligence to connect ecommerce, digital marketing and media monetization to reach consumers throughout their shopping journey. Our vision is to bring richer experiences to every consumer by supporting a fair and open internet that enables discovery, innovation, and choice – powered by trusted and impactful advertising. We have deeply transformed the Company from a single-product to a multi-solution platform provider, fast diversifying our business into new solutions.
2023 Financial Results:

Our 2023 performance was impacted by several developments that included an uncertain macro environment, some integration and restructuring costs as well as the CNIL fine payment of $43 million in 2023. Notwithstanding those developments:
•Revenue decreased 3%, or 3% at constant currency, from $2.017 billion in 2022 to $1.949 billion in 2023. This was driven by lower Marketing Solutions revenue and the technical impact of the Retail Media transition to a full platform business and partially offset by the contribution from Iponweb;
•Gross profit increased 9% year-over-year, from $795 million in 2022 to $863 million in 2023;

•Contribution excluding traffic acquisition costs, which we refer to as Contribution ex-TAC, which is a non-GAAP financial measure, increased by 10% year-over-year, or 11% at constant currency, from $928 million in 2022 to $1,022.6 million in 2023;
•Net income increased by 287% year-over-year from $16 million in 2022 to $62 million in 2023; and
•.Adjusted EBITDA, which is a non-GAAP financial measure, increased by 13% from $267 million in 2022 to $302 million in 2023.
Contribution ex-TAC and Adjusted EBITDA are non-GAAP measures. Contribution ex-TAC is a profitability measure akin to gross profit. It is calculated by deducting traffic acquisition costs from gross revenue and reconciled to gross profit through the exclusion of other cost of revenue. We define Adjusted EBITDA as our consolidated earnings before interest, taxes, depreciation and amortization, adjusted to eliminate the impact of equity awards compensation expense, pension service costs, restructuring-related and transformation costs, acquisition-related costs and deferred price consideration. Traffic acquisition costs consist primarily of purchases of impressions from publishers on a CPM basis. We purchase impressions directly from publishers or third-party intermediaries, such as advertising exchanges. We recognize cost of revenue on a publisher by publisher basis as incurred. Costs owed to publishers but not yet paid are recorded in our consolidated statements of financial position as trade payables. Please refer to pages 64 and 70 of “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2023 Annual Report on Form 10-K at page 64 for a reconciliation of gross profit to Contribution ex-TAC and at page 70 for a reconciliation of net income to Adjusted EBITDA, in each case the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Constant currency measures exclude the impact of foreign currency fluctuations and are computed by applying the 2022 average exchange rates for the relevant period to 2023 figures. A reconciliation is provided in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” at page 65 of our 2023 Annual Report on Form 10-K in the section entitled “Constant Currency Reconciliation.”
The following charts show the change in our revenue, Contribution ex-TAC, gross profit, net income, Adjusted EBITDA and cash flow from operating activities over the past three years:

Operating Results:
In 2023, we reported results for three reportable segments74: Marketing Solutions, Retail Media, and Iponweb. Our operating results include:
•Criteo's activated media spend75 by the Commerce Media Platform for marketers and media owners was over $4.1 billion in 2023;
•Criteo had approximately 700 million Daily Active Users (DAUs), over 65% of which on the web are addressable through media owners we have direct access to, as we continue to build Criteo’s first-party media network;
•We ended the year with approximately 18,000 clients globally, while maintaining an average client retention rate (as measured on a quarterly basis) of approximately 90% over the past three years;
•Retail Media Contribution ex-TAC grew 26% year-over-year (or 26% on a constant currency basis) and same-retailer Contribution ex-TAC retention was 121% in 2023;
•Marketing Solutions Contribution ex-TAC decreased 3% year-over-year (or 2% on a constant currency basis); and
•Iponweb revenue increased 135% (or 133% at constant currency) following the closing of the acquisition on August 1, 2022.

•Cash from operating activities was $224 million and Free Cash Flow amounted to $110 million in 2023.

Executive Compensation Highlights for 2023 and Certain 2024 Decisions

Highlights of our executive compensation program for 2023, and certain 2024 decisions, include the following:
•We continue to maintain rigorous short- and long-term incentive compensation programs for our executive officers to ensure fair ongoing pay-for-performance outcomes and strong alignment with our shareholders:
oIn fiscal year 2023, consistent with solid financial performance and marked progress of the Company’s on-going transformation, the Board of Directors determined that our named executive officers demonstrated continued leadership and vision in developing our businesses and building long-term shareholder value;
oWe paid annual incentive bonuses to our active named executive officers with funding at between 116%-126% of target based primarily on our achievement of quantitative (Company financial performance) metrics along with the named executive officers’ achievement of qualitative metrics;
74 As previously disclosed in the Form 8-K filed with the SEC on March 4, 2024, beginning with the first quarter of 2024, the Company changed its segment reporting structure to two reportable segments: Retail Media and Performance Media. These changes have no effect on the Company’s consolidated financial statements or results of operations.
75 Activated media spend is defined as the sum of our Marketing Solutions revenue and the media spend activated on behalf of our Retail Media clients and the media spend activated by Iponweb.

•We updated our compensation peer groups to maintain alignment with key attributes of the Company (including our industry, market capitalization and certain financial metrics, including annual revenue and annual revenue growth), and determined executive compensation levels with reference, in part, to these reasonably comparable groups;
•We continued the practice by which a majority of our executive officers’ target total direct compensation opportunity is performance-based and variable paid in the form of both short-term incentives and long-term equity-based incentives, including performance-based stock units (“PSUs”) and time-vesting restricted stock units (“RSUs”). Our long-term equity incentive awards vest over four years, and provide varied realizable pay opportunities for executives tied to growth in Company value over time or achievement of measurable, objective, pre-determined performance goals; and
•In addition, for 2024, to respond to shareholder feedback and better align with market practice, we are significantly increasing the link between pay and performance in our long-term incentive (LTI) programs for our named executive officers by: increasing the percentage of LTI (70% for CEO and 60% for other executives) that will be performance-based pursuant to the grant of PSUs, basing half of the PSU opportunity on a new external market metric (relative TSR), and establishing multi-year performance periods for these relative TSR PSUs. In addition, the holding period for equity held by our non-executive directors has been extended from one to two years. We are convinced that these and other enhancements, will drive an even greater focus on long-term value creation for our shareholders. For additional information on these changes for 2024, see the section “Shareholder Feedback, Responses and Actions” toward the end of this Compensation Discussion & Analysis.

Executive Compensation Policies and Practices
We maintain several policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy:

What We Do	What We Don’t Do
✓ Clawback policy requires recoupment of erroneously awarded incentive-based compensation paid to executive officers if our financial statements are the subject of an accounting restatement
✓  Performance-based equity incentives with long-term vesting requirements
✓  Performance-based annual incentive bonus
✓  Caps on performance-based cash and equity compensation
✓  Annual compensation program review and, where appropriate, alignment with our compensation peer group; review of external competitive market data when making compensation decisions
✓  Significant portion of executive compensation contingent upon corporate performance, which directly influences stockholder return
✓  Four-year equity award vesting periods, including a two-year initial vesting cliff for PSUs and RSUs
✓  Prohibition on short sales, hedging of stock ownership positions and transactions involving derivatives of our ADSs
✓  Limited executive perquisites
✓  Independent compensation consultant engaged by our compensation committee
✓  Annual board and committee self-evaluations
✓  Rigorous Section 16 executive officer share ownership requirement guidelines
✓  Maintain non-employee director share ownership requirement guidelines

✗ No “single-trigger” change of control benefits
✗ No post-termination retirement or pension non-cash benefits or perquisites for our executive officers that are not available to our employees generally
✗ No tax “gross-ups” for change of control benefits
✗ No employment agreements with executive officers that contain guaranteed salary increases or equity compensation rights
✗ No discounted stock options or option re-pricings without shareholder approval
✗ No payment or accrual of dividends on unvested stock options, PSU or RSU awards

Executive Pay Mix

The charts below show the target total pay mix for each of Ms. Clarken, our Chief Executive Officer, Ms. Glickman, our Chief Financial Officer and Mr. Damon, our Chief Legal and Corporate Affairs Officer. The long-term compensation presented below is based on grant date fair values, and there is no assurance that these amounts will reflect their actual economic value or that such amounts will ever be realized.
The charts illustrate the overall predominance of performance-based compensation and variable (as opposed to fixed) long-term incentive compensation through performance-based annual incentives and equity awards in our executive compensation program. We believe that this weighting of components allows us to reward our executives for achieving or exceeding our financial, operational and strategic performance goals, and align our executives’ long-term interests with those of our shareholders.

For more information on the pay mix for our named executive officers, please see “Compensation Tables—Summary Compensation Table.”

Compensation Philosophy and Objectives
Pay for Performance
Our philosophy in setting compensation policies for our executive officers has four fundamental objectives:
✓ to attract and retain a highly skilled team of executives in competitive markets;
✓ to reward our executives for achieving or exceeding our financial, operational and strategic performance goals;
✓ to align our executives’ long-term interests with those of our shareholders; and
✓ to provide compensation packages that are both competitive and reasonable relative to our peers and the broader competitive market.

The compensation committee and the Board of Directors believe that executive compensation should be directly linked both to annual improvements in corporate performance and to accomplishments that are expected to increase shareholder value over time. Historically, the Board of Directors has compensated our executive officers through three direct compensation components: base salary, an annual incentive bonus opportunity and long-term equity-based incentive compensation. The compensation committee and the Board of Directors believe that cash compensation in the form of base salary and an annual incentive bonus opportunity provides our executive officers with short-term rewards for success in operations, and that long-term incentive compensation in the form of equity awards increases retention and aligns the objectives of our executive officers with those of our shareholders with respect to long-term performance. Since 2021, long-term equity compensation for our executive officers has consisted of RSU and PSU awards, though a stock option plan remains available for future equity award consideration. For more information, please see “—Long Term Incentive Compensation.”

Participants in the Compensation Process
Role of the Compensation Committee and the Board of Directors
In accordance with French law, committees of our Board of Directors have an advisory role for matters falling into the competence of the Board of Directors under French law and can only make recommendations to our Board of Directors in this respect. As a result, while our compensation committee is primarily responsible for our executive compensation program, including establishing our executive compensation philosophy and practices, as well as determining specific compensation arrangements for the named executive officers, final approval by our Board of Directors is required on such matters. The Board of Directors’ decisions and actions regarding executive compensation referred to throughout this Compensation Discussion and Analysis are made following the compensation committee’s comprehensive in-depth review, analysis and recommendation.
The Board of Directors approves the performance goals recommended by the compensation committee under the Company’s annual and long-term incentive plans and achievement by our executive officers of these goals. While the compensation committee draws on a number of resources, including, input from Ms. Clarken, our Chief Executive Officer (other than with respect to her own compensation), and Compensia, the compensation committee’s independent compensation consultant, to make decisions regarding our executive compensation program, the compensation committee is responsible for making the ultimate recommendation to be approved by the Board of Directors. The compensation committee relies upon the judgment of its members in making recommendations to the Board of Directors after considering several factors, including recommendations of the chairperson of the Board of Directors and the Chief Executive Officer with respect to the compensation of executive officers (other than with respect to her own compensation), Company and individual performance, perceived criticality, retention objectives, internal fairness, current compensation opportunities as compared to similarly situated executives at peer companies (based on a review of competitive market analyses prepared by Compensia) and other factors as it may deem relevant.
Role of Compensation Consultant
The compensation committee retains the services of Compensia as its independent compensation consultant. The mandate of the compensation consultant includes assisting the compensation committee in its review of executive and director compensation practices, including analysis of competitive market practices and the competitiveness of our executive officer pay levels, design of the Company’s annual and long-term incentive compensation plans, and executive compensation design. The compensation committee is responsible for oversight of the work of Compensia and annually evaluates the performance of Compensia. The compensation committee has discretion to engage and terminate the services provided by Compensia.
At its meeting in October 2023, the compensation committee assessed the independence of Compensia pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the compensation committee.

Role of Chief Executive Officer
Ms. Clarken attended compensation committee meetings and worked with the chair of the compensation committee and Compensia to develop compensation recommendations for the executive officers (excluding Ms. Clarken), based upon individual experience and breadth of knowledge, individual performance during the year and other relevant factors. The compensation committee works directly with Compensia to recommend to the Board of Directors compensation actions for individuals holding the position of Chief Executive Officer. In accordance with Nasdaq rules, the charter of the compensation committee provides that individuals holding the position of Chief Executive Officer are not present during deliberations or voting concerning their own compensation.
Use of Competitive Market Data
The compensation committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program, including an evaluation of the compensation practices at peer companies. The compensation committee uses data from this evaluation to ensure that our compensation practices are competitive in the marketplace and to assess the reasonableness of compensation.
Our peer companies in 2023 were provided to the compensation committee by Compensia, then selected by the compensation committee and subsequently approved by the Board of Directors. Each year, the compensation committee reviews and updates our peer group, as appropriate, with the assistance of Compensia. The companies comprising the peer group for 2023 were selected on the basis of their comparability to Criteo in terms of broad industry (public internet software and services companies focused on advertising/media-related business in the United States and public software/technology companies more broadly in Europe, given the more limited number of comparable companies in the European market), geographic location, market capitalization, financial attributes (including revenue, revenue growth, comparable gross margin and operating/net income), number of employees and other relevant factors.
Based on this evaluation, the compensation committee selected the peer companies in the following table for 2023. Given the Company’s unique position as a French company publicly-listed on the Nasdaq Global Market in the United States with certain executives based in Europe, the compensation committee determined that it was appropriate to develop both U.S. and international peer groups. The peer companies generally had revenues up to two times the Company’s revenue, and market capitalization between a quarter to four times the Company’s market capitalization.
U.S. Peers:

Blackbaud	Integral Ad Science Holding	Thryv Holdings
Box	LiveRamp Holdings	Tripadvisor
Cars.com	Magnite	Verint Systems
CarGurus	MicroStrategy	Yelp
Commvault Systems	New Relic	Ziff Davis
Digital Turbine	Nutanix
DoubleVerify Holdings	QuinStreet

European Peers:

Auto Trader Group plc	Opera	Scout24 SE
Cimpress plc	Playtech	Stroer SE & Co. KGaA
GlobalData plc	Rightmove	Trivago N.V.
Majorel Group Luxembourg S.A.	S4 Capital plc
Changes to our U.S. peer group from 2022 to 2023 include the addition of Digital Turbine, DoubleVerify Holdings, and Integral Ad Science Holding and the removal of Cardlytics, Cornerstone OnDemand, Mandiant, QAD, and Quotient Technology. Changes to our European peer group from 2022 to 2023 include the addition of Majorel Group Luxembourg S.A. and Stroer SE & Co. KGaA, and the removal of Micro Focus International plc, Mimecast, and Talend S.A. These changes result in a peer group that we believe is more closely aligned with Criteo’s financial and value criteria.
In addition to reviewing data drawn from these peer groups, the compensation committee also reviews competitive compensation data from broader Radford Global Compensation survey cuts and Compensia databases. To assist the Company in making its executive compensation decisions for 2023, Compensia evaluated competitive market practices, considering base salary, target annual incentives as a percentage of base salary, annual incentive plan structures, target total cash compensation, target annual long-term incentive grant date fair values, equity award mixes and structures, and target total direct compensation.
In general, our Board of Directors seeks to set executives’ total cash compensation (base salary plus target annual incentive bonus) and long-term incentive compensation at levels that are competitive with our peers (based on its review of the compensation data for executives with similar roles in the Company’s peer groups) and, in the case of long-term incentive compensation, at a level competitive with our peers and significant enough to ensure strong alignment of our executive officers’ interests with those of our shareholders.
However, the compensation committee does not formally “benchmark” our executive officers’ compensation to a specific percentile of our peer group. Instead, it considers competitive market data as one factor among many in its deliberations. The compensation committee exercises independent judgment in determining appropriate levels and types of compensation to be paid based on its assessment of several factors, including recommendations of the Chief Executive Officer with respect to the compensation of executive officers (other than their own compensation), Company and individual performance, perceived criticality, retention objectives, internal fairness, current compensation opportunities as compared with similarly situated executives at peer companies (based on review of competitive market analyses prepared by Compensia) and other factors as it may deem relevant.
Prior Year Say-On-Pay Results
At the 2022 Annual General Meeting, shareholder votes expressed a preference for the say-on-frequency proposal to hold an advisory vote to approve executive compensation on an annual basis. In light of this vote, the Company’s Board of Directors determined that the Company will continue to hold an advisory vote to approve executive compensation on an annual basis until the next required say-on-frequency vote, which will be held at the 2028 Annual General Meeting.

Our executive compensation program the support of our shareholders and was approved, on a non-binding advisory basis, by approximately 86.11% of the votes cast at the 2023 Annual General Meeting. While the 2023 say-on-pay vote passed with strong support from our shareholders, the level of support was lower than in prior years. We greatly value feedback from our shareholders on our executive compensation program and corporate governance policies and welcome input, as it impacts our decision-making. As a result of our engagement with our shareholders, detailed below, our compensation committee made a number of changes to the structure of long-term incentive compensation awards made to our executive officers, commencing in 2024. See “Shareholder Feedback, Responses and Actions” below for details on these changes in response to shareholder feedback. We believe that ongoing engagement builds mutual trust with our shareholders, and we will continue to monitor feedback from our shareholders and may solicit outreach on our programs, as appropriate.
In 2023, our management team continued to frequently engage with the investment community, hosting and participating in 218 investor events, including during roadshows and conferences as well as phone calls and meetings with approximately 174 firms. Shareholders we spoke to jointly represented about 80% of floating shares as of December 31, 2023. In 2023, we engaged with shareholders to discuss corporate governance, board composition, executive compensation, business strategy and other ESG-related topics. In such engagements, investors’ feedback and suggestions on our executive compensation program were regularly heard and taken into consideration. Based on future engagement with our shareholders, our compensation committee and Board of Directors will continue to consider potential shareholders’ feedback and take them into account in future determinations concerning compensation of our named executive officers.

Elements of Executive Compensation Program
In 2023, as in prior years, our executive compensation program consisted of three principal elements:
•Base salary
•Annual incentive
•Long-term incentives

Base Salary
Base salary is the principal fixed element of an executive officer’s annual cash compensation during employment. The level of base salary reflects the executive officer’s skills and experience and is intended to be on par with other job opportunities available to such executive officer. Given the industry in which we operate and our compensation philosophy and objectives, we believe it is important to set base salaries at a level that is both competitive with our peer group in order to retain our current executives and reasonable, and to hire new executives when and as required. However, our review of the competitive market data is only one factor in setting base salary levels. In addition, the compensation committee also considers the following factors:
•individual performance of the executive officer, as well as overall performance of the Company, during the prior year;
•level of responsibility, including breadth, scope and complexity of the position;

•years and level of experience and expertise and location of the executive officer;
•internal review of the executive officer’s compensation relative to other executives to contemplate internal fairness considerations; and
•in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.
    Base salaries for our executive officers are determined on an individual basis at the time of hire. Adjustments to base salary are considered annually based on the factors described above.
2022 — 2023 Base Salaries
The base salaries of the named executive officers for 2022 and 2023 and related explanatory notes are set forth below:

Name	Position	2023 Base Salary (USD)	2022 Base Salary (USD)	Explanatory Notes
Megan Clarken	Chief Executive Officer	$665,000	$650,000
Base salary increase to recognize continued strong performance and align with the trend in the competitive market for the role, based on review of applicable peer market data. The amount shown with respect to 2023 reflects the compensation Ms. Clarken received due to proration of the effective date April 2023, based on an annual base salary of $670,000, rounded to the nearest thousandth.
Ms. Clarken’s remuneration is solely for her role as Chief Executive Officer of Criteo Corp.

Sarah Glickman	Chief Financial Officer	$476,000	$465,000	Base salary increase to recognize continued strong performance and align with the trend in the competitive market for the role, based on review of applicable peer market data. The amount shown with respect to 2023 reflects the compensation Ms. Glickman received due to proration of the effective date April 2023, based on an annual base salary of $480,000, rounded to the nearest thousandth.

Ryan Damon	Chief Legal and Corporate Affairs Officer	$455,000	$440,000	Base salary increase to recognize continued strong performance and align with the trend in the competitive market for the role, based on review of applicable peer market data. The amount shown with respect to 2023 reflects the compensation Mr. Damon received due to proration of the effective date April 2023, based on an annual base salary of $460,000, rounded to the nearest thousandth.

Annual Incentive Bonus
The Company provides our executive officers with the opportunity to earn annual cash bonus awards pursuant to the Executive Bonus Plan (“EBP”), which are specifically designed to motivate our executive officers to achieve pre-established Company-wide goals set by the Board of Directors and, to a lesser degree, reward them for individual results and achievements in a given year.
The EBP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the EBP seeks to:
(i)    help attract and retain a high quality executive management team;
(ii)    increase management focus on challenging yet realistic goals intended to create value for shareholders;
(iii)    encourage management to work as a team to achieve the Company’s goals; and
(iv)    provide incentives for participants to achieve results that exceed Company goals.
Pursuant to the EBP, the annual cash bonus opportunities for our executive officers are approved on an annual basis by the Board of Directors. The Company goals, their relative weighting, and the relative weighting for each of the individual performance goals of the executive officers, if applicable, are also established by the Board of Directors at the beginning of the year, upon recommendation of the compensation committee, shortly after the Board of Directors has approved our annual operating plan.
Under the EBP, the Board of Directors has the discretion to determine the extent to which a bonus award will be adjusted based on an executive officer’s individual performance or such other factors as it may, in its discretion, deem relevant. An executive officer’s bonus award may be adjusted downward to zero by the Board of Directors based on a review of factors including individual performance. The Board of Directors is not required to set individual qualitative goals for a given year.
2023 Annual Bonus Incentive
The performance measures and related target levels for the 2023 EBP, which reflected performance requirements set at the start of the year in the Company’s annual operating plan, were developed by the compensation committee and approved by the Board of Directors at meetings held in February 2023. In the first quarter of 2023, the Board of Directors, on the recommendation of the compensation committee, set two shared quantitative goals applicable to all of the named executive officers (weighted 80%, collectively) and individual qualitative goals for each of our named executive officers (weighted 20%). All of our named executive officers participated in the 2023 EBP.
Quantitative Goals
The quantitative measures selected for the 2023 EBP were the 2023 achievement of financial targets in (i) Contribution ex-TAC,76 measured at constant currency, and (ii) Adjusted EBITDA, measured at constant currency at 2023 plan rates. These measures were selected by the Board of Directors because Contribution ex-TAC and Adjusted EBITDA are the key measures it uses to monitor the Company’s financial performance. In particular, our strategy focuses on maximizing the growth of our Contribution ex-TAC on an absolute basis over maximizing our near-term gross margin, as we believe this focus bui
76 Contribution ex-TAC is a non-GAAP financial measure of profitability.

lds sustainable long-term value for our business by fortifying a number of our competitive strengths, including access to advertising inventory, breadth and depth of data and continuous improvement of the Criteo AI Engine’s performance, allowing it to deliver more relevant advertisements at scale. In 2023 (as in 2018, 2019, 2021 and 2022), the Contribution ex-TAC measure and Adjusted EBITDA measure were given equal weight of 40% and 40%, respectively (collectively 80% for the quantitative goals). In setting the payout scale for both the Contribution ex-TAC portion and the Adjusted EBITDA portion of the quantitative goals, our compensation committee took into consideration the known and perceived challenges for the Company and the overall advertising technology industry for 2023, while remaining in line with market practices. The goals were set to be challenging, yet achievable. Finally, when determining quantitative performance, the Company's reported Contribution ex-TAC for 2023 is adjusted for EBP purposes by using the same exchange rate as was used to establish the Contribution ex-TAC targets in February 2023.
The payout scale on the Contribution ex-TAC portion of the quantitative goals determined in early 2023 was as follows, with Contribution ex-TAC growth measured, in each case, on a constant-currency basis:
•If 2023 Contribution ex-TAC was below $891 million, the payout on the Contribution ex-TAC portion of the qualitative goals would have been zero;
•If 2023 Contribution ex-TAC was between $891 million and the $990 million target, the payout on the Contribution ex-TAC portion of the quantitative goals would be between 50% and 100% of target;
•If 2023 Contribution ex-TAC was between the $990 million target and the $1,089 million stretch target, the payout on the Contribution ex-TAC portion of the quantitative goals would be between 100% and 150% of target;
•If Contribution ex-TAC growth was between the $1,089 million stretch target and the $1,139 million maximum target, the payout on the Contribution ex-TAC portion of the quantitative goals would be between 150% and 200% of target; and
•If Contribution ex-TAC growth was $1,139 million greater, our executives could achieve the maximum payout on the Contribution ex-TAC portion of the quantitative goals, which was 200%.
Viewed in terms of required year-over-year growth, the Contribution ex-TAC portion of the 2023 quantitative goals would require a minimum level of growth to receive any portion of this component of the annual cash bonus and 11.4% growth for a target level payout.

2022 Contribution ex-TAC* ($ millions)	2023 Contribution ex-TAC Targets*
	Threshold		Target		Stretch		Max
	Amount ($ millions)	Required Growth	Amount ($ millions)	Required Growth	Amount ($ millions)	Required Growth	Amount ($ millions)	Required Growth

889	891	0.2%	990	11.4%	1,089	22.5%	1,139	28.1%
*Presented in constant currency at 2023 plan rates. 2022 reported Contribution ex-TAC was $928.2 million.

The payout scale on the Adjusted EBITDA portion of the quantitative goals determined in early 2023 was as follows, in each case calculated on an absolute basis and excluding currency impacts:
•If 2023 Adjusted EBITDA was less than $238 million, the payout on the Adjusted EBITDA portion of the quantitative goals would have been zero;
•If 2023 Adjusted EBITDA was between $238 million and the $280 million target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 50% and 100% of target;
•If 2023 Adjusted EBITDA was between the $280 million target and the $322 million stretch target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 100% and 150% of target;
•If 2023 Adjusted EBITDA was between the $322 million stretch target and the $343 million maximum target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 150% and 200% of target; and
•If 2023 Adjusted EBITDA was $343 million or greater, our executives could achieve the maximum payout on the Adjusted EBITDA portion of the quantitative goals, which was 200%.

2023 Adjusted EBITDA Targets
Threshold	Target	Stretch	Max
Amount ($ millions)	Amount ($ millions)	Amount ($ millions)	Amount ($ millions)

238	280	322	343
The quantitative goals determined in early 2023 and the achievement levels for such goals were designed to ensure proper alignment between the 2023 EBP and the internal 2023 financial plan supporting the guidance that we published at the beginning of 2023.
The chart below sets forth the quantitative goals determined in early 2023 and the achievement levels for such goals, as well as actual Company performance for 2023 against which executive performance was measured.

		Payout Scale
Performance Measure	Weight	50%	100%	150%	200%	Actual	Bonus Factor Achievement	Plan Payout (Percent of Target)
2023 Contribution ex-TAC*	40%	$891 million	$990 million	$1,089 million	≥$1,139 million	$988 million*	99%	39.6%
2023 Adjusted EBITDA*	40%	$238 million	$280 million	$322 million	≥$343 million	$296 million	119%	47.6%
*Calculated on a constant currency basis and using the same exchange rate as was used to set the targets in February 2023. The Company's as reported constant currency Contribution ex-TAC was $1,025.7 million.
As shown above, year-over-year Contribution ex-TAC growth was 11.1% at constant currency, which resulted in a 99% payout for the Contribution ex-TAC portion of the quantitative goals, and Adjusted

EBITDA was $296 million, which resulted in a payout of 119% on the Adjusted EBITDA portion of the quantitative goals. This resulted in a total of 107% of the target bonus amounts to the 2023 EBP participants with 100% achievement of the qualitative goals discussed below.
Qualitative Goals
Pursuant to the EBP, the Board of Directors selected individual qualitative goals for each of the 2023 EBP participants that were aligned to strategic performance objectives for those individuals. The qualitative goals were weighted 20% of the target bonus opportunity, and this component is evaluated at the discretion of the Board of Directors. These qualitative goals for 2023 were determined for Ms. Clarken, Ms. Glickman and Mr. Damon in the first half of 2023 by the compensation committee with the intent to be rigorous and difficult to achieve. The qualitative goals for 2023 included: (i) for Ms. Clarken, delivering against our numbers, securing the retailers, becoming the Commerce Media DSP for agencies and brands, differentiating though enabling Commerce Audiences across our brands, building on our performance advantage, making Criteo the most recognized and trusted brand for Commerce Media, attracting and retaining world-class talent, and executing on our plan to reduce our environmental footprint of our activities and champion DEI across our industry; (ii) for Ms. Glickman, supporting delivery of the 2023 operating plan, delivering operational efficiencies, supporting and enabling our product strategy, supporting new deals signing, growing certain partnerships and relationships with clients, strengthening and automating processes and tools, including driving actions for integration and optimization processes and delivering an impactful story to attract and retain new quality investors; and (iii) for Mr. Damon, enabling and supporting operational efficiencies, delivering certain partnerships and relationships with clients, ensuring customer satisfaction through efficient client contracting and onboarding processes, supporting the product team in defining identity and strategy, supporting the business in executing identify and data use strategy, building and executing the Company's corporate development pipeline, driving long-term shareholder and stakeholder value, working towards ensuring that laws and their interpretation enable data driven innovation and online advertising, working towards ensuring that the open internet remains a vibrant and competitive ecosystem.
The compensation committee determined that the 2023 EBP participants exceeded the achievement of their respective qualitative objectives. The EBP, with Board of Directors approval, allows for over-achievement of qualitative objectives, provided that the total bonus cap of 200% of target is not exceeded, so individual payout results may vary based on individual performance outcomes. For the qualitative portion of the 2023 EBP (weighted 20% of the total EBP), the compensation committee recommended, and the Board of Directors approved, a 150% payout with respect to Ms. Clarken, a 150% payout with respect to Ms. Glickman, and a 200% payout with respect to Mr. Damon.

    2023 Annual Cash Bonus Payouts
    The Board of Directors approved annual incentive bonus awards for each of the named executive officers as follows:

Name	Bonus Target as % of Base Salary	Bonus Target ($)	Quantitative Goals Achievement (80%)	Qualitative Goals Achievement (20%)	Funding Multiplier as % of Target	Actual Payout Amount
Megan Clarken	100%	$665,068	107%	150%	116%	$768,819
Sarah Glickman	75%	$357,226	107%	150%	116%	$412,953
Ryan Damon	65%	$295,795	107%	200%	126%	$371,519

Long-Term Incentives
Long-term incentives in the form of equity awards represent an important tool for the Company to attract industry leaders of the highest caliber in the technology industry and to retain them for the long term. The majority of our named executive officers’ target total direct compensation opportunity is provided in the form of long-term equity awards. We use equity awards to align our executive officers’ financial interests with those of our shareholders by motivating them to drive the achievement of both near-term and long-term corporate objectives.
Starting in 2018, the Board of Directors, after careful review by the compensation committee, resolved to use RSUs and PSUs to provide long-term incentives to executive officers pursuant to the Company's 2015 Time-Based Restricted Stock Unit Plan and 2015 Performance-Based RSU Plan. Time-Based Restricted Stock Units (“RSUs”) and Performance-Based Restricted Stock Units (“PSUs”) provide an appropriate balance between addressing retention objectives and driving corporate performance. The Board of Directors grants our executive officers additional equity awards each year as part of our annual review of our executive compensation program. The eligibility for, size of, and mix of any additional equity awards to each of our executive officers are determined on a discretionary basis taking into account the following factors:
•each executive officer’s individual performance assessment, the results and contributions delivered during the year, as well as his or her anticipated potential future impact;
•delivering equity values that are competitive, yet reasonable, when compared to the equity values delivered by the companies in our peer group to their executives with similar responsibility;
•delivering equity award mixes that take into account our peer and broader market practices and key investor and investor advisor guidelines;
•the size and vesting schedule of existing equity awards in order to maximize the long-term retentive power of additional awards;
•the size of each executive officer’s total cash compensation opportunity;
•the Company’s overall performance relative to corporate objectives; and
•the Company’s projected overall equity pool for the year and impact on available share reserves.

Based on the foregoing factors, the Board of Directors, upon recommendation of the compensation committee, determined that the regular 2023 long-term incentive compensation to be granted to Ms. Clarken, Ms. Glickman and Mr. Damon should consist of an equal mix of RSUs and PSUs.
The table below sets forth the equity awards granted by the Board of Directors to our named executive officers in 2023:

Name	Shares Issuable Upon Vesting of PSUs Granted in 2023 (At Maximum)(1)	Shares Issuable Upon Vesting of RSUs Granted in 2023	Total Value of Equity Awards in 2023 (in thousands)(2)
Megan Clarken	172,161	114,774	$8,313
Sarah Glickman	69,900	46,600	$3,375
Ryan Damon	46,600	31,067	$2,250

(1) The amounts of PSUs set forth in this column show the amounts originally granted to our named executive officers, which represents the maximum possible achievement at 150% of target. As set forth in the section below, 114% of the target of Ms. Clarken’s, Ms. Glickman’s and Mr. Damon’s 2023 PSU awards were earned based on the level of performance achieved.

(2) The Board of Directors has standardized the pricing policy for all equity grants to an average of 45-trading-day closing price calculated on date of determination, the date of determination being five (5) trading days prior to the date on which the Board of Directors grants the equity award, provided that the fair market value should not be less or more than 10% of the closing price on the date of determination of the number of shares. The values shown are different from the grant date fair value of stock awards granted in 2023 as shown in the Summary Compensation Table, which is measured in accordance with the accounting standards of ASC Topic 718.

Performance Conditions and Vesting of PSU Grants
Our Ordinary Shares subject to the PSUs granted to the named executive officers are earned contingent upon the attainment of financial goals set by the Board of Directors. In 2023, Ms. Clarken, Ms. Glickman and Mr. Damon were granted, assuming full potential (150% of target), 172,161, 69,900 and 46,600 PSUs, respectively, in the first quarter and the Board of Directors set 2023 Contribution Ex-TAC, Free Cash Flow and Contribution Ex-TAC from New Solutions goals for this grant. Following a review of prevailing market practice with the advice of Compensia, our Board of Directors granted these awards with a maximum payout opportunity tied to maximum defined performance levels at 150% of target (i) to create a long-term incentive opportunity to reward over-performance and (ii) because any excess (unearned) portion of the grant will be recaptured (and returned to the equity pool) the following year well in advance of its vesting date. Below we have described the application of the 2023 financial goals that apply to Ms. Clarken’s, Ms. Glickman’s and Mr. Damon’s 2023 PSU grants.
Achievement in Contribution Ex-TAC, Free Cash Flow and Contribution Ex-TAC from New Solutions are important metrics used by the Board of Directors to measure the Company’s financial performance and creation of shareholder value given our current development stage, the significant growth opportunities ahead of us and the significant impact that high Contribution Ex-TAC, Free Cash Flow and Contribution Ex-TAC from New Solutions can have on the Company’s profitability and cash generation given the scalability of our operating model. As a result, given the increased focus that the Company is putting on optimizing the expense base and cash flow generation, as well as the increasing importance of New Solutions given the transformation of our industry, the compensation committee and Board of Directors determined that growth in these three metrics, with 25% weighting to each of Contribution Ex-TAC and Free Cash Flow and 50% weighting to Contribution Ex-TAC from New Solutions, was the appropriate performance measure for the 2023 PSU awards. Our compensation committee and

Board of Directors believe that setting a one-year performance measurement period remained appropriate for 2023 (although, as noted in “Shareholder Feedback, Responses and Actions” below, it was determined that part of the PSU opportunity will be based on longer, multi-year performance periods starting in 2024).
The following table sets forth the 2023 Contribution Ex-TAC goal for the 2023 PSU awards.

2023 Contribution Ex-TAC	Potential Percentage of PSUs Earned(1)(2)
<$891 million	0%
$891 million	50% (Threshold)
$990 million	100% (Target)
$1089 million	150% (Max)
(1) Achievement is linear for Contribution Ex-TAC between tranches, and paid to one decimal point. Achievements below the threshold and above the maximum are rounded up or down accordingly, and capped at 100%.
(2) Every $1 million above the target from Contribution Ex-TAC Non-retargeting Solutions metric below will be added to Contribution Ex-TAC to bring Contribution Ex-TAC to the target level, if it is otherwise below target. However, both Contribution Ex-TAC and Contribution Ex-TAC Non-retargeting Solutions will be capped at 100% payout.

The following table sets forth the 2023 Free Cash Flow goal for the 2023 PSU awards.

2023 Free Cash Flow	Potential Percentage of PSUs Earned(1)
<$104 million	0%
$104 million	50% (Threshold)
$130 million	100% (Target)
$169 million	150% (Max)
(1) Achievement is linear for Free Cash Flow between tranches, and paid to one decimal point. Achievements below the threshold and above the maximum are rounded up or down accordingly, and capped at 150%.
The following table sets forth the 2023 Contribution Ex-TAC from New Solutions goal for the 2023 PSU awards.

2023 Contribution Ex-TAC from New Solutions	Potential Percentage of PSUs Earned(1)
<$436 million	0%
$436 million	50% (Threshold)
$484 million	100% (Target)
$557 million	150% (Max)
(1) Achievement is linear for Contribution Ex-TAC Non-retargeting Solutions between tranches, and paid to one decimal point. Achievements below the threshold and above the maximum are rounded up or down accordingly, and capped at 150%.

Actual 2023 Contribution Ex-TAC, Free Cash Flow and Contribution Ex-TAC from New Solutions was $988 million, $153 million77 and $503 million, respectively, resulting in a 114% of target payout overall.
Our compensation committee and Board of Directors believe that a time-based vesting requirement for any earned PSUs is important to provide additional retention incentives and longer term alignment with our shareholders. The PSUs earned with respect to 2023 are subject to a four-year vesting schedule, with half of any earned PSUs vesting on the second anniversary of the grant date and the remainder vesting in eight equal quarterly installments thereafter, which quarterly vesting would be subject to the recipient’s continued employment with the Company. As a result, none of the PSUs granted to and earned by Ms. Clarken, Ms. Glickman or Mr. Damon for 2023 will vest until March 2025 at the earliest.
Vesting of RSU Grants
Our standard RSU grants have a four-year vesting schedule, with 50% of the award vesting on the second anniversary of the date of grant, and the remainder vesting in equal quarterly installments thereafter over the subsequent two-year period.
Share Ownership and Equity Awards
As discussed above, long-term incentive compensation in the form of equity awards is an important tool for the Company to attract industry leaders of the highest caliber in the global technology industry and to retain them for the long term. The majority of our named executive officers’ target total direct compensation opportunity is provided in the form of long-term equity awards. We use equity awards to align our executive officers’ financial interests with those of our shareholders by motivating them to assist with the achievement of both near-term and long-term corporate objectives.
As a result, each of our named executive officers accumulates substantial exposure to our stock price, which, when coupled with time- and performance-based vesting, we believe results in strong alignment of our executives’ interests with those of our shareholders. Furthermore, our insider trading policy prohibits short sales, trading in derivative instruments and other inherently speculative transactions in our equity securities by our employees and related persons.
Share Ownership Requirements
    On December 11, 2019, our Board of Directors adopted share ownership guidelines for our Section 16 executive officers, under which (i) our Chief Executive Officer is required to acquire and own securities in an amount equal to the lesser of (a) 200,000 shares or (b) five times her annual base salary and (ii) all other Section 16 executive officers are required to acquire and own securities in an amount equal to the lesser of (a) 45,000 shares or (b) two times their annual base salary. The Section 16 officers are required to meet the applicable ownership requirements within five years of becoming subject to them. If required share ownership is not satisfied within five years, the individual must retain 100% of any
77 Actual 2023 Free Cash Flow was measured with the exclusion of the CNIL fine payment of $43 million, for which such required payment was issued by the Company in the third quarter of 2023. This fine involved protracted litigation, and given the potential amount due and exact timing of payment were unclear at the beginning of 2023 and was thus not included in the Free Cash Flow targets that were established, the Board of Directors reserved discretion to adjust the targets based on actual Free Cash Flow impacts by the CNIL payment. The Board of Directors therefore exercised its discretion to exclude the CNIL payment from the results assessment. For more information on the CNIL matter, refer to Note 20, Commitments and Contingencies, of our 2023 Annual Report on Form 10-K.

shares resulting from exercised options or vested RSUs or PSUs, net of any amounts required to pay taxes and exercise prices, until the guidelines are met. These share ownership guidelines were revised on October 23, 2020 to remove their application to the chairperson of our Board of Directors because a separate share ownership guidelines for our non-employee directors was adopted, as further described below.
On October 23, 2020, our Board of Directors adopted share ownership guidelines for our non-employee directors (including the chairperson of our Board of Directors). For more details on the non-employee director share ownership guidelines, see “Director Compensation—Non-Employee Director Share Ownership Guidelines.”
In addition to these share ownership guidelines, our Board of Directors require that 1% of the shares resulting from the exercise of stock options or received upon the vesting of RSUs or PSUs by our chairperson (if applicable), Chief Executive Officer and Deputy Chief Executive Officers (“directeurs généraux délégués”) be held by such persons until the termination of their respective offices. For 2023, (i) Ms. Picard was the chairperson of our Board of Directors and (ii) Ms. Clarken was our Chief Executive Officer.
The table below shows the total exposure that each of our named executive officers had to Criteo’s stock as of March 31, 2024, including both vested and unvested equity awards.

Name	Ordinary Shares and ADSs (1)	Securities underlying option awards (2)	Securities underlying RSU and PSU awards (3)	Total
Megan Clarken	93,001	195,371	835,899	1,124,271
Sarah Glickman	121,347	—	330,249	451,596
Ryan Damon	43,653	16,845	233,197	293,695

		Total for all named executive officers:		1,869,562

(1) The amounts shown in this column reflect Ordinary Shares and ADSs owned by each of our named executive officers.
(2) The amounts shown in this column reflect stock options that have vested and are exercisable, as well as those that have not yet vested. For more information on grant dates, vesting schedules, exercise prices and expiration dates of option awards held by our named executive officers as of December 31, 2023, please see “Compensation Tables—Outstanding Equity Awards at 2023 Fiscal Year End.”
(3) The amounts shown in this column reflect outstanding RSUs and PSUs, whether or not vested or determined earned by the Board of Directors. For more information on the RSUs and PSUs held by each of our named executive officers as of December 31, 2023, please see “Compensation Tables—Outstanding Equity Awards at 2023 Fiscal Year End.” For more information applicable to PSU awards, please see “—Long-Term Incentive Compensation.”
Other Compensation Information
Employee Benefit Programs
Each of our executive officers is eligible to participate in the employee benefit plans available to our employees in the country in which they are employed, including medical, dental, group life and disability insurance, in each case on the same basis as other employees in such country, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.
Our retirement savings plan for U.S. employees is a tax-qualified 401(k) retirement savings plan (the “401(k) Plan”), pursuant to which all employees, including any named executive officer employed by our U.S. subsidiary (Criteo Corp.), are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Code. In 2023, we provided a 100% matching contribution on employee contributions up to the first 3% of eligible compensation and a 50% matching contribution for the next 2% of eligible compensation. Each of Ms. Clarken, Ms. Glickman and Mr. Damon participate on the same basis as our other eligible employees.
Perquisites and Other Personal Benefits
We provide limited perquisites to our named executive officers. For more information on the perquisites and other personal benefits provided to our named executive officers, please refer to footnote (8) to the Summary Compensation Table in “Executive Compensation – Compensation Tables” included elsewhere in this proxy statement.
Timing of Compensation Actions
Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year, and upon promotion or other changes in job responsibilities.
 Equity Grant Policy
We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information or any plan to reprice any outstanding option awards.
Short Sale and Derivatives Trading Policy
As noted in more detail above under the caption “Anti-Hedging/Pledging Policy,” our insider trading policy prohibits short sales, trading in derivative instruments and other inherently speculative transactions in our equity securities by our employees and related persons.
Executive Compensation Recovery (“Clawback”) Policy
We maintain a “clawback” policy, adopted by our Board of Directors in October 2023, which incorporates the requirements Rule 10D-1 under the Exchange Act, and the applicable Nasdaq listing standards. The clawback policy requires us to recoup erroneously awarded incentive-based compensation from current and former executive officers (as such term is defined in Rule 10D-1, for purposes of this section, a “Section 16 officer”) in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws. The clawback policy became effective with respect to incentive-based compensation received by such Section 16 officers on or after October 2, 2023.
Risks Related to Compensation Policies and Practices
As part of the Board of Directors’ risk oversight role, our compensation committee at least annually reviews and evaluates the risks associated with our compensation programs. The compensation committee has reviewed our compensation practices as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In making this determination, the compensation committee considered the following:

•the Company’s use of different types of compensation vehicles to provide a balance of short-term and long-term incentives with fixed and variable components;
•the granting of equity-based awards that are earned based on performance (in the case of executive officers) and subject to time-based vesting, which aligns employee compensation with Company performance, encouraging participants to generate long-term appreciation in equity values;
•the Company’s annual bonus determinations for each employee being tied to achievement of Company goals, which goals seek to promote retention on behalf of the Company and to create long-term value for our shareholders; and
•the Company’s system of internal control over financial reporting and code of business conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Shareholder Feedback, Responses and Actions
Our compensation programs and metrics remain directly tied to shareholder value creation. We provide shareholders the opportunity annually to vote to approve our executive compensation program on an advisory basis. Historically, our executive compensation programs have received strong shareholder support (averaging more than 94% in the three years prior to 2023). While the 2023 say on pay vote passed (approximately 86% of the votes cast were in favor), the support from our shareholders was lower than in prior years.
As a result, when we met with our shareholders as part of our regular engagement process, we sought feedback to determine how best to respond to the lower say on pay support.
One important piece of feedback we received from our shareholders was that our performance-based long-term incentive awards were measured solely based on internal financial objectives and did not include any external market-based objectives. Shareholders also recommended that we eliminate the repetition of Contribution ex-TAC as a performance goal in both our annual incentive program and long-term incentive program and extend the performance measurement period for our performance-based long-term incentive awards from one year to two and three years. We were also encouraged to review the equity holding requirement for our directors. We value highly the perspectives and insights of our shareholders and accordingly, following a review of market practice with Compensia, our compensation committee considered and adopted a number of changes to our executive compensation program relating to our long-term incentive awards for 2024 with our shareholders’ feedback in mind, as described below.

Certain changes to our 2024 Long-term Incentives
Introduction of TSR-Based PSUs
For 2024, we introduced new performance criteria for PSUs with an external market-based performance metric of relative total shareholder return (TSR) to the long-term incentive program for our named executive officers. The use of relative TSR as a metric for performance-based awards is well-aligned with market practice at our peers and other similarly situated technology companies. Along with the introduction of TSR-based PSUs, we also increased the relative portion of the long-term incentive awards granted to our named executive officers that are comprised of performance-based awards.

Specifically, we shifted our long-term incentive structure for our named executive officers from 50% time-based RSUs and 50% financial PSUs to the following:
–30% time-based RSUs, 35% financial PSUs and 35% TSR-based PSUs for Ms. Clarken; and
–40% time-based RSUs, 30% financial PSUs and 30% TSR-based PSUs for our Ms. Glickman and Mr. Damon.

Improvements to Financial PSUs
To eliminate the repetition of Contribution ex-TAC in both our annual incentive program and long-term incentive program, we also modified our 2024 financial PSUs to be determined based on a single performance metric that is critically important to our shareholders: Retail Media Contribution ex-TAC.

Performance Measurement Periods & Vesting of Performance-based Long-term Incentive Awards
Financial PSUs will retain a one-year performance period, and two-thirds will vest on the second anniversary of the grant date based on the performance assessed after year one; the remaining one-third will vest on the third anniversary of the grant date.
TSR-Based PSUs will be subject to an extended performance measurement period as follows: 50% vesting based on performance through the second anniversary of the grant date; the remaining 50% vesting based on performance through the third anniversary of the grant date.
Equity Holding Period for Directors

Finally, the holding period for the shares purchased on the open market with the equity attendance remuneration paid to our independent directors for that purpose under our Independent Director Compensation program will be extended from one year to two years to ensure a longer-term commitment behind each share so purchased.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
James Warner (Chair)
Edmond Mesrobian
Rachel Picard

COMPENSATION TABLES
Summary Compensation Table
The following Summary Compensation Table sets forth, for the three years ended December 31, 2023, 2022 and 2021, respectively, the compensation earned by (i) our principal executive officer, (ii) our principal financial officer, and (iii) our other executive officer, other than the principal executive officer and the principal financial officer, who was serving as of the end of the fiscal year (collectively, our named executive officers).

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)(4)(5)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Megan Clarken	2023	665,000	—	7,729,000	—	768,819	50,844	9,213,663
Chief Executive Officer	2022	650,000	—	6,075,000	—	292,500	46,202	7,063,702
	2021	650,000	—	7,815,000	—	1,040,000	68,644	9,573,644

Sarah Glickman (1)	2023	476,000	—	3,138,000	—	412,953	14,132	4,041,085
Chief Financial Officer	2022	461,000	—	2,392,000	—	174,375	11,400	3,038,775
	2021	450,000	—		—	529,875	11,400	991,275

Ryan Damon	2023	455,000	—	2,092,000	—	371,519	6,349	2,924,868
Chief Legal	2022	437,000	—	1,531,000	—	128,700	10,739	2,107,439
and Corporate Affairs Officer	2021	427,000	—	1,826,000	—	415,078	99,868	2,767,946

(1)    Ms. Glickman did not receive an additional equity grant in 2021 due to her initial inducement grant in late 2020.
(2)    All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. In 2021, compensation was calculated in Euro and converted into dollars for this presentation. In 2022 and 2023 all compensation calculations were in U.S. dollars. The average exchange rate used for the purpose of the Summary Compensation Table, and, unless otherwise noted, the supporting tables that follow, for the year ended December 31, 2021 is as follows:

Date	Euro to U.S. Dollar Conversion Rate
12/31/21	1.1326
(3)    The 2021 actual stock award values are approximately 45% greater than the intended targets values due to a difference in the 30-day stock price average used for conversion ($24.47) and the actual price on the grant date ($35.46).
(4)    The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of each award computed in accordance with ASC Topic 718. For information regarding the assumptions used in determining the fair value of awards granted in 2023, 2022 and 2021 please refer to Note 16, Note 15 and Note 20 (Share-based Compensation), respectively, of our Annual Reports on Form 10-K, each as filed with the SEC on February 23, 2024, February 24, 2023 and February 25, 2022, respectively.
(5)    The amounts reported in the “Stock Awards” column represent the grant date fair value of the PSU awards at target (100%), for all years shown, computed in accordance with FASB ASC Topic 718. Note, however, that the maximum PSU payout possible for years 2022 and 2023 is 150% of target. For 2023, this would represent maximum stock award values of $9,661,000 for Ms. Clarken, $3,923,000 for Ms. Glickman, and $2,615,000 for Mr. Damon.
(6)    The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amount of the cash incentive bonus earned by our named executive officers for performance for the three years ended December 31, 2023, 2022 and 2021 under the EBP. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus” for the discussion and analysis of the annual cash incentives earned by each named executive officer in respect of 2023.

(7)    The amounts reported in the “All Other Compensation” column for 2023 include the benefits set forth in the table below. The incremental cost to the Company is based on premiums paid, amounts reimbursed by the Company to the executive.

Named Executive Officer	Life Insurance and Disability Benefit Plan Contributions ($)(a)	Defined Contribution Plan Contributions ($)(b)	Tax Reimbursements ($)(c)	Tax Assistance ($)(d)
Megan Clarken	2,322	13,200	13,899	21,423
Sarah Glickman	932	13,200	—	—
Ryan Damon	1,242	—	2,607	2,500
(a)    Represents the cost of any life insurance and disability plan premium.
(b)    Represents the cost of our employer contributions to the 401(k) plan accounts of Ms. Clarken, Mr. Damon and Ms. Glickman, for those who elected to participate in our 401(k) plan.
(c)    Represents Company-paid taxes for items such as tax filing assistance.
(d)    Represents tax assistance to support filings related to trailing income from past international mobility or requirements triggered by working time spent in different countries.

Grants of Plan-Based Awards Table 2023
The following table sets forth the grants of plan-based awards to the named executive officers during the year ended December 31, 2023.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Megan Clarken	—	332,534	665,068	1,330,136	—	—	—	—	—	—	—
	2/23/2023	—	—	—	57,387	114,774	172,161		—	—	3,325,003
	2/23/2023	—	—	—	—	—	—	114,774	—	—	3,325,003
Sarah Glickman	—	178,613	357,226	714,452	—	—	—	—	—	—	—
	2/23/2023	—	—	—	23,300	46,600	69,900	—	—	—	1,350,002
	2/23/2023	—	—	—	—	—	—	46,600	—	—	1,350,002
Ryan Damon	—	147,897	295,795	591,590	—	—	—	—	—	—	—
	2/23/2023	—	—	—	15,534	31,067	46,600	—	—	—	900,011
	2/23/2023	—	—	—	—	—	—	31,067	—	—	900,011
(1) The amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represent each named executive officer’s annual cash incentive that could have been earned in respect of the annual cash incentive established in 2023 under the EBP. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus” for a discussion of the annual cash incentives earned by each named executive officer for 2023.

(2) The number of these PSUs that will be actually received by each named executive officer is determined in the following fiscal year. Of those PSUs actually received (or earned), 50% will vest on the two-year anniversary of the grant date, and the remainder will vest in equal portions at the end of each quarter during the two-year period thereafter.
(3) Represents the grant date fair value, measured in accordance with ASC Topic 718, of PSU awards and RSU awards made in 2023. Grant date fair values are calculated pursuant to assumptions set forth in Note 16 of our 2023 Annual Report on Form 10-K as filed with the SEC on February 23, 2024.

Executive Employment Agreements
We have entered into an offer letter agreement or employment agreement with each of the named executive officers, the material terms of which are described below. Each of the agreements with our named executive officers is for an indefinite term. The provisions of these arrangements relating to termination of employment are described under “Potential Payments Upon Termination or Change of Control” below. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program” for a discussion of the elements of compensation of each of the named executive officers for the year ended December 31, 2023.
Ms. Clarken
Criteo S.A. and Criteo Corp. entered into a management agreement with Ms. Clarken, dated as of October 2, 2019, as amended on November 22, 2019, in connection with her employment by Criteo Corp. The management agreement, as amended, provided that Ms. Clarken was entitled to receive an annual base salary of $650,000 and will be eligible to receive a target annual bonus opportunity equal to 100% of her base salary. Ms. Clarken’s remuneration is in respect of her role as Chief Executive Officer of our wholly-owned subsidiary, Criteo Corp.
Our Board of Directors determined that, for year ended December 31, 2023, Ms. Clarken would receive an annual base salary of $670,000 with no change to annual bonus opportunity percentage.
Ms. Glickman
We entered into an offer letter effective as of August 27, 2020, as amended on April 1, 2021 and March 16, 2022, with Ms. Glickman, our Chief Financial Officer. Pursuant to the offer letter, Ms. Glickman was entitled to receive an annual base salary of $450,000 and a target annual bonus opportunity equal to 75% of her annual base salary with a maximum annual bonus opportunity equal to 200% of her base salary.
Our Board of Directors determined that for year ended December 31, 2023, Ms. Glickman would receive an annual base salary of $480,000 with no change to annual bonus opportunity percentage.
Mr. Damon
    We entered into an employment agreement effective as of August 1, 2018, as amended on March 16, 2022, with Mr. Damon, our Chief Legal and Corporate Affairs Officer. Under the terms of his employment agreement, for the year ended December 31, 2018, Mr. Damon was entitled to receive an annual base salary of $415,000, and a target annual bonus opportunity that was initially equal to 50% of his annual base salary.
    Our Board of Directors determined that for year ended December 31, 2023, Mr. Damon would receive an annual base salary of $460,000 with no change to annual bonus opportunity percentage.

Outstanding Equity Awards at 2023 Fiscal Year End
The following table sets forth the number of securities underlying outstanding equity awards held by the named executive officers as of December 31, 2023.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Megan Clarken	12/11/19	195,371	—	16.61	12/11/29	0	0	—	—
	02/25/21	—	—	—	—	68,876	1,743,940	68,876	1,743,940
	02/24/22	—	—	—	—	156,132	3,953,262	156,132	3,953,262
	02/23/23					286,935	7,265,194	286,935	7,265,194
Sarah Glickman	10/23/20	—	—	—	—	55,162	1,396,702	55,162	1,396,702
	02/24/22	—	—	—	—	61,469	1,556,395	61,469	1,556,395
	02/23/23					116,500	2,949,780	116,500	2,949,780
Ryan Damon	10/25/18	16,845	—	19.84	10/25/28	0	0	0	0
	03/03/20	—	—	—	—	5,396	136,627	5,396	136,627
	02/25/21	—	—	—	—	16,091	407,424	16,091	407,424
	02/24/22	—	—	—	—	39,340	996,089	39,340	996,089
	02/23/23					77,667	1,966,528	77,667	1,966,528
(1) Refer to “Potential Payments upon Termination or Change of Control” below for circumstances under which the terms of the vesting of equity awards would be accelerated.
(2) The stock options will generally vest as to 25% of the grant on the first anniversary of the date of grant and in 16 equal quarterly installments thereafter, based on continued employment.
(3) The applicable exchange rate for the exercise price of the stock option and employee warrant awards shown in the Outstanding Equity Awards at Fiscal Year End table are as follows:

Date	Euro to U.S. Dollar Conversion Rate
10/25/18	1.1389
12/11/19	1.1077
(4) The PSUs will generally vest as to 50% of the earned amount on the second anniversary of the date of grant and in eight equal quarterly installments thereafter, based on continued employment. The PSUs for grant dates in 2023 are provided at the maximum possible payout at 150% of target.
(5) The RSUs will generally vest as to 50% on the two-year anniversary of the grant date, and the remainder will vest in eight equal quarterly installments thereafter.
(6) Determined with reference to $25.32, the closing price of an ADS on December 29, 2023.

Option Exercises and Stock Vested in 2023
The following table summarizes for each named executive officer the stock option exercises and shares vested from outstanding stock awards during the year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Megan Clarken	—	—	281,214	8,630,696
Sarah Glickman	—	—	55,164	1,657,261
Ryan Damon	—	—	57,016	1,785,969

Potential Payments upon Termination or a Change of Control
Individual Agreements
We have entered into employment arrangements and non-compete agreements, as described below, which require us to provide specified payments and benefits to certain of our named executive officers as a result of certain terminations of employment, including following a change of control. Each of the employment arrangements with our named executive officers, discussed above in “Executive Compensation—Compensation Tables—Executive Employment Agreements,” provide for severance, non-compete or change of control payments.
Ms. Clarken
Ms. Clarken’s employment agreement, as amended, provides for a potential severance payment in the event of certain terminations of employment with Criteo Corp. If Ms. Clarken’s office as Chief Executive Officer of Criteo Corp. is terminated by Criteo Corp. other than for Cause (as defined in her employment agreement) and other than due to her death or disability, or by Ms. Clarken for Good Reason (as defined in her employment agreement) (each, an “involuntary termination”), subject to Ms. Clarken’s execution of a general release of claims in favor of Criteo S.A. and Criteo Corp. and continued compliance with the restrictive covenants set forth in her protective covenants agreement, Ms. Clarken will be entitled to receive (i) a lump sum cash amount equal to the sum of (A) Ms. Clarken’s annual base salary rate as then in effect (without giving effect to any reduction in base salary amounting to Good Reason), (B) an annual bonus for the calendar year during which the involuntary termination occurs, calculated based on the annual bonus that would be paid to Ms. Clarken if her office had not terminated and if all performance-based milestones were achieved at the 100% level by both Criteo Corp. and Ms. Clarken, (C) all earned but unpaid bonus amounts for completed performance periods prior to the termination date (notwithstanding any requirement to remain in service through the payment date) and (D) up to $75,000 in reimbursement for certain expenses incurred by Ms. Clarken in connection with her relocation from Paris, France back to her home country, including airfare for Ms. Clarken and her spouse, and furniture and household goods moving expenses, (ii) the cost of COBRA premiums under Criteo Corp.’s group health insurance plans in the United States for the 12-month period following the termination date and (iii) continued vesting of outstanding unvested stock options, RSUs and PSUs as if Ms. Clarken remained in service for 12 months following the termination date (and in the case of PSUs, based on actual performance at the end of the applicable performance year, as determined by the board in its reasonable discretion). All vested stock options will remain exercisable by Ms. Clarken for the 12-month period following the termination date, or the earlier expiration of the stock option pursuant to its original terms.

If Ms. Clarken’s office as Chief Executive Officer of Criteo Corp. is terminated due to an involuntary termination within one year following a Change in Control (as defined in her employment agreement), subject to Ms. Clarken’s execution of a general release of claims in favor of Criteo S.A. and Criteo Corp. and continued compliance with the restrictive covenants set forth in her protective covenants agreement, Ms. Clarken will be entitled to receive immediate vesting of all outstanding unvested stock options, RSUs and PSUs based on achievement of the target level of performance, provided that no RSU or PSU granted within the one-year period prior to the date of Ms. Clarken’s termination will vest (but, in such event, any unvested RSUs or PSUs will continue to vest as if Ms. Clarken remained in service for up to 12 months following the termination date). All vested stock options will remain exercisable by Ms. Clarken for the 12-month period following the termination date, or the earlier expiration of the stock option pursuant to its original terms.
Any RSUs or PSUs that become vested pursuant to the terms of her employment agreement will be subject to a holding period until the second anniversary of the date of grant of the award, and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) Ms. Clarken no earlier than the expiration of the required holding period.
Ms. Glickman
Ms. Glickman’s offer letter, as amended, provides for a potential severance payment in the event of certain terminations of employment with Criteo Corp. If Ms. Glickman’s office as Chief Financial Officer of Criteo Corp. is terminated by Criteo Corp. other than for Cause (as defined in her offer letter), or by Ms. Glickman for Good Reason (as defined in her offer letter) (each, an “involuntary termination”), subject to Ms. Glickman’s execution of a general release of claims in favor of Criteo S.A. and Criteo Corp. and continued compliance with the restrictive covenants set forth in her protective covenants agreement, Ms. Glickman will be entitled to receive a lump sum cash amount (less all applicable withholdings) equal to the sum of (i) the product of (x) 12, if the termination date (as defined in her offer letter) is during the initial 12 months of her employment, or 6, if the termination date is after such initial 12 month period, and (y) her monthly base salary rate as then in effect, (ii) an amount equal to the product of (A) 100%, if the termination date is during the initial 12 months of her employment, or 50%, if the termination date is after such initial 12 month period and (B) her annual bonus target for the calendar year during which the termination occurs, calculated based on the bonus that would be paid to her if her employment had not terminated and if all performance-based milestones were achieved at the 100% level by both Company and Ms. Glickman and (iii) all bonus amounts earned for completed performance periods prior to the termination date but which otherwise remain unpaid as of the termination date. In addition, based on the conditions in the preceding sentence, Ms. Glickman will also be entitled to receive the cost of COBRA premiums under Criteo Corp.’s group health insurance plans in the United States and, if applicable, the cost of premiums for medical, dental, life insurance and disability insurance in France, in each case, until the earlier of (i) 12 months, if the termination date is during the initial 12 months of employment, or 6 months if the termination date is after the initial 12 months of employment and (ii) the first date her and her covered dependents become eligible for healthcare coverage under another employer’s plan.
If Ms. Glickman’s office as Chief Financial Officer of Criteo Corp. is terminated due to an involuntary termination within 12 months following a Change in Control (as defined in her offer letter), subject to Ms. Glickman’s execution of a general release of claims in favor of Criteo S.A. and Criteo Corp., Ms. Glickman will be entitled to receive immediate vesting of all outstanding unvested RSUs and PSUs based on achievement of the target level of performance, provided that no RSU or PSU granted within the one-year period prior to the date of Ms. Glickman’s termination will vest (but, in such event, any unvested RSUs or PSUs will continue to vest as if Ms. Glickman remained in service for up to 12 months following the termination date).

Any RSUs or PSUs that become vested pursuant to the terms of her offer letter will be subject to a holding period until the second anniversary of the date of grant of the award, and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) Ms. Glickman no earlier than the expiration of the required holding period.
Mr. Damon
Mr. Damon’s employment agreement provides for a potential severance payment in the event Mr. Damon is terminated by us without Cause or resigns with Good Reason (as such terms are defined in his employment agreement). In such an event, Mr. Damon will be entitled to receive, on the 60th day following the Termination Date (as defined in the employment agreement), a lump sum cash amount (less applicable withholdings) equal to the sum of (i) the product of (x) six (or in the event of a change of control (as defined in the employment agreement) and a subsequent involuntary termination within 12 months following the date of such change of control, 12), and (y) Mr. Damon’s monthly base salary rate as then in effect (without giving effect to any reduction in base salary amounting to good reason), (ii) an amount equal to the product of (x) 50% (or in the event of a change of control (as defined in the employment agreement) and a subsequent involuntary termination within 12 months following the date of such change of control, 100%) and (y) Mr. Damon’s annual bonus for the calendar year during which the termination occurs, calculated based on the bonus that would be paid to Mr. Damon if his employment had not terminated and if all performance-based milestones were achieved at the 100% level by both the Company and Mr. Damon, such bonus to be, solely for the purpose of defining severance benefits, and (iii) all bonus amounts earned for completed performance periods prior to the termination date but which otherwise remain unpaid as of the termination date.
In addition, in the event that Mr. Damon is terminated by us without Cause or resigns with Good Reason, in each case, upon or within 12 months following a change in control of the Company (as defined in the 2016 Stock Option Plan), his equity awards will accelerate and become exercisable as of his termination date, provided that the PSUs will vest in the amount that would become vested assuming achievement of the target level of performance, and provided further that in all instances the provisions of the Amended and Restated 2015 RSU Plan and the Amended and Restated 2015 PSU Plan which prohibit the acceleration or shortening of the minimum vesting period of one year will continue to apply, such that no RSUs or PSUs granted within the one-year period prior to the date of Mr. Damon’s termination will vest (but, in such event, any unvested RSUs or PSUs will continue to vest as if Mr. Damon remained in service for up to 12 months following the termination date).
Any RSUs or PSUs that become vested pursuant to the terms of Mr. Damon’s employment agreement will be subject to a holding period until the second anniversary of the date of grant of the award and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) Mr. Damon no earlier than the expiration of the required holding period.
Treatment Under Equity Plans
Stock Option Plans
Each of our 2012 Stock Option Plan, 2013 Stock Option Plan, 2014 Stock Option Plan and 2016 Stock Option Plan provides that in the event of a change of control of the Company (as defined in the plans), a successor corporation shall assume all outstanding options or substitute outstanding options with equivalent options or rights. Pursuant to the stock option plans, in the event that the successor corporation does not agree to assume or substitute outstanding options, the options will accelerate and become fully vested and exercisable upon the change of control.
Upon termination of an option holder’s employment with us, unless a longer period is specified in the notice of award or otherwise determined by the Board of Directors, a vested option will generally remain exercisable for 90 days following the option holder’s termination.

If, at the date of termination, the option holder is not entitled to exercise all of his options, the shares covered by the unexercisable portion will be forfeited and revert back to the applicable stock option plan.
Performance-Based Free Share (PSU) Plan
Pursuant to the terms of our Amended and Restated 2015 Performance-Based RSU Plan, in the event of a change of control of the Company, if a successor corporation does not agree to assume an unvested PSU award or substitute for the PSU award with an equivalent right, and the grant date of the PSU is at least one year prior to the date of the change of control, the restrictions and forfeiture conditions applicable to the PSU will lapse, and the PSU award will become vested prior to the consummation of the change of control, with any performance conditions being deemed to be achieved at target levels. If the grant date of the PSU award is less than one year prior to the date of the change of control of the Company and no such successor corporation agrees to assume or substitute an unvested PSU, the PSU will lapse.
In the event of a recipient’s death or disability (as defined in the Amended and Restated 2015 Performance-Based RSU Plan), an unvested PSU will vest automatically. In the event of a recipient’s retirement (as defined in the Amended and Restated 2015 Performance-Based RSU Plan), our Board of Directors has the discretion to determine whether some or all of the unvested PSUs will vest, subject to the limitations of the plan.
If an employee with outstanding PSUs terminates his employment, or we terminate the employee’s service with the Company or any of our affiliates, the employee’s right to vest in the PSUs under the Amended and Restated 2015 Performance-Based RSU Plan, if any, will terminate effective as of the date that such employee is no longer actively employed.
    Time-Based Free Share (RSU) Plan
Pursuant to the terms of our Amended and Restated 2015 Time-Based RSU Plan, in the event of a change in control (as defined in the 2015 Time-Based RSU Plan), if a successor corporation or a parent or subsidiary of the successor corporation does not agree to assume or substitute outstanding RSUs, and only if the RSUs were granted at least one year prior to the date of the change in control, the restrictions and forfeiture conditions applicable to the RSUs will lapse and the RSUs will be deemed fully vested prior to the consummation of a change in control.
In the event of a recipient’s death or disability (as defined in the Amended and Restated 2015 Time-Based RSU Plan), any unvested RSUs will vest automatically. In the event of a recipient’s retirement (as defined in the Amended and Restated 2015 Time-Based RSU Plan), our Board of Directors has the discretion to determine whether some or all of the unvested RSUs will vest, subject to the limitations of the plan.
If an employee with outstanding RSUs terminates his employment, or we terminate the employee’s service with the Company or any of our affiliates, the employee’s right to vest in the RSUs under the Amended and Restated 2015 Time-Based RSU Plan, if any, will terminate effective as of the date that such employee is no longer actively employed.

Estimated Potential Payments and Benefits
The following table estimates the potential amounts payable to our named executive officers in connection with certain terminations of their employment or a change of control of the Company, under the circumstances described in more detail above. The table reflects estimated amounts assuming that the termination of employment or other circumstance, as applicable, occurred on December 31, 2023. The actual amounts that would be paid upon a named executive officer’s termination of employment or a change of control can be determined only at the time of such event.

POTENTIAL PAYMENTS UPON TERMINATION OR FOLLOWING A CHANGE OF CONTROL
	Termination Without Cause				Termination Without Cause or Resignation by the Executive With Change of Control
Name	Severance Pay ($)	Accelerated Vesting of Equity Awards ($)	Continued Insurance Coverage ($)(1)	Total ($)	Severance Pay ($)	Accelerated Vesting of Equity Awards ($)(2)	Continued Insurance Coverage ($)(1)	Total ($)
Megan Clarken	$1,340,000	$6,833,809	$23,849	8,197,658	$1,340,000	$11,509,323	$23,849	12,873,172
Sarah Glickman	$420,000	$-	$17,241	437,241	$420,000	$4,265,413	$17,241	4,702,654
Ryan Damon	$379,500	$-	$34,481	413,981	$759,000	$3,113,555	$34,481	3,907,036

(1) Amount shown is based on full COBRA benefits continuation costs in the United States based on the current enrollment status of each executive.
(2) The value shown includes the value of equity awards held by the executive that would become vested under the applicable circumstances. The value of stock options, to the extent applicable, is based on the excess, if any, of $25.32, the closing price of an ADS on December 29, 2023, over the exercise price of such options, multiplied by the number of unvested stock options or employee warrants held by the executive that would become vested under the applicable circumstances. The amount shown represents the value of the equity awards that would vest upon a change of control under the additional assumption that outstanding equity awards are not assumed or substituted in the change of control transaction, as described above in the “Potential Payments Upon Termination or Change of Control—Treatment Under Equity Plans” narrative.

PAY RATIO DISCLOSURE
Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of our Chief Executive Officer to the median of the total annual compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that total compensation for Ms. Clarken, our Chief Executive Officer, for 2023 was $9,213,663, and the median of the total compensation of all of our employees (excluding Ms. Clarken) for 2023 was approximately $94,303. Accordingly, we estimate the ratio of Ms. Clarken’s total compensation for 2023 to the median of the total compensation of all of our employees (excluding Ms. Clarken) for 2023 to be approximately 98 to 1.
We selected December 31, 2023, which is a date within the last three months of fiscal 2023, as the determination date to identify our median employee. To find the median of the annual total compensation of all our employees (excluding Ms. Clarken), we used the amount of salary, wages, overtime and bonus from our payroll records as our consistently applied compensation metric. In making this determination, we annualized the compensation for those employees who were hired during fiscal 2023 as permitted under SEC rules. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology we used for Ms. Clarken’s annual total compensation in the Summary Compensation table for fiscal year 2023.
In accordance with SEC rules, we excluded all employees in certain non-U.S. jurisdictions that, in each case, constituted less than 0.69% of our total headcount. The excluded employees were located in Italy (24 employees), China (14 employees), the UAE (6 employees), Sweden (3 employees), Turkey (11 employees) and Netherlands (16 employees). The 74 excluded employees constituted 2.14% of our total number of 3,510 U.S. and non-U.S. employees as of December 31, 2023.

PAY VERSUS PERFORMANCE
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our "Compensation Discussion and Analysis".
The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other NEOs for each year from 2020 to 2023, compared to our total shareholder return (TSR) from December 31, 2019 through the end of each such year, and our net income and Adjusted EBITDA for each such year.

					Value of Initial Fixed $100 Investment Based On:

	Summary		Average Summary	Average		Peer Group
	Compensation	Compensation	Compensation	Compensation	Total	Total
Fiscal	Table Total	Actually Paid	Table Total	Actually Paid	Shareholder	Shareholder		Adjusted
Year	for PEO	to PEO	for non-PEO NEOs	to non-PEO NEOs	Return	Return	Net Income ($ millions)	EBITDA ($ millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$9,213,663	$8,037,540	$3,482,977	$2,911,501	$146.11	$130.27	$55	$302
2022	$7,063,702	$109,157	$2,573,107	$-84,334	$150.38	$79.37	$11	$267
2021	$9,573,644	$17,678,710	$1,879,611	$5,097,357	$224.29	$152.38	$138	$323
2020	$1,439,900	$2,535,044	$1,049,314	$919,486	$118.35	$161.36	$75	$251
(a) Megan Clarken has been our PEO since November 25, 2019.
(b) Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.
(c) Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the relevant rules as shown in the adjustment table below.

PEO
Prior FYE	12/31/2022
Current FYE	12/31/2023
Fiscal Year	2023
Summary Compensation Table Totals	$9,213,663
− Change in Pension Value and Above Market Non-Qualified Deferred Compensation	$—
− Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$-7,729,000
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$6,219,006
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$-970,870
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$1,304,741
− Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—
‘+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—
Compensation Actually Paid	$8,037,540

*The assumptions used for determining the fair values shown in this table are materially consistent with those used to determine the fair values disclosed as of the grant date of such awards.
(d) These amounts are the average of the total compensation paid to our NEOs other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-PEO NEOs in each year are listed in the table below.

Fiscal Year Position
Officer Name	2020	2021	2022	2023
Sarah Glickman	NEO	NEO	NEO	NEO
Ryan Damon	NEO	NEO	NEO	NEO
Dave Anderson	NEO	N/A	N/A	N/A
Benoit Fouilland	NEO	N/A	N/A	N/A

(e) These amounts are the average of compensation actually paid for our NEOs other than our PEO in each listed year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC's rules as shown in the table below, with the indicated figures showing an average of such figure for all NEOs other than our PEO in each listed year.

Average NEO
Prior FYE	12/31/2022
Current FYE	12/31/2023
Fiscal Year	2023
Summary Compensation Table Total	$3,482,977
− Change in Pension Value and Above Market Non-Qualified Deferred Compensation	$—
− Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(2,615,000)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$2,104,181
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(325,336)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$264,680
− Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—
‘+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—
Compensation Actually Paid	$2,911,501

*Note that the fair value assumptions shown with respect to footnote (c) apply to the figures in this table as well.
(f) Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.
(g) The peer group used is the Nasdaq Internet Index, as used in the Company's performance graph in our annual report. Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.
(h) The dollar amounts reported are the Company's net income reflected in the Company’s audited financial statements. The amounts reported for 2020, 2021, and 2022 have been updated to U.S. GAAP net income. The previous year’s disclosure reported net income available to shareholders.
(i) In the Company's assessment Adjusted EBITDA is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income) used by the company in 2023 to link compensation actually paid to performance. Adjusted EBITDA can be determined from net income by adding back financial income (expense), income taxes, depreciation and amortization, and adjusting to eliminate the impact of equity awards compensation expense, pension service costs, certain restructuring, integration and transformation costs, certain acquisition costs and a loss contingency related to a regulatory matter.

Description of Relationships Between Compensation Actually Paid and Performance
We believe the Company’s pay-for-performance philosophy is well reflected in the table above because the Compensation Actually Paid tracks well to the performance measures disclosed in such tables. The graphs below describe, in a manner compliant with the relevant rules, the relationship between Compensation Actually Paid and the individual performance measure shown.

Criteo S.A. Adjusted EBITDA vs. Compensation Actually Paid
$20
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
-$2
Compensation Actually Paid ($M)
$350
$300
$250
$200
$150
$100
$50
$0
Adjusted EBITDA ($M)
$2.54
$0.92
$17.68
$5.10
$0.11
($0.08)
$8.04
$2.91
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Adjusted EBITDA ($M)

Criteo S.A. & Peer TSR vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2019
$20
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
-$2
$240
$220
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$2.54
$0.92
$17.68
$5.10
$0.11
($0.08)
$8.04
$2.91
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
CRTO TSR
NASDAQ Internet Index

Criteo S.A. Net Income vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Net Income ($M)
$20
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
-$2
$160
$140
$120
$100
$80
$60
$40
$20
$0
($20)
$2.54
$0.92
$17.68
$5.10
$0.11
($0.08)
$8.04
$2.91
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Net Income ($M)

Tabular List of Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” the objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term shareholder value. The most important financial performance measures used by the Board of Directors for the most recently completed fiscal year to link compensation actually paid to our named executive officers to the Company’s performance are as follows (unranked):

Most Important Financial Performance Measures
Contribution ex-TAC
Adjusted EBITDA
Free Cash Flow
Contribution ex-TAC New Solutions

Société anonyme
Share capital of € 1,529,141.575
Registered Office: 32, rue Blanche, 75009 Paris
Registered under number: 484 786 249 R.C.S. Paris

RESOLUTIONS SUBMITTED TO THE COMBINED SHAREHOLDERS’ MEETING
OF JUNE 25, 2024

AGENDA

Agenda for the Ordinary Shareholders’ Meeting

1.renew the term of office of Ms. Megan Clarken as Director,

2.renew the term of office of Ms. Marie Lalleman as Director,

3.renew the term of office of Mr. Edmond Mesrobian as Director,

4.appoint Mr. Ernst Teunissen as Director,

5.renew RBB Business Advisors as statutory auditor,

6.non-binding advisory vote to approve the compensation for the named executive officers of the Company,

7.approve the statutory financial statements for the fiscal year ended December 31, 2023,

8.approve the consolidated financial statements for the fiscal year ended December 31, 2023,

9.approve the allocation of profits for the fiscal year ended December 31, 2023,

10.approve the agreements referred to in Articles L.225-38 et seq. of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Mr. Frederik van der Kooi),

11.authorize the Board of Directors to execute a buyback of Company stock in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code,

Agenda for the Extraordinary Shareholders’ Meeting

12.authorize the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code,

13.authorize the Board of Directors to reduce the Company’s share capital by cancelling shares acquired by the Company in accordance with the provisions of Article L. 225-208 of the French Commercial Code,

14.delegate authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock,

15.authorize the Board of Directors to grant time-based restricted stock units (“Time-Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, without shareholders' preferential subscription rights,

16.authorize the Board of Directors to grant performance-based restricted stock units (“Performance-Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, without shareholders' preferential subscription rights,

17.approve the maximum number of shares that may be issued or acquired pursuant to the sixteenth resolution of the Shareholders’ Meeting dated June 13, 2023 (authorization to grant options to purchase or to subscribe shares), the Fifteenth resolution herein (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) and the Sixteenth resolution herein (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries),

18.delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights,

19.delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights,

20.delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering (excluding offers covered by paragraph 1° of article L. 411-2 of the French Monetary and Financial Code), without shareholders' preferential subscription rights,

21.delegate authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without preserving shareholders’ preferential subscription rights pursuant to the Eighteenth resolution, the Nineteenth resolution and Twentieth resolution above (“green shoe”),

22.delegate authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise), without shareholders' preferential subscription rights, and

23.approve overall limits pursuant to the Eighteenth resolution to the Twenty-second resolution above.

TEXT OF THE RESOLUTIONS

RESOLUTIONS WITHIN THE AUTHORITY OF THE ORDINARY SHAREHOLDERS’ MEETING

First resolution
Renew the term of office of Ms. Megan Clarken as Director
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,
noting that the term of office of Ms. Megan Clarken expires at the end of this Shareholders’ Meeting, renews the term of office of Ms. Megan Clarken as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2025.

Second resolution
Renew the term of office of Ms. Marie Lalleman as Director
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,
noting that the term of office of Ms. Marie Lalleman expires at the end of this Shareholders’ Meeting, renews the term of office of Ms. Marie Lalleman as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2025.

Third resolution
Renew the term of office of Mr. Edmond Mesrobian as Director
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,
noting that the term of office of Mr. Edmond Mesrobian expires at the end of this Shareholders’ Meeting, renews the term of office of Mr. Edmond Mesrobian as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2025.

Fourth resolution
Appoint Ernst Teunissen as new Director
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,
appoints Ernst Teunissen as Director, in addition to the current members, for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2025.

Ernst Teunissen has already indicated that he accepts the directorship which has just been conferred and that he does not have a mandate in any another company that would prohibit him from accepting such duties.

Fifth resolution
Renew RBB Business Advisors as statutory auditors
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,
noting that the term of office of RBB Business Advisors as statutory auditor expires at the end of this Shareholders’ Meeting, renews the term of office of RBB Business Advisors as statutory auditor for a six fiscal-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2029.

Sixth resolution
Non-binding advisory vote to approve the compensation for the named executive officers of the Company
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,
approves, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion.

Seventh resolution
Approve the statutory financial statements for the fiscal year ended December 31, 2023
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the management report on the Company’s activities and accounts for the fiscal year ended December 31, 2023 and the report of the statutory auditors on the performance of their duties for this fiscal year, approves the statutory financial statements of the Company for the fiscal year ended December 31, 2023, which show profits amounting to €14,892,627 as well as the transactions reflected therein and summarized in these reports, and notes that the annual financial statements show neither excess depreciation and other non-deductible amortization, nor any sumptuary expenses referred to in Article 39-4 of the General Tax Code.

Eighth resolution
Approve the consolidated financial statements for the fiscal year ended December 31, 2023
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings,

having reviewed the management report for the Company and its subsidiaries for the fiscal year ended December 31, 2023 and the consolidated financial statements for that year, as well as the report of the statutory auditors thereon, approves the consolidated financial statements of the Company (prepared in accordance with IFRS) for the fiscal year ended December 31, 2023, as presented, as well as the transactions reflected therein and summarized in these reports.

Ninth resolution
Approve the allocation of profits for the fiscal year ended December 31, 2023
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,
having acknowledged that the profits for the fiscal year ended December 31, 2023 amount to €14,892,627 and that the legal reserve is fully allocated, decides to allocate the total profits to retained earnings.
It is noted that no dividends have been distributed for the last three fiscal years.

Tenth resolution
Approve the agreements referred to in Articles L.225-38 et seq. of the French Commercial Code (related party transactions)
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the special report of the statutory auditors concerning the agreements and undertakings referred to in Article L.225-38 of the French Commercial Code,
approves, in compliance with the provisions of article L. 225-40 of the French Commercial Code, the Indemnification Agreement entered into with Mr. Frederik van der Kooi, director, on June 14, 2023, the conclusion of which has been authorized by the Board of Directors on February 3, 2023.

Eleventh resolution
Authorize the Board of Directors to execute a buyback of Company stock in accordance with Article L. 225-209-2 of the French Commercial Code
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, the report of the independent expert designated in accordance with Articles R. 225-160-1 et seq. of the French Commercial Code and the statutory auditors’ special report, in accordance with Article L. 225-209-2 of the French Commercial Code, authorizes the Board of Directors to purchase shares of the Company under the conditions set forth in Article L. 225-209-2 of the French Commercial Code, decides that the purchase of these shares may be effected on one or more occasions, on the market or off market, including without limitation through an accelerated bookbuilding procedure (BB) or block trade, but this authorization shall however not be used by the Board of Directors during a public tender offer by a third-party, decides that the authorization may be used and the shares so purchased may be allocated:
-within two (2) years from their purchase date, as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, or,

-within one (1) year from their purchase date, to serve stock option plans, free share plans, profit sharing plans and other allocations to employees and officers of the Company and of its affiliates; or,
-within five (5) years of their purchase, to shareholders who notify the Company of their intention to acquire them at an offer to sell organized by the Company itself within three (3) months of each annual ordinary shareholders’ meeting, or
-to any further purpose as may be authorized by the law when this delegation shall be used by the Board of Directors, acknowledges that the maximum number of shares that may be purchased pursuant to this resolution for the purposes stated in this resolution shall at no time exceed 10% of the total number of shares of the Company outstanding, provided that if the shares are allocated as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, the maximum number of shares that may be purchased for that purpose shall at no time exceed 5% of the total number of shares of the Company outstanding, decides that all or part of the purchased shares, subject to the adoption of the Twelfth resolution below, can be cancelled under the terms and conditions set forth in the said resolution, acknowledges that any shares not used for the above mentioned purposes within the relevant time period will be automatically cancelled, it being specified that the Board of Directors shall be authorized to use the repurchased shares for any other purpose set forth above (within the relevant time period set forth above), decides to set the minimum purchase price per share (excluding fees and commissions) at $22.10, or the then euro equivalent on the date on which this authorization is used, and the maximum purchase price per share (excluding fees and commissions) at $46.82, or the then euro equivalent on the date on which this authorization is used, in accordance with the report by the independent expert pursuant to Article L. 225-209-2 of the French Commercial Code, with an overall cap of $286,377,620.12; subject to adjustments as necessary to reflect any relevant capital transactions (e.g. incorporation of reserves, allocation of free shares, stock splits or reverse stock splits) that might occur during the term of this authorization, decides that the purchase price per share under this authorization shall be set by the Board of Directors, grants full powers to the Board of Directors, with the option to sub-delegate powers to the Chief Executive Officer or, with the agreement of the latter, to one or more Deputy Chief Executive Officers (directeurs généraux délégués), to implement this authorization, place stock market orders, enter into all types of agreements as permitted by law, carry out any formalities, procedures and filings with the French Autorité des Marchés Financiers and other competent bodies, and, in general, do whatever is necessary.
This authorization is granted to the Board of Directors for a period of twelve (12) months from the date of this Shareholders’ Meeting, and supersedes the authorization for the same purpose granted by the Shareholders’ Meeting of June 13, 2023, provided that, if during the effective time of this authorization, the Company’s shares are admitted to trading on a regulated market or a multilateral trading facility within the meaning of the French Commercial Code, such authorization would automatically lapse.

RESOLUTIONS WITHIN THE AUTHORITY OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING
Twelfth resolution
Authorize the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the statutory auditors’ special report, authorizes the Board of Directors, in accordance with Article L. 225-209-2 of the French Commercial Code, to cancel, on one or more occasions, all or part of the shares repurchased by the Company and to reduce the share capital accordingly, such cancellations not to exceed 10% of the share capital of the Company in the aggregate per twenty-four month period, decides that any potential excess of the purchase price of the shares over their par value will be charged on any available reserve account, including the legal reserves, provided that such legal reserve is not less than 10% of the share capital of Company after the completion of the capital reduction, grants full powers to the Board of Directors, with the option to sub-delegate as provided by law, to carry out all acts, formalities or declarations necessary to finalize the capital reductions that could be achieved pursuant to this authorization and for the purposes of amending the Company's by-laws as a result.
This authorization is granted for a period of twelve (12) months from the date of this Shareholders’ Meeting and supersedes the authorization for the same purpose pursuant to the 13th resolution of the Shareholders’ Meeting of June 13, 2023.

Thirteenth resolution
Authorize the Board of Directors to reduce the Company’s share capital by cancelling the shares acquired by the Company pursuant to the provisions of Article L. 225-208 of the French Commercial Code
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the auditor’s report, acting in accordance with Articles L. 225-204 to L. 225-205 of the French Commercial Code,
authorizes the Board of Directors to carry out a share capital reduction not motivated by losses, on one or more occasions, up to a maximum amount of €152,914.15 by way of cancellation of a maximum of 6,116,566 Company’s shares with a par value €0.025 per share, acquired by the Company in accordance with Article L. 225-208 of the French Commercial Code, linked to purchase of options or free shares granted by the Company and became lapsed, decides that the Board of Directors is granted all powers, with the right of sub-delegation under the conditions provided by the law and under the conditions specified below, notably:
-in the event of the opposition of one or more creditors of the Company within the deadline for opposition from creditors, which will start to run from the filing of the minutes of the current shareholders’ meeting and of the minutes of the Board of Directors implementing the current authorization, take any appropriate measure, set up any security or execute any court decision ordering the lodging of guarantees or the reimbursement of debts,
-amend the Company’s by-laws accordingly and, more generally, do whatever is useful or necessary for the implementation of the current resolution, decides that this authorization is granted to the Board of Directors for a period of twelve (12) months from the date of this Shareholders’ Meeting and supersedes the authorization for the same purpose pursuant to the 14th resolution of the Shareholders’ Meeting of June 13, 2023 and shall not be used during a public tender offer by a third party.

Fourteenth resolution
Delegate authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock
The Shareholders' Meeting, acting under the conditions of quorum and majority required for the extraordinary shareholders' meetings, having reviewed the Board of Directors' report and the statutory auditors' report, in accordance with Articles L. 225-204 and L. 225-207 of the French Commercial Code,
authorizes the Board of Directors to decide, as appropriate, at its own discretion, to carry-out, in one or more times, one or more repurchases of shares (or ADS) within the limit of a maximum number of 12,233,132 shares of a nominal value of 0.025 euro for the purposes of cancelling them and resulting in the Company's share capital reduction not arising from losses, of a maximum nominal amount of €305,828.30, in accordance with the provisions of Article L. 225-207 of the French Commercial Code;
decides that the Board of Directors shall have all powers, with the right to sub-delegate, under the conditions laid down by the law, to implement this delegation in accordance with applicable law and the by-laws of the Company, and in particular to:
-set the final terms and conditions of the transaction, including in particular the number of shares to be repurchased and cancelled within the aforementioned limit and maximum repurchase price at $46.82 per share (or the equivalent in euros of this amount on the date of use of this delegation), i.e., a maximum aggregate amount of $572,755,240.24;
-in the event of opposition by one or more of the Company's creditors within the period of opposition by the creditors, which shall begin to run as from the filing at the Commercial Court registry of the present decision's minutes and of the Board of Directors' minutes implementing this delegation, take any appropriate measure, create any financial security or comply with any court decision ordering the creation of guarantees or the repayment of debts;
-make to all shareholders a buyback offer by the Company;
-in view of the results of the buyback offer, determine the final amount of the capital reduction and acknowledge the completion of the capital reduction;
-if applicable, decide to deduct the difference between the repurchase value of the shares acquired and the nominal of the cancelled shares from any available reserves and premium accounts, or from a retained earnings account;
-make any corresponding amendment to the Company's by-laws, and, in general, take any action and perform all formalities required to carry out this resolution;
decides that this authorization is granted to the Board of Directors for a period of eighteen (18) months from the date of this Shareholders' Meeting and supersedes the authorization for the same purpose pursuant to the 15th resolution of the Shareholders’ Meeting of June 13, 2023 and may not be implemented in the event of a public tender offer by a third party.

Fifteenth resolution
Authorize the Board of Directors to grant time-based restricted stock units (“Time-Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, without shareholders' preferential subscription right

The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings,

having reviewed the Board of Directors’ report and the Statutory Auditors’ report, authorizes, pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, the Board of Directors to make, on one or more occasions, at the times and on the terms it shall determine, a grant of Time-Based RSUs giving rights to ordinary shares either existing or to be issued by the Company, in favor of all, or certain of, the employees of the Company, or companies or economic interest groups ("groupements d'intérêt économique") in which the Company holds, directly or indirectly, at least 10% of the share capital or the voting rights at the date of grant of the relevant Time-Based RSUs, in France or abroad (taken together, the “Criteo Group”), as well as to the corporate officers listed in Article L. 225-197-1 II of the French Commercial Code (being, as of the date hereof, the chairwoman of the Board of Directors and the Chief Executive Officer).
decides that the total amount of shares with a par value of €0.025 per share, which may be granted at no consideration by the Board of Directors pursuant to this authorization shall be deducted from the overall limit set forth in the Seventeenth resolution below, and shall, in any case, not exceed the applicable limit set forth by French law of 15% of the share capital as of the date the Time-Based RSUs are granted by the Board of Directors, decides that the vesting period (the “Vesting Period”) for any grant of Time-Based RSUs pursuant to this authorization will be at least one year and that a minimum holding period of the shares delivered pursuant to the vesting of the Time-Based RSUs of one year from the vesting date shall apply to the grantees (the “Holding Period”), provided that the Board of Directors may reduce the duration of the Holding Period, or remove the Holding Period altogether, as long as it sets a total duration of at least two years for both periods (i.e., Vesting Period and Holding Period) taken together, decides, notwithstanding the above, that in the event of the disability of a grantee ranking in the second and the third of the categories referred to in Article L. 341-4 of the French Social Security Code, the Time-Based RSUs shall vest on the date of disability and that the shares underlying the Time-Based RSUs delivered to the disabled grantee will be freely transferable as from the date of their vesting, decides, notwithstanding the above, that in the event of the death of a grantee during the Vesting Period, the Time-Based RSUs shall be transferred to the heirs of the grantee and shares must be delivered at the date of the request duly made by his or her heirs of the grantee. The request for shares underlying the Time-Based RSUs shall be made within six months from the date of death of the grantee in compliance with Article L. 225-197-3 of the French Commercial Code, decides that the duration of the Vesting Period and the Holding Period will be set by the Board of Directors within the above mentioned limits, notes that, pursuant to the provisions of Article L. 225-197-1 of the French Commercial Code, when the grant involves shares to be issued, the shareholders’ preferential subscription rights to the newly issued shares will be automatically waived pursuant to this authorization; the corresponding share capital increase shall be definitively realized solely as a result of the vesting of the shares underlying the Time-Based RSUs to the grantees, notes that this decision entails, as necessary, waiver by the shareholders, in favor of the grantees, with respect to reserves, profits or premiums which, if applicable, will be used in the event of an issuance of new shares at the end of the Vesting Period, and grants to the Board of Directors all powers to:
-acknowledge the existence of sufficient reserves and, at each allocation, to wire from any reserves, premium or carried forward accounts to a restricted reserve account the amount necessary for the issuance of new shares to be delivered,
-determine the categories and the identity of the grantees of the allocations, as well as the number of Time-Based RSUs to be granted to each of them,
-set and, as the case may be, amend the conditions and, if applicable, the criteria of vesting of the Time-Based RSUs,
-acknowledge, either itself or through a representative, from time to time, the share capital increases as a result of the issuance of shares underlying the vested Time-Based RSUs, and proceed with the subsequent amendments of the by-laws of the Company,
-complete any share acquisitions that may be necessary for the delivery of Time-Based RSUs shares,

-adjust, if necessary, during the Vesting Period, the number of Time-Based RSUs granted resulting from any operation on the Company's share capital in order to ensure that the rights of the grantees are preserved, it being specified that the shares granted in application of these adjustments will be deemed granted on the same day as the Time-Based RSUs initially granted,
-take any action necessary to ensure that grantees comply with the Holding Period, if any
-and, generally, in accordance with applicable law, either itself or through a representative, take any action and execute any agreement that is necessary for the implementation of this authorization, decides that this authorization is granted to the Board of Directors for a period of thirty-eight (38) months from the date of this Shareholders’ Meeting, specifies, as appropriate, that this delegation, supersedes the authorization having the same purpose granted pursuant to the seventeenth resolution of the Shareholders’ Meeting dated June 13, 2023.
The Board of Directors will inform the Shareholders’ Meeting each year of the operations carried out within the framework of this resolution.

Sixteenth resolution
Authorize the Board of Directors to grant performance-based restricted stock units (“Performance-Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, without shareholders' preferential subscription right
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory Auditors’ report, authorizes, pursuant to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, the Board of Directors to make, on one or more occasions, at the times and on the terms it shall determine, a grant of Performance-Based RSUs giving rights to ordinary shares either existing or to be issued by the Company, in favor of (i) the corporate officers listed in Article L. 225-197-1 II of the French Commercial Code (being, as of the date hereof, the chairwoman of the Board of Directors and the Chief Executive Officer) and, as the case may be, (ii) certain named executive officers, members of executive management or employees, of the Criteo Group, as determined by the Board of Directors provided in, all cases, that they are employees of the Criteo Group, decides that the total amount of shares with a par value of €0.025 per share, which may be granted at no consideration by the Board of Directors pursuant to this authorization shall be deducted from the overall limit set forth in the Seventeenth resolution below, and shall, in any case, not exceed the applicable limit set forth by French law of 15% of the share capital as of the date a Performance-Based RSU is granted by the Board of Directors, decides that the acquisition of shares by the relevant grantees shall be expressly conditioned on the achievement of individual or company performance goals that will be set by the Board of Directors, potentially upon recommendation of the Compensation Committee, decides that the vesting period (the “Vesting Period”) for any grant of Performance-Based RSUs pursuant to this authorization will be at least one year and that a minimum holding period of the shares delivered pursuant to the vesting of the Performance-Based RSUs of one year from the vesting date shall apply to the grantees (the “Holding Period”), provided that the Board of Directors may reduce the duration of the Holding Period, or remove the Holding Period altogether, as long as it sets a total duration of at least two years for both periods (i.e., Vesting Period and Holding Period) taken together, decides, notwithstanding the above, that in the event of the disability of a grantee ranking in the second and the third of the categories referred to in Article L. 341-4 of the French Social Security Code, the Performance-Based RSUs shall vest on the date of disability and that the shares underlying the Performance-Based RSUs delivered to the disabled grantee will be fully transferable as from the date of their vesting, decides, notwithstanding the above, that in the event of the death of a grantee during the Vesting Period, the Performance-Based RSUs shall be transferred to the heirs of the grantee and shares must be delivered at the date of the request for vesting duly made by the heirs of grantee. The request for vesting of the Performance-Based RSUs shall be made within six months from the date of death of the grantee in compliance with Article L. 225-197-3 of the French Commercial Code, decides that durations of the Vesting Period and the Holding Period will be set by the Board of Directors within the above mentioned limits, notes that, pursuant to the provisions of Article L. 225-197-1 of the French Commercial Code, when the grant involves shares to be issued, the shareholders’ preferential subscription rights to the newly issued shares will be automatically waived pursuant to this authorization; the corresponding share capital increase shall be definitively completed solely as a result of the vesting of the shares underlying the Performance-Based RSUs to the grantees, notes that this decision entails, as necessary, waiver by the shareholders, in favor of the grantees, with respect to reserves, profits or premiums which, if applicable, will be used in the event of an issuance of new shares at the end of the Vesting Period, and grants to the Board of Directors all powers to:
-acknowledge the existence of sufficient reserves and, at each allocation, to wire from any reserves, premium or carried forward accounts to a restricted reserve account the amount necessary for the issuance of new shares to be granted,
-determine the categories and the identity of the grantees, as well as the number of Performance-Based RSUs to be granted to each of them,
-set and, as the case may be, amend the criteria, performance goals and, if applicable, other metrics for the vesting of the Performance-Based RSUs and the timeframe for the determination of whether such criteria, goals and metrics have been met,
-evaluate the achievement of the performance goals on which the vesting of the Performance-Based RSUs shall depend for some or all of the grantees, and add any conditions and criteria that it deems appropriate,
-acknowledge, from time to time, either itself or through a representative, the share capital increases as a result of the issuance of the shares underlying the vested Performance-Based RSUs, and proceed with the subsequent amendment of the by-laws of the Company,
-complete any share acquisitions that may be necessary for the delivery of Performance-Based RSUs,
-adjust, if necessary, during the Vesting Period, the number of Performance-Based RSUs granted resulting from any operation on the Company's share capital in order to ensure that the rights of the grantees are preserved, it being specified that the shares granted in application of these adjustments will be deemed granted on the same day as the Performance-Based RSUs initially granted,
-take any action necessary to ensure that grantees comply with the Holding Period, if any,
-and, generally, in accordance with applicable law, either itself or through a representative, take any action and execute any agreement that is necessary for the implementation of this authorization, decides that this authorization is granted to the Board of Directors for a period of thirty-eight (38) months from the date of this Shareholders’ Meeting, specifies, as appropriate, that this delegation, supersedes the authorization having the same purpose granted pursuant to the eighteenth resolution of the Shareholders’ Meeting dated June 13, 2023.
The Board of Directors will inform the Shareholders’ Meeting each year of the operations carried out within the framework of this resolution.

Seventeenth resolution
Approve the maximum number of shares that may be issued or acquired pursuant to the sixteenth resolution of the Shareholders’ Meeting dated June 13, 2023 (authorization to grant options to purchase or to subscribe shares), the Fifteenth resolution herein (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) and the Sixteenth resolution herein (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries)
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory Auditors’ reports, decides to set at 7,000,000 ordinary shares with a nominal value of €0.025 each, the maximum number of shares that:
-may be issued or acquired upon the exercise of options granted after this meeting under the 2016 stock option plan adopted by the Board on April 7, 2016 and approved by the annual shareholders’ meeting held on June 29, 2016, as amended from time to time (the “Amended 2016 Stock Option Plan”) pursuant to the sixteenth resolution of the Shareholders’ Meeting dated June 13, 2023, and

-may be acquired upon the vesting of the Time-Based RSUs granted under the 2015 time-based restricted stock units plan, adopted by the Board on July 30, 2015 and approved by the annual shareholders’ meeting held on October 23, 2015, as amended from time to time (the “Amended and Restated 2015 Time-Based Restricted Stock Units Plan”) and the performance-based RSUs granted under the 2015 performance-based restricted stock units plan, adopted by the Board on July 30, 2015 and approved by the annual shareholders’ meeting held on October 23, 2015, as amended from time to time (the “Amended and Restated 2015 Performance-Based Restricted Stock Units Plan”) pursuant to the Fifteenth resolution and the Sixteenth resolution above;
it being specified that (x) this global limit does not include any additional shares issued to preserve, in accordance with applicable legal and contractual provisions, the rights of any holder of securities or other rights giving access to shares of the Company and, (y) this limit does not apply to the number of shares issued, acquired or likely to be issued pursuant to options, warrants, founders warrants (BSPCE) and RSUs granted prior to this Shareholders' Meeting.

Eighteenth resolution
Delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory auditors’ report, acting in accordance with Articles L. 225-129, L. 225-129-2, L. 225-138 and L. 228-91 et seq. of the French Commercial Code,
grants to the Board of Directors the authority to decide, on one or more occasions, in the proportions and at the times it deems appropriate, both in France and abroad, to increase the number of authorized ordinary shares of the Company or any type of securities giving access, by any means, immediately and/or in the future, to the Company’s share capital (including without limitation, any bonds redeemable or convertible for ordinary shares and any warrants attached or not to ordinary shares or other types of securities), which securities may be issued in euros, a foreign currency or in any monetary units established by reference to several currencies at the option of the Board of Directors, to be paid in cash, including by way of set-off against receivables, decides that this authorization shall not be used during a public tender offer by a third party,

decides that the maximum nominal amount of the share capital increase, immediately or in the future, by virtue of the powers granted by the Annual General Shareholders’ Meeting to the Board of Directors pursuant to this resolution, may not exceed the global amount of €152,914.15. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to the adjustments to be carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the nominal amount of any share capital increase that may be carried out in application of this resolution will be deducted from the overall limit set forth in the Twenty-third resolution below, decides that the nominal amount of all debt securities giving access to the Company’s share capital to be issued pursuant to this authorization will not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency),
-this amount will be increased, if applicable, for any redemption premium above the nominal value,
-this amount will be deducted from the overall limit set forth in the Twenty-third resolution below,
-this limit does not apply to securities the issuance of which is decided or authorized by the Board of Directors in accordance with Article L. 228-40 of the French Commercial Code, decides to waive the shareholders’ preferential subscription rights attached to the shares and securities which will be issued and to restrict the persons eligible to subscribe for those shares and securities to which this resolution pertains to the following category of persons:
-any bank, investment services provider or member of a banking syndicate (underwriters) undertaking to ensure the completion of the share capital increase or of any issuance that could in the future lead to a share capital increase in accordance with the present delegation of authority;
take notes, as necessary, that the present delegation of authority automatically includes, for the benefit of the holders of the securities giving access to the Company’s share capital to be issued pursuant to this delegation, as applicable, express waiver by the shareholders of their preferential subscription right with respect to the ordinary shares to which such securities give right, decides that the issue price of the ordinary shares to be issued by virtue of the present delegation will be at least equal to the weighted average price of the American Depositary Shares representing the Company’s ordinary shares on the Nasdaq Global Market for the five trading days preceding the determination of the issue price, subject to a maximum discount of 10%, taking into account, if applicable, the difference in the dividend entitlement date of the shares, provided that (i) in the case of an issuance of securities giving access to the Company’s share capital, the issue price of the ordinary shares to be issued upon the exercise, conversion or exchange of such securities, may, as applicable, be set, at the discretion of the Board of Directors, by reference to a formula set by it and applicable after the issuance of the securities (for example, upon exercise, conversion or exchange) in which case the aforementioned maximum discount may be determined, if the Board of Directors deems appropriate, on the date of the application of the formula (and not on the date of the setting of the issue price), and (ii) the issue price of the securities giving access to the Company’s share capital issued by virtue of the present resolution, if any, will be such that the amount immediately received by the Company plus the amount likely to be received by it at the time of exercise or conversion of said securities, shall be, for each ordinary share issued as a consequence of the issue of said securities, at least equal to the minimum amount set forth above, specifies that this delegation is granted to the Board of Directors for a period of eighteen (18) months as from the date of the present Annual General Shareholders’ Meeting and supersedes all previous delegations for the same purpose, decides that the Board of Directors is granted all powers to implement, in accordance with provisions set forth in the law and the by-laws of the Company, the present delegation in order to, notably:

-determine the amount of the share capital increase, the issue price (provided that such price will be determined in accordance with the conditions set forth above), and the premium that may, if appropriate, be requested at the issuance;
-set the dates, terms and conditions of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued;
-determine the dividend eligibility date, which may be retroactive, for shares or securities giving access to the Company’s share capital to be issued and the method of payment;
-set the list of the beneficiaries within the above mentioned category of persons and the number of securities to be granted to each of them;
-in its sole discretion and whenever it deems it appropriate, charge the expenses and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution to the amount of the premium related to such increases and deduct therefrom the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each share capital increase;
-acknowledge completion of each share capital increase and make the corresponding amendments to the Company’s by-laws;
-in general, enter into any agreement, particularly to ensure the successful completion of the proposed issuances, take all measures and accomplish all formalities required for the issuance, for the listing and for any financial services relating to the securities issued by virtue of the present delegation, as well as pursuant to the exercise of the rights attached thereto;
-make any decisions relating to the admission of the shares or securities issued for trading on the Nasdaq Global Market.

Nineteenth resolution
Delegate authority to the Board of Directors to increase the Company’s share capital by way issuing ordinary shares or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights
The Annual General Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, after having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with the provisions of Articles L. 225-129 et seq. of the French Commercial Code, notably, Articles L. 225-129 to L. 225-129-6, L. 225-132, L. 225-133, L. 225-134, L. 228-91 and L. 228-92,
grants to the Board of Directors the authority to decide, on one or more occasions, in the proportions and at the times it considers appropriate, both in France and abroad, in euros, foreign currencies or any monetary unit calculated by reference to multiple currencies, for free or against consideration, to issue ordinary shares of the Company and any type of securities giving, by any means, immediately and/or in the future, access to the Company’s share capital, said shares conferring the same rights as existing shares, except for their dividend entitlement date, decides that the securities issued pursuant to this delegation may consist of debt securities or be related to the issue of such debt securities or permit the issue as intermediate securities, decides that the shareholders have, in proportion to the amount of their shares, a preferential right of subscription to the ordinary shares or securities to be issued, as the case may be, pursuant to this delegation, grants to the Board of Directors the power to grant to the shareholders the right to subscribe, subject to pro rata reduction (à titre réductible), to a greater number of shares than the number of shares to which they would be entitled to subscribe by irrevocable entitlement (à titre irréductible), proportional to the amount of shares they hold, and, in any event, within the limit of the number they request, decides that the maximum nominal amount of share capital increases to be completed, immediately or in the future, may not exceed the global amount €764,570.78. This limit is set without taking into account the par value of the ordinary shares to be issued, if applicable, in relation to adjustments carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the nominal amount of all issuances of debt securities giving access to the Company’s share capital to be completed will not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), it being specified that:
-this amount will be increased, if applicable, for any redemption premium above nominal value,
-this amount will be deducted from the overall limit set forth in Twenty-third resolution below,
-this limit does not apply to securities the issuance of which is decided or authorized by the Board of Directors in accordance with Article L. 228-40 of the French Commercial Code, decides that if the statutory and optional (if any) subscriptions do not result in the issuance being subscribed for in full, the Board of Directors, in accordance with the provisions set forth in the law and in the order of its choice, may use any or all of the rights referred to in Article L. 225-134 of the French Commercial Code, in particular it may:
-limit the issuance to the number of subscriptions, provided that the subscriptions reach at least three quarters of the issuance initially decided,
-freely allocate, at its own discretion to persons of its choice, all or part of the securities not subscribed for, and
-and, publicly trade all or part of the issued, but not subscribed securities, in France or abroad, decides that the issuance of warrants (bons de souscription d’actions, or warrants) of the Company may be performed by way of an offer to subscribe, but also by way of free allocation to the holders of existing shares, decides, in the case of free allocation of warrants (bons de souscription d’actions, or warrants), that the Board of Directors would have the possibility to decide that the allocation rights on fractional shares will not be tradeable and that the corresponding shares will be sold, takes note, as necessary, that the present delegation unconditionally and expressly waives, in favor of the holders of the securities to be issued giving access to the Company's share capital, if any, pursuant to the present delegation, express renunciation by the shareholders to their preferential subscription right to the ordinary shares to which those securities give right, specifies that the delegation is granted to the Board of Directors for a period of twenty-six (26) months as from the date of this Shareholders’ Meeting, and supersedes all previous delegation established for the same purpose, decides that the Board of Directors is granted all powers, with the right of sub-delegation under the conditions established by applicable laws and regulations, to implement, in accordance with applicable law and the Company’s by-laws, the present delegation in order to, notably:
-set the dates, conditions and modalities of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued, with or without premium,
-determine the amounts to be issued, the dividend entitlement date, which may be retroactive, of the shares or securities giving access to the Company’s share capital to be issued, the method of payment, and as the case may be, the terms of exercise of the right to exchange, conversion, reimbursement or allocation in any other manner of shares or securities giving access to the Company’s share capital,
-make any adjustment required in order to protect the interests of the holders of rights attached to the securities that shall be issued giving access to the Company’s share capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, and

-suspend, as necessary, the exercise of the rights attached to the securities for a maximum period of three months, decides that the Board of Directors may:
-in its sole discretion and whenever it deems it appropriate, charge the expenses, rights and fees generated by the share capital increases performed by virtue of the present delegation, to the total amount of the premium related to those transactions and withdraw, from the amount of such premium, the necessary amounts in order to bring the legal reserve to one-tenth of the new amount of the share capital after each increase,
-take any decision in relation to the admission of the securities issued hereby to trading on the Nasdaq Global Market, and,
-more generally, enter into any agreement, notably to successfully complete the proposed issuance of shares or securities, take all measures and carry out all formalities for the purpose finalizing the share capital increases that may be made pursuant to this delegation, as well as to carry out the corresponding amendment of the Company’s by-laws.

Twentieth resolution
Delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering (excluding offers covered by paragraph 1° of article L. 411-2 of the French Monetary and Financial Code), without shareholders’ preferential subscription rights
The Annual General Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with Articles L. 225-129 et seq. of the French Commercial Code, and notably, Articles L. 225-129 to L. 225-129-6, L. 225-135, L. 225-135-1, L. 225-136, L. 228-91 and L. 228-92,
grants to the Board of Directors the authority to decide to issue, by way of public offering (excluding offers covered by paragraph 1° of article L. 411-2 of the French Monetary and Financial Code), on one or more occasions, in the proportions and at the times it deems appropriate, both in France and abroad, in euros, foreign currencies or any monetary unit calculated by reference to multiple currencies, for free or against consideration, ordinary shares of the Company and/or any type of securities giving access, by any means, immediately and/or in the future, to ordinary shares of the Company, such shares conferring the same rights as existing shares, except for their dividend entitlement date, decides that this authorization shall not be used by the Board of Directors during a public tender offer by a third-party, decides that the securities issued pursuant to this delegation may consist of debt securities or be related to the issue of such debt securities or permit the issue as intermediate securities, decides to waive the shareholders’ preferential subscription right attached to the ordinary shares or securities issued by virtue of the present delegation, decides to allow the Board of Directors to grant, at its own discretion, to shareholders a priority subscription right on all or some of the issuances pursuant to this authorization under the terms and conditions set forth pursuant to Article L. 225-135 of the French Commercial Code, if, when the present delegation is used, the Company’s shares are admitted to trading on a regulated market (marché réglementé) within the meaning of the French Commercial Code. This priority subscription right will not give rise to the creation of negotiable rights, but may be exercised by irrevocable entitlement (à titre irréductible) or subject to pro rata reduction (à titre réductible), if the Board of Directors decides that it is appropriate, notes, as necessary, that the present delegation includes, in favor of the holders of the securities to be issued giving access to the Company's share capital, express waiver by the shareholders of their preferential subscription right with respect to the ordinary shares to which such securities give right, decides that the maximum nominal amount of the share capital increase that may be completed, immediately or in the future, by virtue of this resolution, may not exceed the global amount of €152,914.15. This limit is set without taking into account the par value of the ordinary shares to be issued, if applicable, in relation to adjustments carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides, in addition, that the nominal amount of any share capital increase that may be completed by virtue of the powers granted to the Board of Directors pursuant to this resolution will be deducted from the overall limit set forth in the Twenty-third resolution below, decides that the nominal amount of all issuances of debt securities giving access to the Company’s share capital that may be completed by virtue of this resolution will not exceed $500.000.000 (or the corresponding value of this amount for an issuance in a foreign currency), it being specified that:
-this amount will be increased, if applicable, for any redemption premium above nominal value,
-this amount will be deducted from the overall limit set forth in the Twenty-third resolution below,
-this limit does not apply to securities the issuance of which is decided or authorized by the Board of Directors in accordance with Article L. 228-40 of the French Commercial Code, decides that if the issuance of shares or securities referred to above is not subscribed for in full, the Board of Directors, in accordance with the provisions set forth in the law and in the order of its choice, may use any or all of the rights referred to in Article L. 225-134 of the French Commercial Code, in particular it may:
-limit the issuance to the number of subscriptions, provided that the subscriptions reach at least three quarters of the issuance initially decided,
-freely allocate, at its own discretion to persons of its choice, all or part of the securities not subscribed for, and
-publicly trade all or part of the issued but not subscribed-for securities, in France or abroad, decides that the issue price of the shares that may be issued by virtue of the present delegation will be determined by the Board of Directors and will be at least equal to the average of the weighted average price by volume of a share of the Company on the Nasdaq Global Market for the five trading days preceding the determination of the issue price, subject to a maximum discount of 10% (provided that, if, when the present delegation is used, the Company’s shares are admitted to trading on a regulated market recognized as such by the French Autorité des Marchés Financiers, the price will be determined in accordance with the provisions of Article L. 225-136-1 of the French Commercial Code), taking into account, if applicable, the difference in the dividend entitlement date of the shares and it being specified that the issue price of the securities giving access to capital to the Company’s share capital issued by virtue of the present delegation, if any, will be such that the amount immediately received by the Company plus the amount likely to be received by it at the time of exercise or conversion of said securities, shall be, for each ordinary share issued as a consequence of the issue of said securities, at least equal to the minimum amount set forth above, decides that this delegation is granted to the Board of Directors for a period of twenty-six (26) months as from the date of this Annual General Shareholders’ Meeting, and supersedes all previous delegation established for the same purpose, decides that the Board of Directors is granted all powers, with the right to sub-delegate in accordance with applicable law and regulations, to implement, in accordance with provisions set forth in the law and the Company’s by-laws, the present delegation in order to, notably:
-set the dates, terms and conditions of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued, with or without premium,
-determine the amounts to be issued, the dividend entitlement date, which may be retroactive, of the shares or securities giving access to the Company’s share capital to be issued, the method of payment, and where appropriate, the terms of exercise of the right to exchange, conversion, reimbursement or allocation in any other manner of shares or securities giving access to the Company’s share capital,
-make any adjustment required in order to protect the interests of the holders of rights attached to the securities that shall be issued giving access to the Company’s share capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions,
-and, suspend, as necessary, the exercise of the rights attached to the securities for a maximum period of three months, decides that the Board of Directors may:
-in its sole discretion and whenever it deems it appropriate, charge the expenses and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution to the amount of the premium related to such increases and deduct from this amount the necessary amounts in order to bring the legal reserve to one-tenth of the new amount of the share capital after each increase,
-make any decision in relation to the admission of the securities issued to trading on the Nasdaq Global Market in the United States of America, and, more generally,
-enter into any agreement, particularly to ensure the successful completion of the proposed issuances of shares or securities, take all measures and carry out all formalities for the purpose of finalizing the share capital increases that may be made pursuant to this delegation, as well as to carry out the corresponding amendment of the Company’s by-laws.

Twenty-first resolution
Delegate authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without preserving shareholders’ preferential subscription rights pursuant to the Eighteenth resolution, the Nineteenth resolution and the Twentieth resolution above (“green shoe”)
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory Auditors’ report, acting in accordance with Articles L. 225-129, L. 225-129-2, L. 225-135, L. 225-135-1 et seq., L. 228-91 and L. 228-92 of the French Commercial Code,
grants to the Board of Directors the authority to increase the number of shares or securities to be issued in the event of oversubscription, with or without preserving preferential subscription right, in connection with any increase of the share capital of the Company carried out pursuant to the Eighteenth resolution, the Nineteenth resolution and the Twentieth resolution above, in accordance with the conditions set forth in Articles L. 225-135-1 and R. 225-118 of the French Commercial Code (which, as of the date hereof, permits the issuance of shares or securities at the same price as the initial issuance and up to a limit of 15% of the amount of the initial issuance, within thirty days of the closing date of the initial subscription), such shares conferring the same rights as existing shares, except for their dividend entitlement date, decides that:
-the nominal amount of any share capital increase carried out pursuant to the Nineteenth resolution above that may be thus increased in application of this resolution may not exceed €764,570.78, and
-the nominal amount of any share capital increase carried out pursuant to the Eighteenth resolution and to the Twentieth resolution above that may be thus increased in application of this resolution will be deducted from the overall limit set forth in the Twenty-third resolution below, decides that the present delegation is granted to the Board of Directors for a period of twenty-six (26) months as from the date of this Shareholders’ Meeting,

decides that the Board of Directors is granted all powers, with the right to sub-delegate in accordance with applicable law and regulations, to implement, in accordance with applicable law and the Company’s by-laws, the present delegation in order to, notably:
-set the dates, terms and conditions of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued, with or without premium,
-determine the amounts to be issued, the dividend determination date, which may be retroactive, of the shares or securities giving access to the Company’s share capital to be issued, the method of payment, and as applicable, the terms of exercise of the right to exchange, conversion, reimbursement or allocation in any other manner of the securities giving access to the Company’s share capital,
-make any adjustment required in order to protect the interests of the holders of rights attached to the securities giving access to the Company’s share capital that shall be issued, in accordance with legal and regulatory requirements as well as applicable contractual provisions, and
-suspend, as necessary, the exercise of the rights attached to the securities for a maximum period of three months, decides that the Board of Directors may:
-in its sole discretion and whenever it deems it appropriate, charge the expenses and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution, to the amount of the premium related to such increases and deduct there from the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each share capital increase,
-take any decision in relation to the admission of the securities issued to trading on the Nasdaq Global Market, and
-more generally, enter into any agreement, in particular to ensure the successful completion of the proposed issuance of shares or securities, take all measures and carry out all formalities for the purpose of finalizing the share capital increases that may be made pursuant to this delegation, as well as to make the corresponding amendment of the Company’s by-laws.

Twenty-second resolution
Delegate authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d’épargne d’entreprise), without shareholders' preferential subscription right
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with Articles L. 225-129 et seq. and L. 225-138-1 of the French Commercial Code and Article L. 3332-1 et seq. of the French Labor Code,
grants to the Board of Directors the authority to issue, on one or more occasions in the proportions and at the times it deems appropriate, ordinary shares or any type of securities giving access, by any means, immediately and/or in the future, to the Company’s ordinary shares reserved for participants in a savings plan of the Company or, as applicable, of French or foreign companies affiliated with the Company according to Article L. 225-180 of the French Commercial Code and Article L. 3344-1 of the French Labor Code,
decides that the maximum nominal amount of the increase in share capital that may be completed pursuant to this resolution may not exceed €45,874.24. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to the adjustments to be carried out in order to protect the rights of holders of securities or other rights giving access to shares, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the total nominal amount of debt securities issued giving access to the Company’s share capital that may be issued pursuant to this resolution shall not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), will be deducted from the overall limit set forth in the Twenty-third resolution below, decides that the nominal amount of any share capital increase that may be carried out in application of this resolution will be deducted from the overall limit set forth in the Twenty-third resolution below, specifies that this delegation is granted to the Board of Directors for a period of eighteen (18) months as from the date of the present Shareholders’ Meeting, decides that the issue price of the new shares or securities giving access to the Company’s share capital will be determined by the Board of Directors in accordance with Articles L. 3332-18 to L. 3332-23 of the French Labor Code,
decides to waive, for the benefit of the participants in a savings plan, the shareholders’ preferential subscription rights to the shares or securities giving access by any means, immediately or in the future, to ordinary shares to be issued according to this resolution, decides that the Board of Directors is granted full powers to implement the present delegation, with the right to sub-delegate in accordance with the conditions set forth in applicable laws and regulations, particularly in order to, without limitation:
-decide that the subscriptions may be completed directly or through employee shareholding funds, or any other structure or entity permitted by applicable laws or regulations;
-set the dates, terms and conditions of any issuance pursuant to the present resolution, and, set the opening and closing dates of the subscriptions, the dividend entitlement date, the method of payment for shares and other securities giving access to the Company’s share capital, and to set the deadline for the payment for shares and, as applicable, other securities giving access to the Company’s share capital;
-to apply for the admission to trading of the securities issued, record the completion of the share capital increases and to subsequently amend the Company’s by-laws, to carry out, directly or through an assignee, all transactions and formalities related to the share capital increases and, to charge the expenses of the share capital increases to the amount of the premiums related to such increases, and deduct therefrom the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each increase.

Twenty-third resolution
Approve the overall limits pursuant to the Eighteenth resolution to the Twenty-second resolution above
The Annual General Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory Auditors’ report, decides that:
-the global nominal amount of the share capital increases which may be completed pursuant to the Eighteenth resolution, the Twentieth resolution, the Twenty-first resolution and the Twenty-second resolution above may not exceed €152,914.15. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to adjustments to be carried out in order to protect the rights of holders of securities or other rights giving access to shares of the Company, in accordance with legal and regulatory requirements as well as applicable contractual provisions,
-the global nominal amount of the debt securities that may be issued pursuant to the delegations granted pursuant to the Eighteenth resolution, the Nineteenth resolution, the Twentieth resolution and the Twenty-second resolution above shall not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency).

--ooOoo--